           As Filed with the Securities and Exchange Commission on July 20, 2001
                                                  Registration No. 333-63236



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             _____________________


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            ______________________

                           ESB Financial Corporation
            ------------------------------------------------------
            (Exact Name of Registrant as Specified in Its Charter)


          Pennsylvania                           6035                        25-1659846
---------------------------------      ----------------------------      ------------------
(State or Other Jurisdiction of        (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)            Classification Code Number)       Identification No.)


                           ESB Financial Corporation
                              600 Lawrence Avenue
                       Ellwood City, Pennsylvania 16117
                                (724) 758-5584
  ---------------------------------------------------------------------------
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of


                   Registrant's Principal Executive Offices)

                             ________________________


                             Charlotte A. Zuschlag
                     President and Chief Executive Officer
                           ESB Financial Corporation
                              600 Lawrence Avenue
                       Ellwood City, Pennsylvania 16117
                                (724) 758-5584
 ------------------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  Copies To:

       Raymond A. Tiernan, Esq.                      Johanna C. Guehl, Esq.
       Kenneth B. Tabach, Esq.                         Brabender & Guehl
Elias, Matz, Tiernan & Herrick L.L.P.               Suite 110, Manor Oak II
       734 15/th/ Street, N.W.                         1910 Cochran Road
       Washington, D.C.  20005                      Pittsburgh, Pennsylvania
            (202) 347-0300                               (412) 571-2900

                        ________________________________

     Approximate Date of Commencement of the Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


                              CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------
 TITLE OF EACH                          PROPOSED           PROPOSED
   CLASS OF             AMOUNT           MAXIMUM           MAXIMUM             AMOUNT OF
 SECURITIES TO          TO BE           OFFERING          AGGREGATE          REGISTRATION
 BE REGISTERED      REGISTERED (1)   PRICE PER UNIT   OFFERING PRICE (2)        FEE (2)
--------------      --------------   --------------   ------------------   ----------------
Common stock,       226,400 shares         N/A                 $2,473,027        $618.26(3)
 $.01 par value

____________________

(1) This registration statement covers the maximum number of shares of the registrant's common stock expected to be issued upon consummation of the merger of WSB Holding Company with and into the registrant, pursuant to the agreement and plan of reorganization, dated as of May 16, 2001, by and between WSB Holding Company and the registrant.

(2) The registration fee has been computed in accordance with Rule 457(f) under the Securities Act of 1933, based on $16.00, the average of the bid and ask prices for a share of common stock of WSB Holding Company, as reported on the over-the-counter market on June 12, 2001, multiplied by 324,504, the maximum number of shares of WSB Holding Company common stock to be exchanged in the merger, including shares issuable upon the exercise of outstanding stock options, reduced by $2,719,037, the amount of cash to be paid by the registrant for such shares.


(3)  Previously paid.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    _______________________________________

                              WSB HOLDING COMPANY
                               807 Middle Street
                        Pittsburgh, Pennsylvania 15212

                    _______________________________________


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 30, 2001



     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of WSB Holding Company will be held on Thursday, August 30, 2001, at 4:30 p.m., eastern time, at the branch office of Workingmens Bank located at 5035 Curry Road,
Pittsburgh, Pennsylvania.   A proxy statement/prospectus and proxy card for the
special meeting are enclosed.


     The special meeting will be held for the purpose of considering and voting upon the following matters:

     1. The approval and adoption of an agreement and plan of reorganization, dated as of May 16, 2001, by and between ESB Financial Corporation and WSB Holding Company pursuant to which WSB will merge into ESB and each outstanding share of WSB common stock will be converted into the right to receive $17.10 in cash or ESB common stock at the election of the holder, subject to the election, allocation and proration procedures set forth in the reorganization agreement; and

     2. Such other business incident to the conduct of the special meeting as may properly come before the special meeting and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the reorganization agreement.


     The board of directors of WSB Holding Company has established July 16, 2001 as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting and at any adjournment or postponement thereof. Only record holders of WSB Holding Company common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement thereof.


     The board of directors of WSB Holding Company unanimously recommends that you vote "For" the proposal to approve the reorganization agreement.

     It is important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible.

                                   By Order of the Board of Directors,



                                   Johanna C. Guehl
                                   Secretary

Pittsburgh, Pennsylvania


July 26, 2001


Important: the prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the special meeting. Please complete, sign and date the enclosed proxy and promptly mail it in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement/prospectus at any time before it is exercised.

           Please do not send in any stock certificates at this time.

                    _______________________________________

                              WSB HOLDING COMPANY
                                PROXY STATEMENT

                    _______________________________________

                    PROSPECTUS OF ESB FINANCIAL CORPORATION
                    _______________________________________


     The boards of directors of WSB Holding Company and ESB Financial Corporation have agreed on a merger of WSB and ESB. We believe the combined company will be an effective competitor on many fronts in its Pennsylvania market area, with total assets of approximately $1.3 billion and stockholders' equity of approximately $71 million. We are convinced that this merger will position our two companies to grow and flourish as the financial services business evolves and consolidates. As a result of the merger, each share of WSB common stock that you hold will be converted automatically into the right to receive either $17.10 in cash or shares of ESB common stock, as described under "Summary-Merger Consideration" on page 2. The total consideration to all stockholders is payable 51% in ESB common stock and 49% in cash. It is intended that the exchange of ESB common stock be tax-free, except for the receipt of cash in the transaction.


     We cannot complete the merger unless we receive the affirmative vote of at least a majority of the WSB common stock voting at the meeting. Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy card will be counted as a vote in favor of the merger.

     The date, time, and place of the meeting are as follows:


          Thursday, August 30, 2001, 4:30 p.m., eastern time, at the branch office of Workingmens Bank located at 5035 Curry Road, Pittsburgh, Pennsylvania



     This document provides you with detailed information about this meeting and the proposed merger. You also can get information about our company and ESB from publicly available documents that our company and ESB have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully, including the section on Risk Factors that begin on page
11.


     We strongly support the combination of WSB and ESB and we strongly urge that you vote in favor of the merger.

                                          Sincerely,


                                          Robert D. Neudorfer
                                          President and Chief Executive Officer

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the proxy statement/prospectus. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any governmental agency.

                    _______________________________________

     WSB's common stock is traded on the OTC Bulletin Board and ESB's common stock is traded on the Nasdaq Stock Market, National Market System. The trading symbol for the WSB common stock is "WSBH." The trading symbol for the ESB common stock is "ESBF."


     This proxy statement/prospectus is dated and was first mailed to WSB stockholders on July 26, 2001.

                     REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about ESB and WSB from documents that may not be included in or delivered with this document. You can obtain documents incorporated by reference not otherwise accompanying this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

     ESB Financial Corporation               WSB Holding Company
     600 Lawrence Avenue                     807 Middle Street
     Ellwood City, Pennsylvania 16117        Pittsburgh, Pennsylvania 15212
     Attention: Frank D. Martz               Attention: Johanna C. Guehl
     (724) 758-5584                          (412) 231-7297


     You will not be charged for any of these documents that you request. If you would like to request documents, please do so by August 16, 2001 in order to receive them before the special meeting.


     Accompanying this proxy statement/prospectus are ESB's 2000 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and WSB's 2000 Annual Report to Stockholders and Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001.


     See "Where You Can Find More Information" on page 48.

                               TABLE OF CONTENTS
                               -----------------


                                                                                                                  Page
                                                                                                                  ----
SUMMARY........................................................................................................     1
  The Parties to the Merger....................................................................................     1
  The WSB Stockholders' Meeting................................................................................     1
  Who Can Vote at the Special Meeting; What Vote is Required for Approval of the Reorganization Agreement......     1
  The Merger...................................................................................................     2
  Merger Consideration.........................................................................................     2
  Manner of Payment............................................................................................     2
  When and How to Choose the Method of Payment for Your Shares.................................................     2
  Tax Consequences for WSB Stockholders........................................................................     3
  WSB has Given ESB an Option to Purchase Shares of WSB Common Stock...........................................     3
  The Directors and Officers of WSB have Entered into a Stockholders Agreement with ESB to Vote for the
    Reorganization Agreement...................................................................................     3
  You have Dissenters' Rights in the Merger....................................................................     3
  Accounting Treatment of the Merger...........................................................................     3
  Interests of WSB's Directors and Officers in the Merger that are Different from Your Interests...............     3
  Differences in the Rights of ESB's and WSB's Stockholders....................................................     4
  Our Reasons for the Merger...................................................................................     4
  Our Recommendation to Stockholders...........................................................................     4
  The Consideration is Fair to Stockholders According to WSB's Financial Advisor...............................     4
  What We Need to Do to Complete the Merger....................................................................     4
  Terminating the Reorganization Agreement.....................................................................     4
  Amending Provisions of the Reorganization Agreement..........................................................     5
COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION........................................................     5
SELECTED PRO FORMA CONSOLIDATED COMPARATIVE PER SHARE DATA.....................................................     6
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ESB.........................................................     7
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WSB.........................................................     9
RISK FACTORS...................................................................................................    11
FORWARD-LOOKING STATEMENTS.....................................................................................    12
THE SPECIAL MEETING............................................................................................    13
  Date, Time and Place; Purpose of Special Meeting.............................................................    13
  Recommendation of the WSB Board..............................................................................    13
  Who Can Vote on Matters Addressed in this Document...........................................................    13
  Voting and Solicitation of Proxies...........................................................................    13
  Vote Required................................................................................................    14
  Solicitation of Proxies......................................................................................    14
THE MERGER.....................................................................................................    14
  Parties to the Merger........................................................................................    14
  General......................................................................................................    15
  Background of the Merger.....................................................................................    15
  WSB's Reasons for the Merger; Recommendation of the WSB Board of Directors...................................    17
  Opinion of  WSB's Financial Advisor..........................................................................    18
  WSB Stockholders Will Receive Shares of ESB Common Stock and/or Cash for Each WSB Share......................    22
  Procedures for Exchanging Your Stock Certificates............................................................    24
  Interests of Directors and Officers in the Merger that are Different from Your Interests.....................    25

  Management and Operations Following the Merger................................................................    27
  Employee Matters..............................................................................................    27
  Conditions to the Merger......................................................................................    28
  Regulatory Approval Needed to Complete the Merger.............................................................    29
  Conduct of Business Pending the Merger........................................................................    30
  Representations and Warranties Made by ESB and WSB in the Reorganization Agreement............................    32
  What Happens if a Third Party Offers to Buy WSB...............................................................    32
  Waiving and Amending Provisions In, or Terminating, the Reorganization Agreement..............................    32
  Accounting Treatment of the Merger............................................................................    33
  Federal Income Tax Consequences for WSB Stockholders..........................................................    33
  Selling the ESB Common Stock You Receive in the Merger........................................................    35
  You Have Dissenters' Rights in the Merger.....................................................................    35
  Dissenters' Rights Procedures.................................................................................    36
  Who Pays for What.............................................................................................    38
  When Will the Merger be Completed.............................................................................    38
CERTAIN RELATED TRANSACTIONS....................................................................................    38
  Stock Option Agreement........................................................................................    38
  Stockholders Agreement........................................................................................    40
BENEFICIAL OWNERSHIP OF WSB COMMON STOCK BY WSB MANAGEMENT......................................................    41
COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF ESB AND WSB.........................................................    42
  Special Meetings of Stockholders..............................................................................    42
  Amendment of Articles of Incorporation and Bylaws.............................................................    42
  Cumulative Voting.............................................................................................    43
  Stockholder Consent to Corporate Action.......................................................................    43
  Stockholder Nominations and Proposals.........................................................................    43
  Dividends.....................................................................................................    44
  Removal of Directors..........................................................................................    44
  Indemnification and Limitations of Liability of Directors and Officers........................................    44
  Provisions Affecting Business Combinations and Control Share Acquisitions.....................................    45
  Limitation on Voting Rights; Restrictions on Offers and Acquisitions..........................................    46
  Preemptive Rights.............................................................................................    46
DESCRIPTION OF CAPITAL STOCK OF ESB.............................................................................    46
  General.......................................................................................................    46
  Common Stock..................................................................................................    47
  Preferred Stock...............................................................................................    47
LEGAL MATTERS...................................................................................................    47
EXPERTS.........................................................................................................    47
STOCKHOLDER PROPOSALS FOR THE WSB 2001 ANNUAL MEETING...........................................................    48
WHERE YOU CAN FIND MORE INFORMATION.............................................................................    48
APPENDIX A  Agreement and Plan of Reorganization dated as of May 16, 2001.......................................   A-1
APPENDIX B  Stock Option Agreement dated as of May 16, 2001.....................................................   B-1
APPENDIX C  Opinion of WSB's Financial Advisor..................................................................   C-1
APPENDIX D  Pennsylvania Business Corporation Law regarding dissenters rights...................................   D-1
ACCOMPANYING DOCUMENTS
  .   ESB Financial Corporation's 2000 Annual Report to Stockholders
  .   ESB Financial Corporation's Form 10-Q for the quarter ended March 31, 2001
  .   WSB Holding Company's 2000 Annual Report to Stockholders
  .   WSB Holding Company's Form 10-QSB for the quarter ended March 31, 2001

                                    SUMMARY


     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the reorganization agreement and the other documents to which we have referred you. See "Where Can You Find More Information" on page 48. Page references are included in this summary to direct you to a more complete description of the topics.



The Parties to the Merger (Page 14)


ESB FINANCIAL CORPORATION
600 Lawrence Avenue
Ellwood City, Pennsylvania 16117
(724) 758-5584

     ESB is a Pennsylvania-chartered thrift holding company. ESB operates ESB Bank, F.S.B. which has 16 full-service bank offices in Western Pennsylvania. At March 31, 2001, ESB had total assets of $1.2 billion, deposits of $520.2 million and stockholders' equity of $73.8 million.

WSB HOLDING COMPANY
807 Middle Street
Pittsburgh, Pennsylvania 15212
(412) 231-7297

     WSB is a Pennsylvania-chartered thrift holding company. WSB operates Workingmens Bank, which has two full-service bank offices in Allegheny County, one in the North Side of Pittsburgh, and the second in Baldwin, Pennsylvania. At March 31, 2001, WSB had total assets of $43.2 million, deposits of $38.0 million and stockholders' equity of $5.0 million.

The WSB Stockholders' Meeting (Page 13)



     A special meeting of WSB's stockholders will be held on Thursday, August 30, 2001, at 4:30 p.m., eastern time, at the branch office of Workingmens Bank located at 5035 Curry Road, Pittsburgh, Pennsylvania. At the WSB special meeting, you will be asked to:


     1. approve and adopt the reorganization agreement under which WSB will merge with and into ESB; and

     2. act on any other items that may be submitted to a vote at the special meeting, including a motion to adjourn the special meeting for the purpose of soliciting additional proxies in order to approve the merger of WSB and ESB.

Who Can Vote at the Special Meeting; What Vote is Required for Approval of the Reorganization Agreement (Page 13)



     You can vote at the special meeting of WSB stockholders if you owned WSB common stock at the close of business on July 16, 2001. You can cast one vote for each share of WSB common stock you owned at that time. In order to approve the merger, the holders of a majority of the shares of WSB common stock voting at the special meeting must vote in favor of the merger.


     You can vote your shares by attending the special meeting and voting in person, or by completing and mailing the enclosed proxy card. You can revoke your proxy as late as the date of the meeting either by sending in a new proxy card or by attending the meeting and voting in person.

The Merger (Page 14)



     We propose to merge WSB with and into ESB. We hope to complete this merger by mid-0ctober, 2001. We have attached the agreement and plan of reorganization to this document as Appendix A. Please read the reorganization agreement. It is the legal document that governs the merger.



Merger Consideration (Page 22)


     In total, based upon the anticipated number of WSB shares outstanding (assuming currently issued options are not exercised) at the date of the merger, ESB will exchange approximately 211,000 shares of its common stock (based on the current price of a share of ESB Common Stock of $12.50 and an exchange ratio of 1.368) and $2.6 million in cash for all of the outstanding shares of WSB, subject to the overall proportional cash limitations imposed by the Internal Revenue Service in order for the merger to be tax-free. Each share of WSB common stock you own will be exchanged for either $17.10 in cash or shares of ESB common stock, subject to certain limitations (on May 15, 2001, the last trading day prior to execution of the reorganization agreement, the value of the WSB common stock was $11.90 per share). The total consideration to all stockholders is payable 51% in ESB common stock and 49% in cash.

Manner of Payment (Page 22)



     Shares of WSB common stock will be exchanged for either ESB common stock or cash as chosen by you, following procedures discussed on pages 22 to 25 and described in detail in the reorganization agreement. (See "The Merger - WSB Stockholders Will Receive Shares of ESB Common Stock and/or Cash for Each WSB Share -Allocation Procedures" on page 24.) After the closing of the merger, you will be sent a form on which you may specify whether you wish to receive all cash, all ESB common stock or that you make "no-election" as to receiving cash and/or ESB common stock in payment for your WSB shares. Your choice will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of ESB common stock available, whether you receive the amount of cash or stock you request will depend in part on how many other WSB stockholders submit instructions, how many choose to receive cash and how many chose to receive stock. ESB will not issue fractional shares. Instead, you will receive the value of any fractional share in cash based on the recent average closing sales price of a share of ESB common stock. The total consideration to all stockholders is payable 51% in ESB common stock and 49% in cash.



When and How to Choose the Method of Payment for Your Shares (Page 24)


     Detailed instructions on how to choose your preferred method of payment
will be sent to you shortly after the effective time of the merger.   You will
then have a period of approximately four weeks in which to complete the form and return it as instructed with your stock certificates. After the forms have been received and processed, you will be sent the cash and/or ESB common stock to which you are entitled.

     If you have a preference as to the form of consideration you wish to receive for your shares of WSB common stock, you should notify us on the forms that will be provided to you. Shares as to which a choice has been made will be given priority in providing such consideration over shares as to which no choice has been made.

     Neither the WSB board nor WSB's financial advisor makes any recommendation as to whether WSB stockholders should choose to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to such choice.

Tax Consequences for WSB Stockholders (Page 33)


     For United States federal income tax purposes, your exchange of shares of WSB common stock for shares of ESB common stock generally will not cause you to recognize any gain or loss. You will, however, recognize gain or loss in connection with any cash received.

     The requirement to complete the merger depends on our receipt of a legal opinion about the federal income tax treatment of our companies and our stockholders. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

WSB has Given ESB an Option to Purchase Shares of WSB Common Stock (Page
38)



     In connection with the reorganization agreement, WSB and ESB entered into a stock option agreement under which ESB can purchase up to 60,535 shares of WSB's common stock (19.9% of its issued and outstanding shares) at a price of $11.90 per share, subject to an overall profit limitation to ESB of $250,000. ESB may only exercise the option and purchase the WSB shares in the event certain events
occur.   These events include the merger of WSB with, or the sale of a substantial portion of its assets to, a third party unrelated to ESB. We do not know of any event that has occurred prior to the date of the proxy statement/prospectus that would permit ESB to exercise the option. See "Certain Related Transactions - Stock Option Agreement" on page 38.



The Directors and Officers of WSB have Entered into a Stockholders Agreement with ESB to Vote for the Reorganization Agreement (Page 40)



     In conjunction with the reorganization agreement and the option agreement, ESB has entered into a stockholders agreement, dated as of May 16, 2001, with each of the directors and certain officers of WSB. Pursuant to such stockholders agreement, each such director and officer of WSB has agreed, among other things, not to sell, pledge, transfer or otherwise dispose of his or her shares of WSB common stock and to vote such shares of WSB common stock in favor of the reorganization agreement. See "Certain Related Transactions - Stockholders Agreement" on page 40.



You have Dissenters' Rights in the Merger (Page 35)



     Pennsylvania law provides WSB stockholders with dissenters' rights in the merger. This means that if you comply with certain procedures under Pennsylvania law, you have the right to receive payment for your shares of WSB common stock based upon an independent determination of their value. In addition to the summary of the dissenters' rights beginning on page 35, a copy of the provisions of Pennsylvania law regarding dissenters' rights is attached to this proxy statement/prospectus as Appendix D. Failure to follow these provisions may result in a loss of your dissenters' rights.



Accounting Treatment of the Merger (Page 33)


     We will account for the merger as a "purchase." This means that ESB and WSB will be treated as one company as of the date of the combination, and that ESB will record the fair market value of WSB's assets and liabilities on its financial statements. Because the amount ESB is paying for the WSB common stock is expected to approximate the fair market value of WSB's net assets, ESB does not expect to record any significant "goodwill," which is an intangible asset, as a result of the merger. However, ESB will record a separate intangible asset called core deposit intangibles or "CDI" currently estimated to be approximately $970,000. ESB will amortize or record an expense for this CDI over approximately the next seven to ten years, reducing net income during that period.

Interests of WSB's Directors and Officers in the Merger that are Different from Your Interests (Page 25)


     Some of WSB's directors and officers have interests in the merger that are different from, or are in addition to, their interests as WSB stockholders. The members of our boards of directors knew about these additional interests, and considered them, when they approved the reorganization agreement and the merger. Under the reorganization agreement, ESB agreed that it would enter into three-year consulting agreements with each of Robert D. Neudorfer, Ronald W. Moreschi and Kathleen M. Neudorfer providing for annual consulting fees of $28,000 for Mr. Neudorfer, $14,000 for Mr. Moreschi and $12,000 for Mrs. Neudorfer, payable in equal monthly installments, and medical and dental benefits at no cost to the aforementioned individuals and their eligible dependents for the term of their consulting agreements. In addition, after the merger, the four non-employee directors of WSB will be appointed to a newly created Workingmens Bank advisory board for ESB and/or ESB Bank for a period of not less than three years. Advisory board members will receive for their services an annual retainer of $12,000.

     After the merger, ESB will honor all existing employment agreements, severance and change in control agreements or plans of WSB and Workingmens Bank that were in effect at the time of the reorganization agreement. These include employment agreements with Robert D. Neudorfer, Ronald W. Moreschi and Kathleen
M. Neudorfer, pursuant to which such individuals may be entitled to receive a severance payment.

     See "The Merger - Interests of Directors and Officers in the Merger that are Different from Your Interests" on page 25 for a more detailed discussion of the benefits and interests of WSB's directors and officers.



Differences in the Rights of ESB's and WSB's Stockholders (Page 42)



     After the merger is completed, WSB's stockholders who receive ESB common stock will become stockholders of ESB. ESB is a company governed by its existing articles of incorporation and bylaws, as well as Pennsylvania law, as is WSB. As a result, certain rights of WSB's stockholders will change. See "Comparison of the Rights of Stockholders of ESB and WSB" on page 42.



Our Reasons for the Merger (Page 17)


     WSB and ESB are proposing to merge because we believe that by combining the two companies, we can create a stronger and more diversified company that will provide significant benefits to our stockholders and customers alike and strengthen our position as a competitor in the financial services business. WSB's board of directors also believes that the transaction is financially attractive to the WSB stockholders, because it gives them the opportunity to receive a favorable price in cash or in stock. To review our reasons for the merger in greater detail, as well as how we came to agree on the merger, please see pages 17 to 18 of this document.



Our Recommendation to Stockholders (Page 17)


     The board of directors of WSB believes that the terms of the reorganization agreement are fair to, and in the best interests of, WSB and its stockholders. The WSB board unanimously recommends that you vote "FOR" the proposal to approve the reorganization agreement.

The Consideration is Fair to Stockholders According to WSB's Financial Advisor (Page 18)



     FinPro, Inc., WSB's financial advisor, has delivered to the WSB board its opinion that, as of the date of this document, the merger consideration is fair to WSB stockholders from a financial point of view. See "The Merger -Opinion of WSB's Financial Advisor" on page 18.



What We Need to Do to Complete the Merger (Page 28)


     The completion of the merger depends on a number of conditions being met. See "The Merger - Conditions to the Merger" on page 28.



Terminating the Reorganization Agreement (Page 32)


     We can agree at any time to terminate the reorganization agreement without completing the merger even if WSB's shareholders have approved it. Under certain circumstances, either ESB or WSB may unilaterally terminate the reorganization agreement.

Amending Provisions of the Reorganization Agreement (Page 32)


     We can agree to amend the reorganization agreement and each of us can waive our right to require the other party to adhere to the terms and conditions of the reorganization agreement, where the law allows. However, we may not do so after you approve the reorganization agreement if the amendment or waiver reduces or changes the consideration that will be received by you. In that case, you would have to approve the amendment or waiver for it to be adopted.

            COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION

     WSB common stock is included for quotation on the OTC Bulletin Board under the symbol "WSBH" and ESB common stock is included for quotation on the Nasdaq Stock Market under the symbol "ESBF." The following table sets forth the high and low sale prices of shares of WSB common stock and ESB common stock as reported in the OTC Bulletin Board and Nasdaq Stock Market, respectively, and the quarterly cash dividends declared per share, for the periods indicated.


                                            WSB Common Stock             ESB Common Stock (1)
                                       --------------------------   -----------------------------
                                        High     Low    Dividends    High      Low     Dividends
                                       ------  ------- -----------  ------   -------  -----------
         1999
         ----
Quarter ended March 31...............  $12.75  $10.00   $     --    $12.88   $11.55      $0.068
Quarter ended June 30................   11.25    9.00         --     11.74     9.94       0.068
Quarter ended September 30...........   10.75   10.00       0.08     10.93     9.85       0.068
Quarter ended December 31............   10.50   10.00         --     10.13     8.38       0.068

         2000
         ----
Quarter ended March 31............... $ 15.00  $10.00   $     --    $ 9.38   $ 8.43      $0.068
Quarter ended June 30................   11.25   10.13         --      9.06     7.01       0.083
Quarter ended September 30...........   13.00   10.13         --      8.70     7.92       0.083
Quarter ended December 31............   12.31   11.13       0.10      8.75     7.60       0.083

         2001
         ----
Quarter ended March 31............... $12.100  $11.13   $     --    $11.46   $ 8.18      $0.083
Quarter ended June 30................   16.30   11.25         --     13.55    10.37       0.100
Quarter ended September 30 (through
     July 18)........................   16.20   16.00         --     12.95    12.60       0.100


_______________

(1) Adjusted for a 10% dividend paid on the ESB common stock in May 2000 and a six-for-five split of the ESB common stock paid in May 2001.

     The following table sets forth the last reported sale price per share of ESB common stock and WSB common stock, as reported on the Nasdaq Stock Market and OTC Bulletin Board, respectively, on (i) May 15, 2001, the last business day preceding public announcement of the signing of the reorganization agreement and
(ii) July 18, 2001, a recent trading date prior to the mailing of this proxy statement/prospectus:



                                                                 Equivalent Price
                                    ESB              WSB              of WSB
                                Common Stock     Common Stock    Common Stock (1)
                                ------------    -------------- --------------------
May 15, 2001..................     $12.29           $11.90            $16.81
July 18, 2001.................     $12.60           $16.12            $17.24


_______________

(1) The equivalent prices per share of WSB common stock on May 15, 2001 and on July 18, 2001 were determined by multiplying an assumed exchange ratio of
     1.368 by the closing price of ESB common stock on the relevant date.


     You should obtain current market quotations for ESB common stock and WSB common stock since the market price of ESB common stock will continue to fluctuate between the date of this document and the date on which the merger is completed and thereafter.

                              SELECTED PRO FORMA
                    CONSOLIDATED COMPARATIVE PER SHARE DATA
                                  (Unaudited)

     The following table sets forth information about earnings per share, dividends per share and book value per share, and similar information reflecting the merger. You can use this table to understand how the merger would have affected ESB's earnings, dividends and book value, all on a per share basis, if the merger had taken effect on the first day of the periods described below.
The first item listed in each category gives you historical information relating to ESB. The information set forth below is only a summary and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that ESB and WSB have incorporated to this document or have filed previously with the SEC. See "Where You Can Find More Information" on page 48.


     The pro forma and pro forma equivalent per share data in the following tables are presented for comparative purposes only and are not necessarily indicative of what the combined financial position or results of operations would have been had the merger been consummated during the period or as of the date for which such pro forma tables are presented.

                                                       At or for the
                                                           three             At or for
                                                        months ended      the fiscal year
                                                       March 31, 2001          2000
                                                     ------------------  -----------------
Cash dividend per common share:
   ESB......................................               $ 0.08             $ 0.32
   WSB......................................                 0.00               0.08
   ESB pro forma (1)........................                 0.08               0.32
   Per equivalent WSB share (2).............                 0.11               0.44
Book value per common share:
   ESB......................................               $10.35             $ 9.47
   WSB......................................                16.55              16.30
   ESB pro forma (3)........................                10.39               9.53
   Per equivalent WSB share (2).............                14.21              13.04
Basic earnings per common share:
   ESB......................................               $ 0.27             $ 0.98
   WSB......................................                 0.15               0.89
   ESB pro forma (3)........................                 0.26               0.95
   Per equivalent WSB share (2).............                 0.36               1.30
Diluted earnings per common share:
   ESB......................................               $ 0.27             $ 0.97
   WSB......................................                 0.15               0.89
   ESB pro forma............................                 0.26               0.94
   Per equivalent WSB share (2).............                 0.36               1.29

_____________________________
(1) ESB pro forma cash dividends per share represent historical cash dividends declared by ESB and assumes no changes in cash dividends declared per share.
(2) Represents the ESB pro forma amounts (assuming conversion of 51% of the outstanding shares of WSB common stock into shares of ESB common stock) multiplied by 1.368 which is the assumed number of shares of ESB common stock to be issued for WSB common stock.
(3) Reflects (i) estimated purchase accounting adjustments to be recorded in connection with the merger, consisting of market-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/accretion of all such adjustments over appropriate future periods and (ii) the issuance of 211,176 shares of ESB common stock (assuming conversion of 51% of the outstanding shares of WSB common stock into shares of ESB common stock at an exchange ratio of 1.368).

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ESB

     The following tables set forth selected historical consolidated financial and other data of ESB for the five years ended December 31, 2000 and for the three months ended March 31, 2001 and 2000. The historical consolidated financial data for the three months ended March 31, 2001 and 2000 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for any interim period or the entire year ended December 31, 2001. The financial information for the five years ended December 31, 2000 of ESB is based on, and qualified in its entirety by, the consolidated financial statements of ESB, including the notes thereto, which are incorporated by reference in this proxy statement/prospectus and should be read in conjunction therewith.

                                                                                 At December 31,
                                               At March 31,       --------------------------------------------------
                                                  2001            2000(1)       1999       1998      1997      1996
                                               ------------       -------     --------    -------  --------   -------
                                                                                 (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets.................................    $1,209,103     $1,200,150     $1,032,445  $972,438  $910,770  $698,735
Securities...................................       601,921        605,414        561,125   545,049   518,021   444,329
Loans receivable, net........................       522,925        512,228        393,929   360,280   336,757   216,865
Deposits.....................................       520,198        508,913        431,783   423,051   399,568   332,889
Borrowed funds, including subordinated debt..       603,341        612,204        543,627   480,382   435,170   309,195
Total stockholders' equity...................        73,825         68,263         49,882    61,083    68,509    51,543


                                                 For the Three Months Ended
                                                          March 31,                   For the Year Ended December 31,
                                                ----------------------------    -----------------------------------------------
                                                  2001          2000(1)           2000(1)     1999     1998     1997     1996
                                                --------      --------------    ----------   ------   -------  ------   -------
                                                                    (In Thousands, Except Per Share Data)
SELECTED OPERATING DATA:
 Interest income..............................       $20,432       $18,887        $78,462     $64,792  $63,791  $55,011  $46,891
 Interest expense.............................        15,398        13,655         59,096      48,529   47,140   38,346   32,629
                                                     -------       -------        -------     -------  -------  -------  -------
 Net interest income..........................         5,034         4,732         19,366      16,263   16,651   16,665   14,262
 (Recovery of) provision for loan losses......             6          (452)           (55)         54        5      799      873
                                                     -------       -------        -------     -------  -------  -------  -------
 Net interest income after (recovery of)
  provision for loan losses...................         5,028         5,184         19,421      16,209   16,646   15,866   13,389
 Non-interest income..........................           773           665          2,893       3,056    1,939    1,075      679
 Non-interest expense.........................         3,632         3,348         14,338      12,427   11,067    9,510   10,535
                                                     -------       -------        -------     -------  -------  -------  -------
 Income before income taxes...................         2,169         2,501          7,976       6,838    7,518    7,431    3,533
 Provision for income taxes...................           343           578          1,243       1,077    1,517    1,984      703
                                                     -------       -------        -------     -------  -------  -------  -------
 Net income...................................       $ 1,826       $ 1,923        $ 6,733     $ 5,761  $ 6,001  $ 5,447  $ 2,830
                                                     =======       =======        =======     =======  =======  =======  =======

Per share data:
 Basic net income per common share (2)........       $  0.27       $  0.28        $  0.98     $  0.88  $  0.85  $  0.77  $  0.46
 Diluted net income per common share (2)......          0.27          0.28           0.97        0.86     0.82     0.74     0.45
 Cash dividends per common share(2)...........          0.08          0.07           0.32        0.27     0.27     0.24     0.54
 Stockholders' equity per common share(2).....         10.35          8.16           9.47        7.41     8.79     8.96     8.28
 Weighted average number of common shares
  outstanding (in thousands):
  Basic.......................................         6,807         6,805          6,863       6,564    7,406    7,083    6,151
  Diluted.....................................         6,890         6,923          6,952       6,724    7,351    7,329    6,327

                                                   (footnotes on following page)

                                                            At or For the Three Months
                                                                 Ended March 31,             At or For the Year Ended December 31,
                                                         -------------------------------- ------------------------------------------
                                                            2001               2000(1)       2000(1)    1999    1998   1997    1996
                                                         ----------         ------------- ----------- -------- ------ ------ -------
PERFORMANCE RATIOS: (for the period ended)
Return on average assets................................         0.61%          0.71%      0.59%      0.57%    0.63%   0.68%   0.41%
Return on average equity................................        10.19          14.39      11.71       9.93     9.09    8.64    5.47
Average equity to average assets........................         5.99           4.92       5.03       5.79     6.93    7.92    7.50
Interest rate spread (3)................................         1.67           1.91       1.86       1.77     1.70    1.95    1.98
Net interest margin (3).................................         1.97           2.06       2.00       1.97     2.06    2.34    2.33
Efficiency ratio (3)....................................        53.67          52.78      55.36      54.34    49.13   45.56   47.98
Non-interest expense to average assets..................         1.21           1.23       1.25       1.24     1.16    1.20    2.71
Dividend payout ratio (4)...............................        29.63          25.00      31.38      31.86    32.59   31.80  120.00

ASSET QUALITY RATIOS (at end of period):
Non-performing loans to total loans.....................         0.47%          0.71%      0.49%      1.04%    1.31%   1.08%   1.80%
Non-performing assets to total assets...................         0.34           0.32       0.37       0.43     0.51    0.45    0.59
Allowance for loan losses to non-performing loans.......       195.11         139.64     188.96     111.29    96.67  126.43   81.02
Allowance for loan losses to total loans................         0.91           0.99       0.92       1.16     1.26    1.36    1.46

CAPITAL RATIOS (at end of period):
Stockholders' equity to assets..........................         6.11%          5.21%      5.69%      4.83%    6.28%   7.52%   7.38%
Tangible stockholders equity to tangible assets.........         5.52           4.53       5.09       4.25     5.61    6.76    6.78
Number of full service offices at end of period.........           16             16         16         12       11      11       9


___________________

   (1) Selected consolidated financial data for 2000 reflects increases due to the merger with SHS Bancorp, Inc.
   (2) Stockholders' equity, basic net income and diluted net income, per common share for the years ended December 31, 2000 to December 31, 1996 have been adjusted for the 10% stock dividend declared and paid in the second quarter of 2000 and the six-for-five stock split declared and paid in the second quarter of 2001. Also, the years ended December 31, 1997 and December 31, 1996 have been adjusted for the 10% stock dividend declared and paid in the second quarter of 1998.
   (3) Interest income utilized in calculation is on a fully tax equivalent basis.
   (4) Dividend payout ratio calculation utilizes diluted net income per share for all periods, and includes special cash dividend of $.38 per share in 1996.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WSB

     The following tables set forth selected historical consolidated financial and other data of WSB for the three years ended June 30, 2000 and for the nine months ended March 31, 2001 and 2000. The historical consolidated financial data for the nine months ended March 31, 2001and 2000 is derived from unaudited consolidated financial statements. However, such data reflect all normal, recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The results of operations for the interim periods presented are not necessarily an indication of the results that can be expected for the entire year ending June 30, 2001. The financial information for the three years ended June 30, 2000 of WSB is based on, and qualified in its entirety by, the consolidated financial statements of WSB and subsidiary, including the notes thereto, which are incorporated by reference in this proxy statement/prospectus and should be read in conjunction therewith.


                                                At March 31,         At June 30,
                                                             --------------------------
                                                  2001        2000     1999      1998
                                               ------------- ------- --------  --------
                                                              (In Thousands)
      SELECTED FINANCIAL CONDITION DATA:
      Total assets........................       $43,209     $41,394  $41,357    $38,208
      Securities..........................        18,759      18,543   18,284     14,913
      Loans receivable, net...............        17,941      18,866   16,990     16,620
      Deposits............................        37,985      34,586   35,251     31,868
      Borrowed funds......................            --       1,500    1,000      1,000
      Total stockholders' equity..........         5,009       4,933    4,787      4,790


                                                        For the Nine Months Ended
                                                                March 31,          For the Year Ended June 30,
                                                      -------------------------- -----------------------------
                                                         2001         2000           2000      1999     1998
                                                      -----------  ------------- ------------ -------- -------
                                                                (In Thousands, Except Per Share Data)
SELECTED OPERATING DATA:
 Interest income......................................    $2,137         $2,081      $2,780     $2,657    $2,590
 Interest expense.....................................     1,230          1,161       1,563      1,527     1,466
                                                          ------         ------      ------     ------    ------
 Net interest income..................................       906            919       1,217      1,130     1,124
 Provision for loan losses............................        --             --          --         --        32
                                                          ------         ------      ------     ------    ------
 Net interest income after provision for loan losses..       906            919       1,217      1,130     1,092
 Non-interest income..................................       126            123         231        208       112
 Non-interest expense.................................       887            868       1,130      1,180     1,042
                                                          ------         ------      ------     ------    ------
 Income before income taxes...........................       145            174         318        157       163
 Provision for income taxes...........................        48             58          76         35        47
                                                          ------         ------      ------     ------    ------
 Net income...........................................    $   97         $  116      $  242     $  122    $  115
                                                          ======         ======      ======     ======    ======

Per share data:
 Basic net income per common share....................    $ 0.35         $ 0.43      $ 0.89     $ 0.41    $ 0.28
 Diluted net income per common share..................      0.35           0.43        0.89       0.41      0.28
 Cash dividends per common share......................        --           0.08        0.08       0.04        --
 Stockholders' equity per common share................     16.55          15.99       16.30      15.29     14.54
 Weighted average number of common shares
  outstanding (in thousands):
  Basic...............................................       277            272         273        297       306
  Diluted.............................................       277            272         273        297       306

                                                                At or For the Nine Months
                                                                    Ended March 31,          At or For the Year Ended June 30,
                                                                --------------------------  -------------------------------------
                                                                  2001           2000           2000         1999        1998
                                                                --------     ------------   -------------  ----------- ----------
PERFORMANCE RATIOS: (for the period ended)
Return on average assets.....................................        0.31%         0.38%        0.58%           0.31%        0.32
Return on average equity.....................................        3.74          5.04         5.05            2.56         2.69
Average equity to average assets.............................       11.96         11.71        11.52           12.07        11.80
Interest rate spread.........................................        2.46          2.62         2.55            2.25         2.61
Net interest margin..........................................        3.15          3.19         3.12            2.96         3.25
Efficiency ratio.............................................       85.96         81.95        82.82           88.16        87.56
Non-interest expense to average assets.......................        2.87          2.82         2.72            2.98         2.87
Dividend payout ratio........................................          --          9.10         9.09            9.76           --

ASSET QUALITY RATIOS (at end of period):
Non-performing loans to total loans..........................        1.98%         1.35%        1.64%             --%        1.82
Non-performing assets to total assets........................        0.83          0.61         0.75              --         0.79
Allowance for loan losses to non-performing loans                   43.21         41.92        50.00              --        65.91
Allowance for loan losses to total loans.....................        0.86          0.80         0.81            0.96         1.18

CAPITAL RATIOS (at end of period):
Stockholders' equity to assets...............................       11.59%        11.92%       11.92%          11.57%       12.54%
Tangible stockholders equity to tangible assets..............        9.90          9.25        10.10           10.10        10.50
Number of full service offices at end of period..............           2             2            2               2            2

                                  RISK FACTORS

     In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for adoption of the reorganization agreement.


The Number of Shares of ESB Common Stock to be Received by WSB Stockholders is Subject to Market Risk.


     Each outstanding share of WSB common stock will be exchanged for either $17.10 in cash or ESB common stock equal in value to $17.10, as measured during a 20-trading-day period prior to closing. If you receive ESB common stock, higher closing prices for the ESB common stock during the twenty trading days will result in a reduction in the number of shares of ESB common stock you receive and a reduction in the percentage of the total outstanding common stock of ESB you receive. On May 15, 2001, the business day immediately preceding the public announcement of the merger, ESB common stock closed at $12.29 per share. On July 18, 2001, ESB's common stock closed at $12.60 per share.


The Value of the Shares of ESB Common Stock to be Received by WSB Stockholders is Subject to Market Risk.

     If you elect to receive ESB common stock for your WSB common stock, the market value of the ESB common stock you receive may be reduced below $17.10 for each WSB share by the time you actually receive the ESB common stock. Due to the procedures for making your election and surrendering your WSB stock certificates, you will not receive your ESB stock certificates immediately upon closing. The market price of ESB common stock is subject to change at all times based on the financial condition and operating results of ESB, market conditions and other factors. If the average market price of the ESB common stock over the twenty-day period for determining the exchange ratio is higher than the market price of the ESB common stock on the effective date of the merger or the date on which you receive your ESB common stock, then the total market value of the ESB common stock you actually receive in exchange for each of your WSB shares will be less than $17.10 on the date of the closing or on the date you receive your ESB common stock.

WSB Stockholders May Not Receive the Form of Consideration They Prefer.

     Although WSB stockholders will be asked to indicate whether they prefer cash or ESB stock in exchange for their WSB stock, there is no assurance that you will receive your preferred form of consideration. In the merger, 49% of the total value of the consideration paid by ESB will be paid in the form of cash, and 51% will be paid in the form of ESB common stock. The form of consideration you receive will depend, therefore, upon not only your expressed preference but also the preferences indicated by all other WSB stockholders. Once the period for electing a form of consideration has passed, ESB will allocate cash and stock on a pro rata basis, attempting to meet expressed preferences as much as possible but ultimately paying a total of approximately half in cash and approximately half in stock.

Geographic Concentration in One Market May Unfavorably Impact ESB.

     The operations of ESB and WSB are concentrated in Pittsburgh and the surrounding area. As a result of this geographic concentration, ESB's and WSB's results depend largely on economic conditions in this area. A deterioration in economic conditions in this market could:

     .    increase loan delinquencies;
     .    increase problem assets and foreclosures;
     .    increase claims and lawsuits;
     .    decrease the demand for ESB's products and services; and
     . decrease the value of collateral for loans, especially real estate, in turn reducing customers' borrowing power, the value of assets associated with problem loans and collateral coverage.

ESB's Operations Are Subject to Regulatory and Legislative Changes.


     ESB is subject to extensive government regulation, supervision and examination. The regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities. Any change in regulation, whether by the Office of Thrift Supervision, the FDIC or the U.S. Congress, could have a significant impact on ESB and its operations.

                           FORWARD-LOOKING STATEMENTS

     This document, the documents incorporated by reference in this document, or any other written or oral statements made by or on behalf of ESB and WSB may include forward-looking statements with respect to the financial condition, results of operations and business of ESB and WSB based on management's belief and information currently available to management. Such forward-looking statements are subject to risks, uncertainties and assumptions. Actual results may vary materially from those anticipated, estimated, projected or expected. Among the factors that may cause variations from such forward-looking statements are:

     . fluctuations in the economy, especially in the market areas of ESB and WSB;

     .    changes in the interest rate environment;

     . ESB's ability to realize anticipated cost savings or revenue enhancements relating to the merger;

     .    changes in the amount of merger-related expenses;

     .    changes in real estate values;

     .    the continued growth of the markets in which ESB and WSB operate; and

     .    the enactment of legislation impacting ESB.


     Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of ESB and WSB. Additional information with respect to factors that may cause the results to differ materially from those contemplated by such forward-looking statements is included in ESB's current and subsequent filings with the SEC.

                              THE SPECIAL MEETING


Date, Time and Place; Purpose of Special Meeting



     This document and the accompanying proxy card are being furnished to you in connection with solicitation of proxies by the WSB board of directors to be used at the special meeting. The special meeting is scheduled to be held on Thursday, August 30, 2001, at 4:30 p.m., eastern time, at the branch office of Workingmens Bank located at 5035 Curry Road, Pittsburgh, Pennsylvania. At the special meeting, WSB stockholders will be asked to vote upon:


     . a proposal to approve and adopt the reorganization agreement under which WSB will merge with and into ESB; and

     . other matters properly brought before the special meeting. As of the date hereof, the board knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.

     You are requested to complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid, addressed envelope. You should not forward any stock certificates with your proxy cards.


Recommendation of the WSB Board


     The WSB board of directors has unanimously approved the reorganization agreement and has determined that the terms of the merger and the reorganization agreement are fair to and in the best interests of WSB and its stockholders.
The WSB board unanimously recommends that WSB's stockholders vote "FOR" approval and adoption of the reorganization agreement. See "The Merger - WSB's Reasons for the Merger; Recommendation of the WSB Board of Directors."


Who Can Vote on Matters Addressed in this Document



     The WSB board of directors has fixed the close of business on July 16, 2001, as the record date for determining which stockholders are entitled to receive notice of and to vote at the special meeting. Only holders of record of WSB common stock at the close of business on the record date are entitled to receive notice of and to vote at the special meeting.



Voting and Solicitation of Proxies


     Each record holder of WSB common stock is entitled to cast one vote for each share of WSB common stock owned. The presence in person or by proxy of the holders of at least a majority of the outstanding shares of WSB common stock on the record date is necessary to constitute a quorum at the special meeting.

     The shares of WSB common stock represented by properly executed proxies received at or prior to the special meeting and not subsequently revoked prior to the vote at the special meeting will be voted as directed in such proxies.
If instructions are not given, shares represented by properly executed proxies will be voted for approval and adoption of the reorganization agreement. If any other matters incident to the conduct of the special meeting are properly brought before the special meeting for consideration, including a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies or otherwise, shares represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card enclosed herewith in accordance with their best judgment. However, no proxy which is voted against the proposal to approve the reorganization agreement will be voted in favor of any adjournment of the special meeting to solicit further proxies for such proposal.

     Any holder of WSB common stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending the special meeting and voting in person, by giving timely notice of revocation in writing, or by submitting a signed proxy card bearing a later date to the Secretary of WSB at 807 Middle Street, Pittsburgh, Pennsylvania 15212. In order to be timely, the notice or proxy card must actually be received by WSB before the vote of WSB stockholders.



     If you are an WSB stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote your shares at the special meeting in person. Examples of such additional documents include an omnibus proxy, confirming your ownership of shares.



Vote Required


     The affirmative vote of at least a majority of the votes cast by holders of WSB common stock entitled to be voted at the special meeting is required in order to approve and adopt the reorganization agreement. Under Pennsylvania law, only votes cast in favor of or against a proposal count as being voted on the proposal. Therefore, abstentions and broker non-votes will have no effect on the voting on the reorganization agreement. As of the record date, there were a total of 302,684 shares of WSB common stock outstanding. Each share of WSB common stock is entitled to one vote.

     As of the record date, WSB's directors and executive officers and their affiliates (6 persons) had voting power with respect to an aggregate of 55,882 shares, or approximately 18.5% of the outstanding shares, of WSB common stock (exclusive of shares of WSB common stock which may be acquired upon the exercise of outstanding stock options). The directors and certain officers of WSB have signed a stockholders agreement which provides, among other things, that they will vote any shares of WSB common stock over which they have voting power in favor of the reorganization agreement. The directors and officers of WSB who signed the stockholders agreement beneficially owned 55,882 shares or 18.5% of the WSB common stock outstanding on the record date (exclusive of shares of WSB common stock which may be acquired upon the exercise of outstanding stock options).


Solicitation of Proxies


     ESB will bear all the costs and expenses that are incurred in printing and mailing this document. WSB will pay all other costs of soliciting proxies. Such solicitation will be made by mail, but also may be made by telephone or in person by the directors, officers and employees of WSB (who will receive no additional compensation for doing so). WSB has retained Morrow & Co., Inc., a proxy solicitation firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $3,000, plus reasonable out-of-pocket costs and expenses authorized by WSB. In addition, WSB will make arrangements with brokerage firms and other custodians, nominees and fiduciaries.

                                   THE MERGER

     The following information relates to matters contained in the reorganization agreement. It describes the material aspects of the merger but is not a complete description of the reorganization agreement. The reorganization agreement is attached as Appendix A. WSB stockholders are urged to read the reorganization agreement carefully.

Parties to the Merger

     ESB is a Pennsylvania corporation and thrift holding company that provides a wide range of retail and commercial financial products and services to customers in western Pennsylvania through its wholly-owned subsidiary bank, ESB Bank, F.S.B. ESB also is the parent company of PennFirst Financial Services, Inc., a Delaware corporation engaged in the management of certain investment activities on behalf of ESB, PennFirst

Capital Trust I, a Delaware statutory business trust established during 1997 to facilitate the issuance of trust preferred securities to the public by ESB, and THF, Inc., a Pennsylvania corporation established to provide loan closing and title insurance services.

     ESB Bank is a federally chartered, FDIC-insured stock savings bank which conducts business through 16 offices in Allegheny, Beaver, Butler and Lawrence counties, Pennsylvania. ESB Bank operates a wholly-owned subsidiary, AMSCO, Inc., which engages in the management of certain real estate development partnerships on behalf of ESB, and ESB Financial Services, Inc., a Delaware corporation which manages certain investment activities on behalf of ESB Bank.

     ESB Bank is a financial intermediary whose principal business consists of attracting deposits from the general public and investing such deposits in real estate loans secured by liens on residential and commercial properties, consumer loans, commercial business loans, securities and interest-earning deposits. Substantially all of ESB Bank's deposits are received from residents of their principal market area and most loans are secured by properties in Western Pennsylvania. In addition, ESB utilizes borrowed funds, including primarily advances from the Federal Home Loan Bank of Pittsburgh and reverse repurchase agreements to fund ESB's investment portfolio. ESB invests in securities issued by the U.S. government and agencies and other investments permitted by federal law and regulations.

     WSB is a Pennsylvania corporation organized in June 1997 at the direction of Workingmens Bank to acquire all of the capital stock that Workingmens Bank issued in its conversion from the mutual to stock form of ownership. In August 1997, Workingmens Bank completed the conversion and became a wholly owned subsidiary of WSB. WSB is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that Workingmens Bank retains a specified amount of its assets in housing-related investments. WSB conducts no significant business or operations of its own other than holding all of the outstanding stock of Workingmens Bank.

     Workingmens Bank began operations in 1881 under the name "Workingmens Premium and Loan Association of Allegheny County," and is a federally chartered stock savings bank headquartered in Pittsburgh, Pennsylvania. Workingmens Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision and its deposits are federally insured by the Savings Association Insurance Fund. Workingmens Bank is a member of and owns capital stock in the Federal Home Loan Bank of Pittsburgh, which is one of the 12 regional banks in the FHLB System. Workingsmens Bank operates a traditional savings bank business through two full service offices, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by single-family residential real estate.

General

     WSB will be merged with and into ESB, and WSB's stockholders will receive the consideration discussed under "- WSB Stockholders Will Receive Shares of ESB Common Stock and/or Cash for Each WSB Share." ESB will be the surviving corporation in the merger and will continue its corporate existence under Pennsylvania law. After the merger, the separate corporate existence of WSB will terminate. The merger is subject to the satisfaction of certain conditions, including the receipt of all necessary regulatory approvals and the approval by the requisite vote of the stockholders of WSB. See "- Conditions to the Merger."

Background of the Merger

     In August 1997, Workingmens Bank converted from a mutual to a stock savings bank. Since the conversion, the board of directors and management of WSB have recognized that increased competition from traditional and nontraditional providers of financial services has fundamentally changed the environment in which traditional thrifts operate and threatens the market share held by thrifts and correspondingly their growth and income potential. Competition from these entities is aggressive and comprehensive and makes it increasingly more difficult, especially for smaller institutions such as WSB, to systematically increase shareholder value despite cost cutting and revenue enhancement efforts.

     Since 1999, the board of directors and management of WSB have undertaken a strategic planning process that included assessing the economic, regulatory, and competitive environment in which WSB operates. These issues were examined in the context of WSB's size, financial capacity, long term technological needs, and personnel resources and their resulting impact on the enhancement of shareholder value.

     After exploring alternative means of enhancing shareholder value, the board of directors of WSB retained FinPro, Inc. on February 6, 2001, to explore a potential sale of WSB through a confidential bidding process. On February 12, 2001, FinPro met with the board to review a list of potential acquirers prepared by FinPro. In order to maintain an organized process and to limit the impact on the operations of WSB, the board limited the list of potential acquirers to twelve, all of which were located in Western Pennsylvania or Ohio. ESB was not selected as it was believed that given the size of WSB and the location of its offices, ESB would not have had an interest.

     During the weeks of February 19, 2001 and February 26, 2001, FinPro assisted WSB in preparing a confidential investor memorandum to distribute to potential acquirers. FinPro contacted the twelve selected potential acquirers to ascertain interest on a "no name" basis during the weeks of February 26, 2001 and March 5, 2001. All twelve potential acquirers expressed interest. After the twelve potential acquirers signed confidentiality agreements, FinPro disclosed that WSB was the seller. Twelve process letters and confidential investor memoranda were sent to the potential acquirers with instruction that indications of interest were due March 30, 2001.

     On March 30, 2001, FinPro received three indications of interest. FinPro spoke with a number of the potential acquirers that did not submit an indication of interest, in order to determine the reason indications of interest were not submitted. The reasons generally stated were the relatively small size of the transaction and the location of Workingmens Bank's North Side office. FinPro spoke with the three potential acquirers that submitted an indication of interest in order to clarify the terms and to discuss alternative pricing and consideration scenarios.

     FinPro reviewed the expressions of interest and ranked them according to the benefits offered to shareholders. When ranking the expressions of interest, FinPro considered among other things the overall price per share and the ability of the bidder to complete the merger without contingencies. The ranking of the expressions of interest were presented to the Board on April 16, 2001. The board instructed FinPro to continue negotiations with a specified institution located in the Pittsburgh area and for legal counsel to begin drafting a definitive agreement.

     Legal counsel for WSB and the institution began drafting a definitive agreement and WSB and such institution conducted concurrent due diligence reviews during the last week of April 2001. On April 24, 2001, a senior officer of ESB made an unsolicited and unexpected inquiry of WSB's chief executive officer about a possible combination with ESB. WSB's chief executive officer gave no response.

     During the week of April 30, 2001, negotiations with the other institution deteriorated. On May 4, 2001, the board instructed FinPro to approach ESB as an alternate potential acquirer. On May 7, 2001, FinPro contacted ESB's chief executive officer without identifying the potential seller. ESB's chief executive officer expressed interest and signed a confidentiality agreement.
ESB was then provided with a confidential investor memorandum and other requested information.

     ESB sent an indication of interest to FinPro on May 9, 2001 delineating the terms of its offer, including a per share purchase price of $17.05 based upon a mixture of cash and stock; which was determined to be of greater value to WSB's shareholders than the previous offer. On May 9, 2001, FinPro and a designate from WSB met with ESB to discuss the indication of interest. WSB received a revised letter of interest with a per share consideration price of $17.10 on May 10, 2001, which was discussed at a special WSB board meeting on that day. After final discussions with ESB, the WSB board accepted the revised final indication of interest. Additionally, on May 10,

2001, the other institution with whom WSB had been in negotiations was informed that WSB was no longer interested in pursuing further discussions.

     Reciprocal due diligence was performed by WSB and ESB on May 14, 2001 and a definitive agreement was negotiated. On May 15, 2001, at a meeting of the board of directors of ESB, Ms. Zuschlag, the chief executive officer, reviewed with the ESB board the reasons for, and the potential benefits of the merger; and ESB's legal counsel reviewed with the ESB board the terms of the reorganization agreement, the stock option agreement and the stockholders agreement and the transactions contemplated thereby. After a thorough discussion and consideration of the factors discussed below under "- WSB's Reasons for the Merger; Recommendation of the WSB Board of Directors," the board of directors of ESB unanimously approved the reorganization agreement and the transactions contemplated thereby and authorized the execution of the reorganization agreement, the stock option agreement and the stockholders agreement.

      On May 16, 2001, at a meeting of the WSB board, the board discussed the reasons for, and potential benefits of, the merger; WSB's legal counsel reviewed the terms of the reorganization agreement, the stock option agreement and the stockholders agreement and the transactions contemplated thereby; and WSB's financial advisor made a presentation regarding the financial terms of the reorganization agreement and delivered its opinion that the merger consideration was fair, from a financial point of view, to holders of WSB common stock. After a thorough discussion and consideration of the factors discussed below under "- WSB's Reasons for the Merger; Recommendation of the WSB Board of Directors," the board of directors of WSB unanimously approved the reorganization agreement and the transactions contemplated thereby and authorized the execution of the reorganization agreement and the stock option agreement.

     The reorganization agreement, the stock option agreement and the stockholders agreement were entered into on May 16, 2001.

WSB's Reasons for the Merger; Recommendation of the WSB Board of Directors

     In the course of reaching its determination to approve the reorganization agreement, the WSB board consulted with legal counsel with respect to its legal duties and the terms of the reorganization agreement. The WSB board consulted with its financial advisor with respect to the financial aspects of the transaction and fairness of the consideration to be received by stockholders from a financial point of view, and with senior management regarding, among other things, operational matters.

     The following discussion of the information and factors considered by the WSB board is not intended to be exhaustive, but does include all material factors considered by the board. In reaching its decision to approve the reorganization agreement, the WSB board considered the following:

     . The financial terms of the transaction, including (a) the purchase price of $17.10 per share, (b) the cash component and the ability of WSB's stockholders to receive either cash or stock, and (c) the fact that the transaction will be accounted for as a purchase, rather than a pooling, which allows ESB to continue its stock repurchase program. These last two factors are viewed by WSB's financial advisor as providing greater price protection than is typically present in a pooling transaction which does not permit the use of cash and imposes certain restrictions on share repurchases by the acquiror.

     . That WSB and ESB serve contiguous market areas with similar communities and that the expanded reach of the combined company would benefit existing customers and make the combined company more attractive to potential customers.

     . That ESB offers a broader range of products and services and that the merger would provide WSB's customers with access to these products and services, including greater access to commercial loan products, without WSB having to undergo the expense of introducing them on its own.

     . The strength of ESB's management and the similarity of the commitment to the community and operating philosophies of the companies.

     . The financial condition, results of operations, cash flow, businesses and prospects of WSB. In this regard, the board analyzed the options of selling WSB, continuing on a stand-alone basis, liquidation and mergers with other parties. The range of values on a sale of control basis were determined to generally exceed the present value of WSB shares on a stand-alone basis.

     . The opinion of FinPro., that, as of May 16, 2001, the consideration was fair to WSB stockholders from a financial point of view.

     . The financial condition, results of operations, cash flow, businesses and prospects of ESB.

     . The current operating environment, including the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and the substantial investment that may be required to remain technologically competitive.

     . The other terms of the reorganization agreement, including the opportunity for WSB stockholders to receive shares of ESB common stock in a tax-free exchange for some, or possibly all, of their shares of WSB common stock.

     . The detailed financial analyses, pro forma and other information, including the anticipated effects of purchase accounting on the combined company on a prospective basis, with respect to WSB and ESB discussed by FinPro, Inc., as well as the board's knowledge of WSB, ESB and their respective businesses.

     . The likelihood of the merger and related transactions being approved by the appropriate regulatory authorities. See "- Regulatory Approval Needed to Complete the Merger."

     In reaching its determination to approve and recommend the reorganization agreement, the WSB board did not assign any specific weights to the foregoing factors, and apart from the financial terms of the transaction, individual directors may have weighed factors differently.

     In considering the reorganization agreement, the WSB board also took into account the various expenses which would be incurred due to the merger. Although these costs may have affected the amount of the merger consideration, the WSB board still believes that the merger is in the best interests of shareholders.

     Accordingly, the WSB board unanimously recommends that WSB's stockholders vote "FOR" approval and adoption of the reorganization agreement.

Opinion of WSB's Financial Advisor

     WSB retained FinPro, Inc., a financial consulting firm, on the basis of its experience, to render a written opinion to WSB and its shareholders as to the fairness, from a financial point of view, of the per share price to be paid for each outstanding share of WSB common stock, as set forth in the merger agreement. WSB placed no limitations on FinPro with respect to the investigation made, or procedures followed by FinPro in rendering its opinion.

     FinPro has been in the business of consulting for the banking and thrift industry for fourteen years, including the appraisal and valuation of banking and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the Western Pennsylvania bank and thrift market and financial organizations operating in that market. FinPro reviewed the negotiated terms of the merger agreement.


     On May 16, 2001, in connection with its consideration of the reorganization agreement, FinPro issued an oral opinion to the board of directors of WSB that the proposed per share merger consideration value of $17.10 as provided in the reorganization agreement is fair and equitable, from a financial perspective, to WSB and its shareholders. The analysis presented in the oral opinion was subsequently updated and confirmed in writing. A copy of the written opinion is attached as Appendix C to this proxy statement/prospectus and should be read in its entirety by WSB shareholders. FinPro's written opinion does not constitute an endorsement of the merger or a recommendation to any shareholder as to how such shareholder should vote at the special meeting.

     In rendering its opinion, FinPro reviewed certain publicly available information concerning WSB and ESB, including each party's audited financial statements and annual reports. FinPro considered many factors in making its evaluation. In arriving at its opinion regarding the fairness of the per share price, FinPro reviewed: (i) the reorganization agreement and the exhibits thereto; (ii) changes in the market for bank and thrift stocks; (iii) the performance of ESB and WSB common stock; (iv) trends and changes in the financial condition of ESB and WSB; (v) the level of nonperforming loans and corresponding level of the loan loss allowance of ESB and WSB; (vi) the most recent annual report to shareholders and annual report on Form 10-K or 10-KSB of ESB and WSB; (vii) quarterly reports on Form 10-Q or 10-QSB of ESB and WSB;
(viii) the budgets of ESB and WSB; (ix) recent regulatory exam reports of WSB, Workingmens Bank, ESB and ESB Bank; (x) the minutes of meetings of the board of directors of ESB and WSB; and (xi) other market data, studies and analyses that were considered appropriate. FinPro conducted due diligence on ESB in May 2001. The due diligence focused on the ability of ESB to meet its obligations as sent forth in the reorganization agreement. FinPro conducted an on-site review of each organization's historical performance and current financial condition.

     In addition, FinPro discussed with the management of WSB its operating performance and future prospects, primarily with respect to the current level of WSB's earnings and future expected operating results, giving weight to FinPro's assessment of the future of the thrift industry and WSB's performance within the industry. FinPro compared the results of operation of WSB with the results of operation of all publicly traded Pennsylvania thrift institutions and their holding companies.


                                             For the twelve months ended March 31, 2001
                                            --------------------------------------------
                                                                     Pennsylvania
                                                                   Publicly Traded
                                                  WSB               Thrift Median
                                            ----------------  --------------------------
Return on Average Assets                                .53%                        .72%
Return on Average Equity                               4.48%                       7.59%
Asset Growth                                          -1.34%                       7.90%
Yield on Interest Bearing Assets                       7.18%                       7.43%
Cost of Interest Bearing Liabilities                   4.49%                       4.97%
Net Interest Margin                                    3.01%                       2.96%
Non-interest Income/Average Assets                      .38%                        .35%
Non-interest Expense/Average Assets                    2.69%                       2.22%
Non-performing Assets/Assets                            .72%                        .39%
Loan Loss Reserves/Loans                                .86%                        .92%
Loan Loss Reserves/Non-Performing Assets              50.00%                     122.70%
Efficiency Ratio                                      84.03%                      64.28%
Tangible Equity/Tangible Assets                       11.59%                       7.81%



  Source: The SNL DataSource, SNL Securities, Last Twelve Months Data for the period ended March 31, 2001.

     Many variables affect the value of financial institutions, not the least of which is the uncertainty of future events, so that the relative importance of the different valuation variables differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the entity's stock and special ownership or management considerations.


     FinPro analyzed the total deal price on a cash equivalent fair market value basis using the standard evaluation techniques (as discussed below) including, but not limited to, comparable sales multiples, net present value of dividends and terminal value and price equity index based on certain assumptions of projected growth, earnings and dividends.


     Net Asset Value. Net asset value is the value of the net equity of a thrift institution, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discount to the loan portfolio and changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by FinPro to the net asset value method of valuation.






     Market Value. Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree to transfer shares. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the thrift institution being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small thrift with a thin market for its stock is normally determined by comparison to the median price to earnings, price to equity and dividend yield of local or regional publicly-traded thrift institutions, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a thrift is determined by the previous sales of thrifts. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weight than the net asset value and similar emphasis as the investment value as discussed below.


     FinPro maintains substantial files concerning the prices paid for thrift institutions nationwide. The database includes transactions involving Pennsylvania thrift institutions and thrift institutions in the Mid-Atlantic region of the United States over the last five years. The database provides comparable pricing and financial performance data for thrift institutions sold or acquired. Organized by different peer groups, the data present averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of WSB, FinPro has considered the market approach and has evaluated price to earnings, price to equity, price to tangible equity and franchise premium to core deposits for a defined comparable group.





     Select Merger Multiples. During FinPro's analysis of recent merger multiples in relationship to the proposed transaction, FinPro placed a heavy reliance on the "Comparable Group" multiples. The "Comparable Group" was composed of all thrift institutions that announced sales between March 31, 2000 and May 14, 2001 with announced deal values less than $10 million. The following table illustrates the maximum, minimum and median multiples of the "Comparable Group".

                                                                   Franchise
                  Price to   Price to Tangible     Price to    Premium to Core
                    Book           Book              LTM           Deposits
                                                  Earnings
                 ----------  ------------------  ----------    -----------------
Maximum           215.29%          215.29%         58.67x            13.42%
Minimum            97.38%           97.38%         15.53x            -0.65%
Median            124.95%          124.95%         25.41x             4.56%
Proposed Price    104.01%          104.01%         22.21x *           0.68%

___________
* The proposed price to LTM core earnings is 25.91x
  Source:  SNL Securities, FinPro Calculations


     FinPro calculated an "Adjusted Equity Value" of $20.68 per share, which is above the proposed per share price of $17.10 (the "proposed price"), based on WSB's March 31, 2001 equity and a median price to book value multiple of 124.95% for the "Comparable Group". By comparison, the price to book value multiple computed using the proposed price is 104.01%. FinPro calculated an "Adjusted Earnings Value" of $16.77 per share, which is below the proposed price, based on WSB's March 31, 2001 last twelve month's core earnings and a median price earnings multiple of 25.41x for the "Comparable Group." By comparison, the price to core earnings multiple computed using the proposed price is 25.91x.


     The financial performance characteristics of the selected thrift organizations vary, sometimes substantially, from those of WSB. As such, this analysis is not a simple mathematical formula, but rather a series of considerations and judgements, regarding the financial performance and value of each of the companies.





     Investment Value. The investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a thrift to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value method, which was analyzed in connection with this transaction, was the net present value of dividends stream and terminal value, which is discussed below.






     Net Present Value of Dividends Stream and Terminal Value. The investment of earnings value of any banking institution's stock is an estimate of present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. FinPro calculated a net present value of dividends stream and terminal value through 2005 under a number of iterations. The annual earnings growth rates ranged from 5.00% to 15.00%, with dividend estimates based upon historical levels. The terminal value was approximated using an acquisition price to book multiple of 126%, which resulted in acquisition price to earnings multiples ranging between 30x to 46x. Discount rates between 10% and 14% were utilized. Based on these assumptions, FinPro's calculation of the net present value of dividends stream and terminal value per share ranged
between $12.21 to $14.96.   FinPro's computations were based on an analysis of
the thrift industry, the economic and competitive situations currently existing in WSB's market area and its current financial condition.






     Conclusion. When the net asset value, market value and investment value methods are subjectively weighed, using the appraiser's experience and judgment, it is FinPro's opinion that the proposed merger consideration is fair from a financial prospective to the holders of WSB's common stock.

     In rendering its opinion, FinPro did not independently verify the asset quality and financial condition of WSB, but instead relied upon the data provided by or on behalf of WSB to be true and accurate in all material respects.

     Prior to being retained for this assignment, FinPro, Inc. had provided professional services to WSB. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues. FinPro is not affiliated in any way with WSB or ESB or their respective affiliates.


     FinPro acted as WSB's financial advisor in connection with the merger and will receive a fee of $80,000, a significant portion of which is contingent upon consummation of the merger. In addition, FinPro will be reimbursed for reasonable expenses related to the merger and WSB has indemnified FinPro in connection with any matter related to the merger. Approximately $35,000 of the $80,000 fee has been paid prior to FinPro rendering its written opinion.


WSB Stockholders Will Receive Shares of ESB Common Stock and/or Cash for Each WSB Share

     Upon consummation of the merger, each outstanding share of WSB common stock will be converted into the right to receive $17.10 in either cash or shares of ESB common stock, at the election of each WSB stockholder and subject to the election, allocation and proration procedures set forth in the reorganization agreement and described below, as determined pursuant to the reorganization agreement. See "- Merger Consideration," "-Election Procedures" and "-Allocation Procedures" below. No fractional shares of ESB common stock will be issued in connection with the merger. Instead, ESB will make a cash payment to each WSB stockholder who would otherwise receive a fractional share.

     The form of the consideration ultimately received by you will depend upon the election, allocation and proration procedures described below and the choices of other stockholders. Accordingly, no guarantee can be given that the choice of any given stockholder of WSB will be honored. In addition, because the tax consequences of receiving the cash consideration will differ from the tax consequences of receiving the stock consideration, WSB stockholders are urged to read carefully the information set forth below under "- Federal Income Tax Consequences for WSB Stockholders."


     Merger Consideration. ESB will exchange a total of approximately 211,000 shares of its common stock and pay approximately $2.6 million in cash (including approximately $29,500 in cash to be paid for outstanding options to purchase WSB common stock) for all of the outstanding shares of common stock of WSB, subject to the overall proportional cash limitations imposed by the IRS. The total number of outstanding shares represents issued and outstanding shares and assumes that no outstanding options to purchase WSB common stock are exercised before the effective time of the merger. In the event that all 21,820 options currently outstanding and exercisable are exercised prior to the closing of the merger, the number of shares of ESB common stock to be issued would increase to approximately 226,000 shares and the cash consideration would increase to $2.7 million. The reorganization agreement provides that each holder of WSB common stock will be entitled to receive, at the election of the holder thereof, for each share of WSB common stock either:



     (1) the number of shares of ESB common stock which is equal to the quotient (which is known as the exchange ratio) determined by dividing $17.10 by the average share price of the ESB common stock (which is referred to as the per share stock consideration), except that cash will be paid for any remaining fractional shares, or



     (2) cash in an amount equal to $17.10 (which is referred to as the per share cash consideration).


     The "average share price" of the ESB common stock shall mean the average of the closing sales price of a share of ESB common stock, as reported on the Nasdaq Stock Market's National Market (as reported by an authoritative source), for the 20 trading-day period ending with the close of business on the business day which is five days preceding the effective time. The closing sales prices during the 20-day trading period shall be subject to appropriate adjustments in the event that, during such 20-day trading period, the outstanding shares of ESB common stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in ESB's capitalization.

     The total consideration to all stockholders is payable 51% in ESB common stock and 49% in cash.

     The value of the ESB common stock to be received by you will depend on the market price of shares of ESB common stock at the effective time of the merger. The market price of ESB common stock is subject to change at all times based on the future financial condition and operating results of ESB, future market conditions and other factors. On May 15, 2001, the business day immediately preceding public announcement of the merger, ESB's common stock closed at $12.29. Between May 15, 2001 and July 18, 2001, ESB's common stock traded as high as $13.25 and as low as $12.29. On July 18, 2001, ESB common stock closed at $12.60. The market price of ESB common stock at the effective time of the merger may be higher or lower than recent prices. For further information concerning the historical prices of ESB common stock, see "Comparative Common Stock Price and Dividend Information." You are urged to obtain current market prices for ESB common stock in connection with voting your shares at the special meeting and making your election decision.


     Elections. As promptly as practicable after closing the merger but in no event more than seven business days after the closing, you will be sent an election form, which will permit you to elect to receive for each share of WSB common stock owned by you either (i) the stock consideration in exchange for each shares of WSB common stock held or (ii) the cash consideration. If you either (i) do not submit a properly completed election form in a timely fashion or (ii) revoke your election form prior to the deadline for the submission of the election form, the shares of WSB common stock held by you will be designated "no election shares."



     Election Procedures. All elections will be required to be made on an election form. To make an effective election with respect to your shares of WSB common stock, you must, in accordance with the election form, (i) properly complete and return the letter of transmittal and election forms to the company designated by ESB to receive these materials, (ii) either (a) deliver the election form with your stock certificates representing such shares (or an appropriate guarantee of delivery of such certificates) or (b) complete the procedure for delivery by book-entry transfer of such shown on a timely basis and (iii) deliver with the election forms any other required documents, prior to the deadline for returning the letter of transmittal and election form. It is currently anticipated that the letter of transmittal and election forms will be mailed to you approximately one week after the merger is completed.


     The deadline for surrendering all documentation required for an effective election (the "election deadline date") will be set forth in the election instructions and will be 20 business days following the mailing of the letter of transmittal and election form (approximately four weeks), although the date may be extended by mutual agreement of ESB and WSB.

     WSB stockholders should not return their stock certificates with the enclosed proxy, and stock certificates should not be forwarded to the designated agent until a WSB stockholder has received the letter of transmittal and election form.

     If you have a particular preference as to the form of consideration to be received for your shares of WSB common stock, you should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which an election is not received. Neither the WSB board nor its financial advisor makes any recommendation as to whether stockholders should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See "-Federal Income Tax Consequences for WSB Stockholders."

     Even if you have no preference, it is suggested that you return your transmittal and election forms by the election deadline date, indicating that you have no preference, so that you may receive the merger consideration allocable to you promptly following completion of the exchange procedures after the merger is consummated. See "Procedures for Exchanging Your Stock Certificates."




     Allocation Procedures. Your ability to elect to receive all cash is subject to a requirement that the aggregate cash consideration may not exceed $2.6 million (assuming 302,684 shares of WSB common stock are outstanding prior to the completion of the merger) based upon the overall proportional cash limitations imposed by the IRS. If the total cash elections are greater, or less, than the aggregate cash consideration, the elections will be reallocated as follows so that the resultant exchange for cash is as close as practical to the aggregate cash consideration:


     . If the cash elections total more than the aggregate cash consideration, no election shares will be converted to stock election shares. If after the conversion of the no election shares, the total cash elections are still more than the aggregate cash consideration, then on a pro rata basis, a sufficient number of shares from among the holders of cash election shares (including shares of WSB common stock held by dissenting stockholders) will be converted into stock election shares, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

     . If the cash elections total less than the aggregate cash consideration, a sufficient number of shares will be converted on a pro rata basis into cash election shares, first from among the holders of no election shares and then, if necessary, from among the holders of stock election shares, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.




     Upon consummation of the merger, any shares of WSB common stock that are owned by WSB as treasury stock or that are held directly or indirectly by ESB, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures.

Procedures for Exchanging Your Stock Certificates

     WSB stockholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline date, or any extension of such time period, will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures. The exchange agent will complete the allocation within 10 business days after the election deadline date. Other stockholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the designated agent or other steps have been taken to surrender the evidence of their stock interest in WSB in accordance with the instructions accompanying the letter of transmittal form.

     Within seven business days after the completion of the merger, a bank or trust company selected by ESB and WSB will mail to each holder of record of WSB common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate for WSB common stock for exchange and cancellation to the designated agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive such merger consideration allocated to them and the certificate for WSB common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including the cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of stock certificates for WSB common stock.

     No stock certificates representing fractional shares of ESB common stock will be issued upon the surrender for exchange of WSB stock certificates. In lieu of the issuance of any such fractional share, ESB will pay to each former stockholder of WSB who otherwise would be entitled to receive a fractional share of ESB common stock an amount in cash determined by multiplying the fraction of a share of ESB common stock which such holder would otherwise be entitled to receive pursuant to the reorganization agreement by the average closing sales price of ESB common stock.

     If you receive shares of ESB common stock in the merger, you will receive dividends on ESB common stock or other distributions declared after the completion of the merger only if you have surrendered your WSB stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

     After completion of the merger, no transfers of WSB common stock issued and outstanding immediately prior to the completion of the merger will be allowed. WSB stock certificates that are presented for transfer after the completion of the merger, will be canceled and exchanged for the merger consideration.

     If your WSB stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The exchange agent will send you instructions on how to provide this evidence.

Interests of Directors and Officers in the Merger that are Different from Your Interests

     Some members of WSB's management and the WSB board may have interests in the merger that are in addition to or different from the interests of stockholders. The WSB board was aware of these interests and considered them in approving the reorganization agreement.


     Existing Employment, Severance and Change in Control Agreements. ESB shall honor all existing employee agreements, severance or change in control agreements or plans of WSB and Workingmens Bank, in effect as of May 16, 2001, the date of the reorganization agreement. Certain officers of WSB will receive termination benefits. WSB has employment agreements with Robert D. Neudorfer, Ronald W. Moreshi and Kathleen M. Neudorfer that provide severance payments and other benefits in the event of involuntary termination of employment in connection with any change of control. If exercised, the approximate severance payment for the employment agreements for Messrs. Neudorfer and Moreshi and Mrs. Neudorfer will be $231,800, $152,500 and $132,000, respectively.


     Other employees are entitled to severance payments under the reorganization agreement. Any person who is currently serving as an employee of Workingmens Bank and continues as such immediately prior to the effective time (other than those employees covered by a written employment agreement) whose employment is discontinued by ESB within six months after the effective time (unless termination of such employment is for cause) shall be entitled to a severance payment from ESB Bank in an amount equal to their current salary of one month for every year of service at Workingmens Bank, up to a maximum severance of nine months for current officers and six months for current non-officer employees, together with any accrued but unused vacation leave with respect to the 2001 calendar year.

     Agreements with Officers of WSB and Workingmens Bank. At the effective time of the merger, ESB has agreed that either it and/or ESB Bank will enter into three-year consulting agreements with each of Robert D. Neudorfer, Ronald
W. Moreschi and Kathleen M. Neudorfer providing for (i) annual consulting fees of $28,000 for Mr. Neudorfer, $14,000 for Mr. Moreschi and $12,000 for Mrs. Neudorfer, payable in equal monthly installments, and (ii) medical and dental benefits at no cost to the aforementioned individuals and their eligible dependents for the term of their consulting agreements, provided that such person is still employed by WSB or Workingmens Bank immediately prior to the effective time.



     Creation of Workingmens Bank Advisory Board. At the time of the merger, the four non-employee directors of WSB will be appointed to a newly created Workingmens Bank advisory board for ESB and/or ESB Bank for a period of not less than three years. Advisory board members will receive for their services an annual retainer of $12,000, to be paid quarterly in consideration for attendance at quarterly meetings.



     Employee Benefit Plans. All employees of WSB or Workingmens Savings Bank immediately prior to completion of the merger who are employed by ESB, ESB Bank or Workingmens Bank (the "employers") immediately following the merger ("transferred employees") will be covered by the employers' employee benefit plans on substantially the same basis as any employee of the employers in a comparable position. Notwithstanding the foregoing, ESB may determine to continue any of the WSB benefit plans for transferred employees in lieu of offering participation in the employers' benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of WSB's benefit plans, or to merge any such benefit plans with the employers' benefit plans, provided the result is the provision of benefits to transferred employees that are substantially similar to the benefits provided to the employers' employees generally. Except as otherwise prohibited by law, transferred employees' service with WSB or Workingmens Bank shall be recognized as service with the employers for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the employers' benefit plans, subject to applicable break-in-service rules. ESB agreed that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to transferred employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by WSB or Workingmens Bank at the closing of the merger and who then change coverage to the employers' medical or hospitalization indemnity health plan at the time such transferred employees are first given the option to enroll. Notwithstanding anything in the reorganization agreement to the contrary, after the completion of the merger, (x) any amendment to, or grant of additional benefits under, any WSB or Workingmens Bank benefit plan, including stock based plans, which continues to exist subsequent to the completion of the merger, shall require the prior consent of ESB, and (y) ESB may cause any of the WSB or Workingmens Bank benefit plans which continue to exist, including stock based plans, to be amended in order to provide that employees of ESB or ESB Bank may be participants in such plans.


     WSB shall take all necessary action to cause the WSB ESOP to be terminated as of the consummation of the merger. The merger consideration received by the WSB ESOP trustee in connection with the merger with respect to the unallocated shares of WSB Common Stock shall be first applied by the WSB ESOP trustee to the full repayment of the WSB ESOP loan. The balance of the merger consideration (if any) received by the WSB ESOP trustee with respect to the unallocated shares of WSB common stock shall be allocated as earnings to the accounts of all participants in the WSB ESOP who have accounts remaining under the WSB ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries as of the first day of the WSB ESOP plan year in which the merger is consummated, to the maximum extent permitted under the Internal Revenue Code and applicable law. The accounts of all participants and beneficiaries in the WSB ESOP immediately prior to the consummation of the merger shall become fully vested as of such time. ESB and WSB have agreed to file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the WSB ESOP as of the consummation of the merger. As soon as practicable after the later of the consummation of the merger or the receipt of a favorable determination letter for termination from the IRS, the account balances in the WSB ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account as a participant or beneficiary may direct.

Prior to the consummation of the merger, no prepayments shall be made on the WSB ESOP loan and contributions to the WSB ESOP and payments on the WSB ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.


     WSB Stock Options. Outstanding and exercisable options to purchase shares of WSB common stock under WSB's 1998 Stock Option Plan will be canceled with a cash payment to be made in an amount equal to the difference, if any, between the per share cash consideration and the exercise price per share. As of July 16, 2001, the record date, options to purchase a total of 21,820 shares of WSB common stock with an exercise price of $15.75 were outstanding, which will be canceled in exchange for approximately $29,500 upon the effective time.



     Restricted Stock. Certain officers and directors of WSB have been awarded shares of restricted stock under the WSB management recognition and development plan. As of the effective date of the merger, the plan will terminate, all unvested restricted stock (40% of the initial allocation) awarded to officers and directors of WSB will vest and be exchanged into ESB Common Stock or cash in accordance with the reorganization agreement.



     Protection of Directors, Officers and Employees Against Claims. ESB has also agreed to protect and hold harmless each present and former director, officer and employee of WSB and Workingmens Bank. These people will be protected against any costs, expenses, judgments, fines, losses, claims, or liabilities incurred in connection with any claim, suit, proceeding or investigation relating to matters existing or occurring at or prior to the completion of the merger.


     Moreover, ESB will maintain WSB's and Workingmens Bank's existing directors' and officers' insurance policy for a period of six years following the merger.

Management and Operations Following the Merger

     Immediately following the merger of ESB and WSB, Workingmens Bank will be merged with and into ESB Bank. ESB expects to achieve significant consolidation efficiencies following the consummation of the merger, although there can be no assurance that the anticipated efficiencies will be achieved. The efficiencies are expected to be achieved primarily through the elimination of duplicative compensation costs, computer system costs, and redundant expenses for services.

Employee Matters

     Each WSB or Workingmens Bank employee whose employment is not specifically terminated will become an employee of ESB or ESB Bank. However:

     . WSB's continuing employees will not be, or act as, officers of ESB or ESB Bank, unless elected or appointed to that position by ESB or ESB Bank.

     . All of WSB's continuing employees who remain following the completion of the merger will be employed at the will of ESB or ESB Bank.

     . No employee of WSB will become a contractual employee of ESB or ESB Bank unless the contract is in writing with ESB or ESB Bank.

     . Each WSB employee who becomes an employee of ESB or ESB Bank will be eligible to participate in ESB or ESB Bank employee plans, on the same basis as any newly-hired employee of ESB or ESB Bank, to the extent permitted by such plan. However, with respect to each ESB or ESB Bank employee plan (other than the ESB ESOP with respect to vesting), service with WSB or Workingmens Bank will be treated as service with ESB or ESB Bank to determine eligibility to participate, vesting and entitlement to benefits but not for purposes of benefit accrual. Service will not be recognized to the extent that it would result in a duplication of benefits.

     . Each existing employment or severance agreement of WSB will be honored by ESB. See "-Interests of Directors and Officers in the Merger that are Different from Your Interests - Existing Employment and Severance Agreements" above for a complete explanation.


Conditions to the Merger

     The obligations of ESB and WSB to complete the merger are conditioned on the following being satisfied at or prior to the completion of the merger:


     . all corporate action necessary to authorize, execute and consummate the reorganization agreement and the merger must have been duly and validly taken by ESB and WSB;


     .    WSB's stockholders must approve the reorganization agreement;

     . the requisite regulatory approvals, consents and waivers must be obtained and all statutory waiting periods must have expired;

     . any necessary material third party consents, waivers or approvals must be obtained or made;

     . the shares of ESB common stock which will be issued to the WSB stockholders upon completion of the merger must be authorized for listing for quotation on the Nasdaq Stock Market;

     . no approval or consent will have imposed any condition or requirement that would materially and adversely impact the economic or business benefits to either party giving effect to the merger;

     . no party to the merger will be subject to any order, decree or injunction that prohibits closing any of the merger's transactions;

     . no statute, rule or regulation will prohibit completion of the merger's transactions;

     . the registration statement will have been declared effective by the SEC and the SEC will not be taking actions to stop the merger from proceeding;

     . all required approvals by state securities or "blue sky" authorities will have been obtained; and

     . holders of WSB common stock who dissent from the merger under Pennsylvania law will not hold more than 15% of the WSB common stock immediately before the merger.

     The obligations of ESB and WSB to complete the merger are also conditioned on the following:

     . all parties will have performed their respective obligations under the reorganization agreement;

     . subject to prior disclosure of any necessary qualifications, the representations and warranties made by the parties in the reorganization agreement will be materially true when the merger closes. Each party will furnish the other with a certificate attesting to this fact;

     . ESB and WSB will have obtained all necessary material consents or approvals to permit ESB to assume WSB's contracts, leases and other agreements;

     . ESB and WSB will have received an opinion from Elias, Matz, Tiernan & Herrick, LLP, special counsel to ESB dated as of the completion of the merger, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of the IRS and that as a result:


          (a) no gain or loss will be recognized by ESB or WSB as a result of the merger;

          (b) no gain or loss will be recognized by the stockholders of WSB who exchange all of their WSB common stock solely for ESB common stock pursuant to the merger (except with respect to cash received in lieu of a fractional share of interest in ESB common stock); and

          (c) the aggregate tax basis of the ESB common stock received by stockholders who exchange all of their WSB common stock solely for ESB common stock pursuant to the merger will be the same as the aggregate tax basis of the WSB common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     . the delivery to each of ESB and WSB of various letters, certificates and other documents.

     We cannot guarantee when, or whether, the regulatory consents and approvals necessary to complete the merger will be obtained or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. See "- Regulatory Approvals Needed to Complete the Merger" below. If the merger is not completed on or before January 31, 2002, the reorganization agreement may be terminated by ESB's or WSB's board. However, the failure to complete the merger by that date cannot be due to the breach of the reorganization agreement by the party seeking to terminate.

Regulatory Approval Needed to Complete the Merger

     Completion of the merger is subject to approval from the Office of Thrift Supervision. ESB has applied to the OTS pursuant to Section 10(e)(1)(A) of the Home Owners' Loan Act of 1933 ("HOLA") to merge WSB with and into ESB and to merge Workingmens Bank with and into ESB Bank.

     The period for the OTS' review of any proposed acquisition, such as the acquisition of WSB , commences upon receipt by the OTS of an application deemed sufficient by the OTS. Once an application is deemed sufficient, the OTS generally has a 60-day period for review of the application, which may be extended by the OTS for up to an additional 30 days.

     Generally, the OTS will approve an application unless it determines that the financial and managerial resources and future prospects of the acquiror and the savings association involved would be detrimental to the savings association or to the Savings Association Insurance Fund or the Bank Insurance Fund, or if the acquiror fails or refuses to furnish information requested by the OTS. The OTS will also consider the convenience and needs of the community to be served, and it will examine the impact of the acquisition under the relevant antitrust laws.

     OTS regulations provide that an acquiror must publish a notification, no earlier than three calendar days before and no later than three calendar days after filing an application, in the community in which the home office of the savings association to be acquired is located. Generally, within 20 calendar days of the date of filing (or up to 40 calendar days after such date if an extension is requested in writing within the initial 20-day period), anyone may file comments in favor of or in protest of the application and may also submit such information as he or she deems relevant.

     There can be no assurance that the necessary regulatory authorities will approve the merger, and if the merger is approved, there can be no assurance as to the dates of such approvals. There can also be no assurance that any such approval will not contain a condition or requirement which would cause such approval to fail to satisfy one of the conditions to consummation of the merger set forth in the reorganization agreement. There can likewise be no assurance that the Department of Justice will not challenge the merger, or if such a challenge is made, as to the results thereof. In the event the merger is not completed on or before January 31, 2002, the reorganization agreement may be terminated by either ESB or WSB.

     ESB is not aware of any other regulatory approvals that would be required for completion of the merger, except as described above. If any other approvals are required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by WSB stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Conduct of Business Pending the Merger

     Except as expressly provided for in the reorganization agreement and except to the extent required by law or by regulatory authorities, ESB and WSB have agreed that, during the period from May 16, 2001 to the completion of the merger, WSB and Workingmens Bank will use their best efforts to:

     . conduct their business in the regular, ordinary and usual course consistent with past practice; and

     . preserve intact their business organization and advantageous business relationships, and retain the services of their employees.

     Further, except as otherwise provided in the reorganization agreement, during the period from May 16, 2001 to the completion of the merger, WSB has agreed that neither it nor Workingmens Bank will take certain actions unless permitted to by ESB or permitted to or required by the reorganization agreement. These include:

     . change any provision of their articles of incorporation, bylaws or other similar governing documents;


     . except for the issuance of WSB common stock pursuant to the present terms of stock options which are outstanding as of May 16, 2001and have been previously disclosed and compliance with the terms of the stock option agreement dated May 16, 2001 (as discussed under "Certain Related Transactions - Stock Option Agreement" on page 39), (i) change the number of shares of its authorized or issued capital stock, (ii) issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of WSB or Workingmens Bank, or any securities convertible into shares of such capital stock, or (iii) split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;


     . declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

     . (i) grant any severance or termination pay (other than pursuant to binding contracts of WSB previously disclosed under the terms of the reorganization agreement), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees; or (ii) award any increase in compensation or benefits to its directors, officers or employees, except, in the case of officers or employees, as may be granted in the ordinary course of business and consistent with past practices and policies not to exceed 4% of the current salary of each respective employee;

     . (i) enter into or modify (except as may be required by applicable law or as may be required by the reorganization agreement) any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or (ii) make any contributions to the WSB ESOP or any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice except that payments under the WSB bonus pool to employees of WSB and Workingmens Bank for amounts currently accrued up to $12,500;

     . (i) sell or dispose of any significant assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies, or (ii) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

     . make any capital expenditures in excess of $25,000 in the aggregate, other than pursuant to binding commitments existing as of May 16, 2001, other than expenditures necessary to maintain existing assets in good repair and other than as previously disclosed under the reorganization agreement;

     . file any applications or make any contract with respect to branching or site location or relocation, except as previously disclosed under the reorganization agreement;

     . (i) make any material change in accounting methods or practices, other than changes required by generally accepted accounting principles, or
          (ii) change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

     . change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law;

     . engage in any transaction with an "affiliated person" or "affiliate," as defined in the reorganization agreement;

     . enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

     . take any action that would result in any of its representations and warranties contained in Article II of the reorganization agreement not being true and correct in any material respect upon completion of the merger; or

     .    agree to do any of the foregoing.

     Except as provided in the reorganization agreement, during the period from May 16, 2001 to the completion of the merger, ESB has agreed that neither it nor ESB Bank will take certain actions unless permitted to by WSB or permitted or required by the reorganization agreement. These include:

     . take any action which can reasonably be expected to adversely affect or delay the ability of ESB or WSB to perform its covenants and agreements on a reasonably timely basis under the reorganization agreement or to consummate the transactions contemplated under the reorganization agreement;


     . declare or pay any special cash distributions in respect of any of its capital stock in excess of $1.00 per share, provided, however, that ESB shall be permitted to continue to declare and pay its regular quarterly dividends; or

     .    agree to do any of the foregoing.

Representations and Warranties Made by ESB and WSB in the Reorganization
Agreement

     Pursuant to the execution of the reorganization agreement, both ESB and WSB have made customary representations and warranties relating to their businesses. For detailed information on these representations and warranties, see the reorganization agreement attached as Appendix A. Such representations and warranties must remain true in all material respects through the completion of the merger unless such change does not have a material negative impact on the party's business, financial condition or results of operations. See "- Conditions to the Merger."

What Happens if a Third Party Offers to Buy WSB

     WSB has agreed not to try to have an outside third party merge with, buy substantial assets or liabilities of, or buy shares of capital stock of WSB or Workingmens Bank, or any other similar transactions (an "acquisition transaction"). However, the WSB board may provide information to anyone who makes an unsolicited possible acquisition transaction if, after receiving advice of counsel, it determines in the exercise of its fiduciary responsibilities that such information should be furnished.

     WSB must promptly communicate to ESB the terms of any proposed acquisition transaction and must provide ESB with copies of (i) the written inquiry or proposal, (ii) any written legal advice provided to the WSB board and (iii) a written synopsis of all such oral inquiries or proposals.

Waiving and Amending Provisions In, or Terminating, the Reorganization Agreement

     Prior to the completion of the merger, any provision of the reorganization agreement may be waived, amended or modified by the parties. However, after the vote by the stockholders of WSB, no amendment or modification may be made that would reduce the amount of consideration to be received by WSB's stockholders under the terms of the merger.

     The reorganization agreement also may be terminated at any time prior to the completion of the merger, either before or after approval of the merger by the WSB stockholders by:

     .    the mutual consent of both parties;

     .    either party (i) if the merger is not completed by January 31, 2002 or
          (ii) if the stockholders of WSB do not approve the reorganization agreement. However, the failure of such occurrence cannot be due to the breach of any representation, warranty or covenant contained in the reorganization agreement by the party seeking to terminate;

     . by either party upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the merger shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied;

     . by either party if there shall have been a material breach of any of the covenants or agreements set forth in the reorganization agreement. Each party must give the other party 30 days to cure the breach. The party seeking to terminate the reorganization agreement cannot be in material breach of any representation warranty, covenant or other agreement in the reorganization agreement.

     . by either party, if any of the applications for prior approval by third parties and governmental bodies are denied or are approved contingent upon the satisfaction of any non-standard condition or requirement which, in the reasonable opinion of the ESB board, would materially impair the value of WSB and Workingmens Bank to ESB, and the time period for appeals and requests for reconsideration has run.

     In the event of termination of the reorganization agreement by either ESB or WSB as set forth above, the reorganization agreement shall become void and have no effect, except that the provisions of the reorganization agreement relating to confidentiality of information and expenses shall survive any such termination. Notwithstanding the foregoing, neither ESB nor WSB shall be relieved or released from any liabilities or damages arising out of its breach of any provision of the reorganization agreement.

Accounting Treatment of the Merger

     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. This means that ESB and WSB will be treated as one company as of the date of the combination, and that ESB will record the fair market value of WSB's assets and liabilities on its financial statements. Because the amount ESB is paying for the WSB common stock is expected to approximate the fair market value of WSB's net assets, ESB does not expect to record any significant "goodwill," which is an intangible asset, as a result of the merger. However, ESB will record a separate intangible asset called core deposit intangibles or "CDI" currently estimated to be approximately $970,000. ESB will amortize or record an expense for this CDI over approximately the next seven to ten years, reducing net income during that period. The income statements of ESB will incorporate the recorded income of WSB's operations beginning at the completion of the merger.

Federal Income Tax Consequences for WSB Stockholders

     The following is a discussion of the material federal income tax consequences of the merger to ESB, WSB and holders of WSB common stock. The discussion is based upon IRS Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this document. This discussion assumes that WSB common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of WSB common stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. The opinion of counsel referred to in this section will be based on facts existing at the completion of the merger. In rendering its opinion, counsel will require and rely upon representations contained in certificates of officers of ESB, WSB and others. Holders of WSB common stock should consult their tax advisors as to the particular tax consequences to them of the merger.

     It is a condition to the obligation of ESB and WSB to complete the merger that the parties will have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to ESB, dated as of the completion of the merger, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, such opinion will state that:

     (1) no taxable gain will be recognized by ESB or WSB in connection with the merger;


     (2) stockholders of WSB who exchange all their WSB common stock solely for ESB common stock will not recognize a gain or a loss upon the exchange, except for cash received instead of fractional shares; and

     (3) WSB stockholders who exchange all their shares of WSB common stock solely for shares of ESB common stock will not have their individual tax basis or holding periods affected by exchanging their WSB shares for ESB shares, except to the extent cash is received instead of fractional shares.

     The federal income tax consequences of the merger to a WSB stockholder generally will depend on whether the stockholder receives cash, ESB common stock or a combination thereof in exchange for such stockholder's WSB common stock.

     No gain or loss will be recognized by a WSB stockholder who receives solely ESB common stock in exchange for all of such stockholder's shares of WSB common stock pursuant to the merger (except to the extent such a stockholder receives cash in lieu of a fractional share interest in ESB common stock). Such stockholder's tax basis in the ESB common stock received pursuant to the merger will equal such stockholder's tax basis in the shares of WSB common stock being exchanged reduced by any amount allocable to a fractional share interest of ESB common stock for which cash is received. The holding period of ESB common stock received will include the holding period of the shares of WSB common stock being exchanged.

     A WSB stockholder who receives both ESB common stock and cash consideration in exchange for all of his or her shares of WSB common stock will generally recognize gain, but not loss, to the extent of the lesser of:

     (1) the excess of (a) the sum of the aggregate fair market value of the ESB common stock received and the amount of cash received over (b) the stockholder's aggregate tax basis for the shares of WSB common stock exchanged; or

     (2)  the amount of cash received by such stockholder.

     For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of WSB common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Internal Revenue Code, in which case such gain will be treated as a dividend to the extent of such stockholder's ratable share of the undistributed accumulated earnings and profits of WSB. WSB stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their WSB common stock will be treated as a dividend.

     Such stockholder's aggregate tax basis in the ESB common stock received pursuant to the merger will equal such stockholder's aggregate tax basis in the shares of WSB common stock being exchanged, reduced by any amount allocable to a fractional share interest of ESB common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of gain, if any, recognized by such stockholder in the merger (including any portion of such gain that is treated as a dividend).

     A WSB stockholder who receives solely cash in exchange for all of such stockholder's shares of WSB common stock pursuant to the merger will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's aggregate tax basis for such shares of WSB common stock, which gain or loss will be long-term capital gain or loss if such shares of WSB common stock were held for more than one year. If, however, any such WSB stockholder constructively owns shares of WSB common stock (that are exchanged for shares of ESB common stock in the merger or owns shares of ESB common stock actually or constructively after the merger) the attribution to the stockholder of stock owned by a related party may prevent the transaction from qualifying for capital gain rates and will instead be treated as a dividend, which is taxed at ordinary income rates. Under the constructive ownership rules under the Internal Revenue Code, a stockholder may be treated as owning stock that is actually owned by another person or entity. WSB stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of WSB common stock will be treated as a dividend.

     No fractional shares of ESB common stock will be issued in the merger. A WSB stockholder who receives cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by ESB. A WSB stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the stockholder's tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the WSB common stock exchanged was held for more than one year.

Selling the ESB Common Stock You Receive in the Merger

     The shares of ESB common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act except for shares issued to any WSB stockholder who may be deemed to control WSB, such as an executive officer, director or someone who owns a significant amount of WSB's stock. These controlling persons may not sell their shares of ESB common stock acquired in connection with the merger except under an effective registration statement under the Securities Act covering such shares or in compliance with an applicable exemption from the registration requirements of the Securities Act. This document does not cover any resales of ESB common stock received in the merger by persons who may be deemed to be controlling persons of WSB.

You Have Dissenters' Rights in the Merger

     The following discussion is not a complete statement of the law pertaining to dissenters' rights under Pennsylvania Business Corporation Law, referred to as the PBCL, and is qualified in its entirety by the full text of section 1930 and Subchapter D of Chapter 15 of the PBCL, which is referred to as Subchapter
D. Subchapter D is reprinted in its entirety as Appendix D to this proxy statement/prospectus. Any WSB shareholder who desires to exercise his or her dissenters' rights should review carefully Subchapter D and is urged to consult a legal advisor before electing or attempting to exercise their rights. All references in Subchapter D to a "shareholder" and in this summary to a "WSB shareholder" or a "holder of WSB stock" are to the record holder of shares as to which dissenters' rights are asserted.

     Subject to the exceptions stated below, holders of WSB stock who comply with the applicable procedures summarized below will be entitled to dissenters' rights under Subchapter D. Voting against, abstaining from voting or failing to vote on approval and adoption of the proposed merger will not constitute a demand for appraisal within the meaning of Subchapter D.

     WSB shareholders electing to exercise dissenters' rights under Subchapter D must not vote for approval of the proposed merger. A vote by a shareholder against the proposed merger is not required to exercise dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against the proposed merger or a direction to abstain, the proxy, if not revoked prior to the special meeting of shareholders, will be voted for approval of the proposed merger, which will have the effect of waiving that shareholder's dissenters' rights. It is a condition to the closing of the merger that holders of less than 15% of WSB's outstanding stock exercise their dissenters' rights.

     What Are Dissenters' Rights? WSB shareholders who follow the procedures of Subchapter D will be entitled to receive from WSB the fair value of their shares, immediately before the completion of the merger. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the merger. WSB shareholders who elect to exercise their dissenters' rights must comply with all of the procedures to preserve those rights.

     Shares Eligible for Dissenters' Rights. Generally, if you chose to assert your dissenters' rights, you must dissent as to all of the shares you own. The PBCL distinguishes between record holders and beneficial owners. You may assert dissenters' rights as to fewer than all the shares registered in your name only if you are not the beneficial owner of the shares with respect to which you do not exercise dissenters' rights.

     Record Holder Who is Not the Beneficial Owner. A record holder may assert dissenters' rights on behalf of the beneficial owner. If you are a registered owner and you wish to exercise dissenters' rights on behalf of the beneficial owner, you must disclose the name and address of the person or persons on whose behalf you dissent. In that event, your rights shall be determined as if the dissenting shares and the other shares were registered in the names of the beneficial holders.

     Beneficial Owner Who is Not the Record Holder. A beneficial owner of WSB common stock who is not also the record holder, may assert dissenters' rights. If you are a beneficial owner who is not the record holder and you wish to assert your dissenters' rights you must submit a written consent of the record holder to the Secretary of WSB prior to the vote, but in no event later than the WSB special meeting. You may not dissent with respect to some but less than all shares you own.


Dissenters' Rights Procedures

     Notice of Intention to Dissent. If you wish to exercise your dissenters' rights, you must follow the procedures set forth in Appendix D. You must file a written notice of intention to demand the fair value of your shares with the Secretary of WSB prior to the vote, but in no event later than the WSB special meeting. You must not make any change in your beneficial ownership of WSB shares from the date you file the notice until the effective time of the merger. You must refrain from voting your shares for the adoption of the merger.

     Notice of Approval. If the WSB shareholders approve the merger, WSB will mail a notice to all dissenters' who filed a notice of intention to dissent prior to the vote on the merger proposal and who refrained from voting for the adoption of the merger. WSB expects to mail the notice of approval promptly after the merger. The notice of approval will state where and when a demand for payment must be sent and where the certificates for eligible shares must be deposited in order to obtain payment. The notice of approval will also supply a form for demanding payment which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares. The demand form will be accompanied by a copy of Subchapter D.

     If you assert your dissenters' rights, you must ensure that WSB receives your demand form and your certificates on or before the demand deadline. All mailings to WSB are at your risk. Accordingly, WSB recommends that your notice of intention to dissent, demand form and stock certificates be sent by certified mail only, by overnight courier or by hand delivery.

     If you fail to file a notice of intention to dissent, fail to complete and return the demand form, or fail to deposit stock certificates with WSB , each within the specified time periods, you will lose your dissenters' rights under Subchapter D. You will retain all rights of a shareholder, or beneficial owner, until those rights are modified by completion of the merger.

     Payment of Fair Value by WSB. Upon timely receipt of the completed demand form, the PBCL requires WSB to either: remit to dissenters' who complied with the procedures, the amount WSB estimates to be the fair value for such dissenting shares; or give written notice that no such remittance will be made.

     WSB will determine whether to make such a remittance or to defer payment for such shares until completion of the necessary appraisal proceedings. WSB may consider the number of shares, if any, with respect to which shareholders dissented and any objections that may be raised with respect to the standing of the dissenting shareholder.

     The remittance or notice will be accompanied by: (i) the closing balance sheet and statement of income of WSB for the fiscal year ended June 30, 2000 and the latest available interim financial statements; (ii) a statement of WSB's estimate of the fair value of the shares; and (iii) notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D.

     Return of Deposited Certificates. If WSB does not remit the amount of its estimate of the fair value of the shares, it will return any deposited certificates with a notation that a demand for payment in accordance with Subchapter D has been made. If shares carrying this notation are transferred after that, each new certificate issued may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by this transfer any rights in WSB other than those which the original dissenter had after making demand for payment of their fair value.

     Dissenting Shareholders Estimate of Fair Value. If WSB gives notice of its estimate of the fair value of your shares, without remitting this amount, or remits payment of its estimate of the fair value of your shares and you believe that the amount remitted or stated is less than the fair value of such shares, you may send to WSB your own estimate of the fair value of the shares. Such estimate shall be deemed a demand for payment of the amount of the deficiency. If you do not file a holder's estimate within 30 days after the mailing by WSB of its remittance or notice, you will only be entitled to the amount stated in the notice or remitted to you by WSB .

     Resort to Court for Relief. If, after the later of, 60 days after the completion of the merger or after the timely receipt of any holder's estimate, demands remain unpaid, WSB may file an application for relief, requesting the court determine the fair value of the shares. We cannot assure you that WSB will file this application.

     In the court proceeding, all dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter made a party will be entitled to recover an amount equal to the fair value of the dissenter's shares, plus interest, or if WSB previously remitted any amount to the dissenter, any amount by which the fair value of the dissenter's shares is found to exceed the amount previously remitted, plus interest.

     If WSB fails to file an application for relief, any dissenter who made a demand and who has not already settled his or her claim against WSB may file an application for relief in the name of WSB any time within 30 days after the later of the expiration of the 60-day period after the merger or the timely receipt of any holder's estimate. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid WSB's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

     Costs and Expenses of Court Proceedings. The costs and expenses of the court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against WSB. The court may, however, apportion and assess any part of the costs and expenses of court proceedings as it deems appropriate against all or some of the dissenters' who are parties and whose action in demanding supplemental payment the court finds to be in bad faith. If WSB fails to comply substantially with the requirements of Subchapter D, the court may assess fees and expenses of counsel and of experts for the parties as it deems appropriate against WSB and in favor of any or all dissenters. The court may assess fees and expenses of counsel and experts against either WSB or a dissenter, if the court finds that a party acted in bad faith. If the court finds that the services of counsel for any dissenter substantially benefitted other dissenters' similarly situated and should not be assessed against WSB , it may award counsel reasonable fees to be paid out of the amounts awarded to the dissenters' who benefitted.

     No Right to an Injunction. Under Pennsylvania corporate law, a WSB shareholder has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the merger proposal, nor any right to valuation and payment of the fair value of the holder's shares because of the merger proposal, except to the extent provided by the dissenters' rights provisions of Subchapter D. Pennsylvania corporate law also provides that, absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter D are exclusive.


Who Pays for What

     All costs and expenses incurred in connection with the merger will be paid by the party incurring such expense. However, ESB will bear all costs of printing, mailing and filing this document.

When Will the Merger be Completed

     The merger will become effective at the time set forth in the articles of merger that will be filed with the Secretary of State of the Commonwealth of Pennsylvania. The articles of merger will be filed on the fifth business day following the satisfaction or waiver of certain conditions to the merger, unless another date is agreed to in writing by ESB or WSB. See "- Conditions to the Merger." The closing of the transactions contemplated by the reorganization agreement is expected to take place as of the date of such filing. It is expected that a period of time will elapse between the WSB meeting and the completion of the merger while the parties seek to obtain the regulatory approval required to complete the merger. There can be no assurance that such regulatory approval will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, the result of the challenge. See "- Regulatory Approval Needed to Complete the Merger." The reorganization agreement may be terminated by either party if, among other reasons, the merger has not been completed on or before January 31, 2002. See "- Waiving and Amending Provisions In, or Terminating, the Reorganization Agreement."

                         CERTAIN RELATED TRANSACTIONS

Stock Option Agreement

     The following is a summary of the material provisions of the stock option agreement between ESB and WSB, which is attached hereto as Appendix B. The following summary is qualified in its entirety by reference to the stock option agreement. Execution of the stock option agreement was a condition to the parties entering into the reorganization agreement.

     Concurrently with the execution of the reorganization agreement, ESB and WSB entered into the stock option agreement, customary in connection with such merger transactions, which will permit ESB, under certain circumstances, to purchase up to 60,535 shares, or 19.99%, of WSB's issued and outstanding common stock at a price of $11.90 per share, subject to an overall profit limitation to ESB of $250,000 (the number of shares covered by the stock option agreement and the purchase price are subject to adjustment in certain circumstances). The stock option agreement is designed to enhance the likelihood that the merger will be successfully consummated in accordance with the terms contemplated by the reorganization agreement and ESB insisted on such agreement for that reason.

     ESB may only exercise the option (assuming it is not in material breach of its agreements and covenants in the reorganization agreement) if WSB, without ESB's approval:

     . has entered into an agreement to undertake an acquisition transaction (as defined below) with anyone other than ESB or one of its subsidiaries;

     . WSB's board recommends that WSB's stockholders approve or accept any acquisition transaction with any party other than ESB or one if its subsidiaries or withdraws or modifies (or announces that it intends to do so) in any manner adverse to ESB its recommendation that WSB's stockholders approve the reorganization agreement;

     . any person other than ESB and certain parties owning in excess of 15% of WSB's common stock on May 16, 2001acquire beneficial ownership of 15% or more of WSB's outstanding common stock;

     . any party other than ESB or one of its subsidiaries make a public proposal to WSB or its shareholders to undertake an acquisition transaction;

     . any person other than ESB or its subsidiaries files a registration statement or tender offer materials with the SEC calling for an "acquisition transaction" with WSB;

     . after a party approaches WSB concerning an acquisition transaction, WSB breaches the reorganization agreement in a manner which would permit ESB to terminate the reorganization agreement; or

     . any person other than ESB or its subsidiaries files regulatory applications calling for an acquisition transaction with WSB (each of the foregoing events constituting an initial triggering event) and after such initial triggering event occurs:

               . any person acquires 25% or more of WSB's outstanding common stock;

               . WSB terminates the reorganization agreement to pursue the acquisition transaction; or

               . a person proposing an acquisition transaction acquires 15% or more of WSB's outstanding common stock.

     For purposes of the stock option agreement, an acquisition transaction means:

     .    a merger or consolidation involving WSB;

     . a purchase, lease or sale by WSB of all or a substantial portion of its assets or deposits;

     . a purchase or other acquisition by any person of 15% or more of WSB's outstanding voting securities; or

     .    any similar transaction.


     If a triggering event has not yet occurred, the stock option agreement will terminate:

     .    at the completion of the merger;

     . upon termination of the reorganization agreement, unless the reorganization agreement is terminated by ESB due to a willful breach of the reorganization agreement by WSB ; or

     . 12 months after the termination of the reorganization agreement if the reorganization agreement is terminated by ESB because of a willful breach by WSB or after the occurrence of an initial triggering event.

     The stock option agreement provides that in no event shall ESB's total profit (as defined in the agreement) exceed $250,000 and, if it otherwise would exceed such amount, ESB, at its sole election, shall either (i) reduce the number of shares of WSB common stock subject to the option, (ii) deliver to issuer for cancellation shares of WSB common stock previously purchased by ESB pursuant to the option, (iii) pay cash to WSB or (iv) any combination thereof, so that ESB's actually realized total profit shall not exceed $250,000 after taking into account the foregoing actions. The stock option agreement also provides that the option may not be exercised for a number of shares as would, as of the date of exercise, result in a notional total profit (as defined in the agreement) of more than $250,000, provided that this provision shall not restrict any exercise of the option permitted on any subsequent date.

     The stock option agreement is intended to increase the likelihood that the merger will be completed. Consequently, certain aspects of the stock option agreement may have the effect of discouraging persons who might now or prior to the completion of the merger be interested in acquiring all of or a significant interest in WSB from considering or proposing such an acquisition. The acquisition of WSB or a significant interest therein, or an agreement to acquire all or part of WSB, could cause the option granted under the stock option agreement to become exercisable. The existence of the stock option agreement could significantly increase the cost to a potential acquiror of acquiring WSB compared to its cost had the stock option agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition. Moreover, WSB's management believes that the exercise of the option granted under the stock option agreement is likely to prohibit any acquiror from accounting for an acquisition of WSB using the pooling-of-interests accounting method for a period of two years following such exercise. Consequently, the existence of the stock option agreement may deter significantly, or completely prevent an acquisition of WSB by certain other companies. The WSB board took this factor into account before approving the merger stock option agreement. See "The Merger - WSB's Reasons for the Merger; Recommendation of the WSB Board of Directors."

Stockholders Agreement

     In conjunction with the reorganization agreement and the option agreement, ESB has also entered into a stockholders agreement with each of the directors and certain officers of WSB. Pursuant to such stockholders agreement, the directors and certain officers of WSB have agreed, among other things, not to sell, pledge, transfer or otherwise dispose of his or her shares of WSB common stock prior to the record date established in connection with the special meeting and to vote such shares of WSB common stock in favor of the reorganization agreement, and against any plan or proposal pursuant to which WSB is to be acquired by or merged with, or pursuant to which WSB proposes to sell all or substantially all of its assets and liabilities to, any person, entity or group (other than ESB or any affiliate thereof).

          BENEFICIAL OWNERSHIP OF WSB COMMON STOCK BY WSB MANAGEMENT

     The following table includes, as of the record date, certain information as to the WSB common stock beneficially owned by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which were known to WSB to be the beneficial owner of more than 5% of the issued and outstanding WSB common stock, (ii) the directors of WSB, (iii) certain executive officers of WSB, and (iv) all directors and executive officers of WSB as a group.


                                                Number of Shares
                                            Beneficially Owned as of     Percent of Shares
        Beneficial Owner                        July 16, 2001 (5)           Outstanding
------------------------------------      ---------------------------- -----------------------
Workingmens Bank                                             26,450(1)                8.7%
 Employee Stock Ownership Plan
 807 Middle Street
 Pittsburgh, Pennsylvania 15212

Jeffrey L. Gendell                                           30,050(2)                9.9
Tontine Partners, L.P.
Tontine Management, L.L.C.
 200 Park Avenue, Suite 3900
 New York, New York 10166

Directors:
 Robert D. Neudorfer*                                        21,126(3)                7.0
 Ronald W. Moreschi**                                         6,594                   2.2
 Stanford H. Rosenberg                                       10,914(7)                3.6
 Joseph J. Manfred                                            8,319(6)                2.7
 John P. Mueller                                             13,919(6)                4.6
 Johanna C. Guehl***                                          6,444(7)                2.1

All directors and executive officers of                      67,316(4)               22.2
   WSB as a group (six persons)

_______________

*      Mr. Neudorfer is also president and chief executive officer of WSB.
**     Mr. Moreschi is also executive vice president and treasurer of WSB .
***    Ms. Guehl is also secretary of WSB.

(1) The ESOP purchased such shares for the exclusive benefit of plan participants with funds borrowed from WSB. These shares are held in a suspense account and will be allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. WSB's board of directors has appointed a committee consisting of directors Manfred and Mueller to serve as the ESOP administrative committee ("ESOP Committee") and to serve as the ESOP Trustees ("ESOP Trustees"). The ESOP Committee or the board instructs the ESOP Trustees regarding investment of ESOP plan assets. The ESOP must vote all shares allocated to participants accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting director is received, will be voted by the ESOP Trustee as directed by the board or the ESOP Committee. As of the record date, 9,178 shares have been allocated under the ESOP to participant accounts.

(2) The information as to Jeffrey L. Gendell, Tontine Partners, L.P., and Tontine Management, L.L.C. , is derived from a Schedule 13G, dated February 10, 2000, which states that the reporting persons, through certain of its affiliates, had shared voting power and shared dispositive power with respect to 30,050 shares.

(3) Includes 477 shares and 1,587 option shares awarded to Mr. Neudorfer's spouse through the restricted stock plan and the 1998 stock option plan. Mr. Neudorfer disclaims beneficial ownership of such shares.

(4) Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power, unless otherwise indicated. Includes options to purchase 12,105 shares of WSB common stock that may be exercised under the 1998 stock option plan within 60 days of the record date. Excludes 21,228 shares held by the ESOP (26,450 shares minus 5,222 shares allocated to executive officers) and excludes 11,643 shares previously awarded but presently subject to forfeiture and unallocated shares held by the WSB restricted stock plan ("RSP") over which certain directors by their position as either a member of the ESOP Committee, ESOP trust or RSP trust, exercise shared voting and investment power. Such individuals serving as a member of the ESOP Committee, ESOP trust or RSP trust disclaim beneficial ownership with respect to the ESOP and RSP shares.

(5) The share amounts include shares of WSB common stock that the following persons may acquire through the exercise of stock options within 60 days of the record date: Robert D. Neudorfer - 4,959, Ronald W. Moreschi - 1,587, Stanford H. Rosenberg - 993, Joseph J. Manfred - 993, John P. Mueller -993, and Johanna C. Guehl - 993.

(6) Excludes 26,450 shares of common stock under the ESOP for which such individual serves as a member of the ESOP committee and ESOP trust. Such individuals disclaim beneficial ownership with respect to such shares.

(7) Excludes 8,032 RSP shares for which such individual serves as a member of the RSP trust committee. Such individuals disclaim beneficial ownership with respect to such shares.

            COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF ESB AND WSB

     ESB and WSB are both business corporations incorporated in Pennsylvania under the Pennsylvania Business Corporation Law. Prior to the merger, the rights of WSB stockholders are governed by Pennsylvania corporate law and the articles of incorporation and bylaws of WSB. Upon the completion of the merger, each WSB stockholder who is allocated shares of ESB common stock will become a stockholder of ESB. Accordingly, after the merger, the rights of such stockholders will be governed by the articles of incorporation and bylaws of ESB, in addition to Pennsylvania corporate law. Because both ESB and WSB are Pennsylvania corporations, the differences in the rights of WSB and ESB stockholders generally will consist of differences found in their respective articles of incorporation and bylaws. The following is a comparison of those differences as well as certain important similarities. The summary, however, does not purport to be complete and is qualified in its entirety by reference to Pennsylvania law, which statutes change from time to time, and the respective articles of incorporation and bylaws of ESB and WSB, which also may be changed.

Special Meetings of Stockholders

     Under ESB's articles of incorporation, special meetings of stockholders may be called only by the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

     Under WSB's articles of incorporation, special meetings of stockholders may be called only by the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

Amendment of Articles of Incorporation and Bylaws

     Under Pennsylvania law, no amendment to a corporation's articles of incorporation may be made unless it is first proposed by the board of directors, or, unless otherwise provided in the articles of incorporation, by petition of stockholders entitled to cast at least 10% of the votes that all stockholders are entitled to cast thereon.

     ESB's articles of incorporation provide that no amendment may be made unless it is first approved by the ESB board of directors and thereafter is approved by the holders of a majority of the shares of ESB common stock entitled to vote generally in an election of directors, voting together as a single class, with the exception of Article 7 (directors), Article 8 (preemptive rights), Article 9 (indemnification, etc. of officers, directors, employees and agents), Article 10 (meetings of stockholders and stockholder proposals),
Article 11 (restrictions on offers and acquisitions of ESB's's equity securities) and Article 12 (amendment of articles and bylaws), which may not be amended without the affirmative vote of the holders of at least 75% of the shares of ESB common stock entitled to vote generally in an election of directors. WSB's articles of incorporation contain comparable amendment language except that the supermajority vote required is 80% of the shares of WSB common stock entitled to vote generally in and election of directors rather than 75% and, in addition, require the affirmative vote of the holders of at least 80% of the shares of WSB common stock entitled to vote generally in an election of directors with respect to any changes in the provisions (i) limiting the liability of directors, (ii) for shareholder approvals of business combinations and disposition of assets and (iii) evaluations of officers.

     ESB's bylaws may be amended by a majority vote of the ESB board of directors or by the affirmative vote of the holders of a majority of the shares of ESB common stock entitled to vote generally in an election of directors, voting together as a single class, with the exception of Sections 2.3 (organization and conduct of stockholders' meetings), 4.1 (number and powers of board of directors), 4.2 (change of number of board of directors), 4.3 (vacancies in board of directors) and 4.4 (removal of directors) of the bylaws and Articles VIII (personal liability of directors) and XII (amendments), which may not be amended without the affirmative vote of the holders of at least 75% of the shares of ESB common stock entitled to vote generally in an election of directors. WSB's articles of incorporation provide that WSB's bylaws may be amended by a majority vote of WSB's directors then in office or by the affirmative vote of the holders of 80% of the shares of WSB common stock entitled to vote generally in an election of directors.

Cumulative Voting

     The respective articles of incorporation of ESB and WSB do not permit stockholders to cumulate their votes for the election of directors.

Stockholder Consent to Corporate Action

     The articles of incorporation of ESB provide that any action permitted to be taken by its stockholders at a meeting may be taken by unanimous written consent of such stockholders. The articles of incorporation of WSB specifically provide that the stockholders of WSB do not have the power to take action without a meeting.

Stockholder Nominations and Proposals

     ESB's articles of incorporation provide that all nominations for election to the ESB board of directors, other than those made by the ESB board or a committee thereof, be made by a stockholder who has complied with the notice provisions in ESB's articles of incorporation. Written notice of a stockholder nomination must be communicated to the attention of the Secretary of ESB and either delivered to, or mailed and received at, the principal executive offices of ESB not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of ESB. Each such notice shall set forth the information required by Article 7.F of ESB's articles of incorporation.

     ESB's articles of incorporation also provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. For business to be properly brought before an annual meeting, such business must be (a) brought before the meeting by or at the direction of the ESB board of directors or (b) otherwise properly brought before the meeting by a stockholder who has given timely notice thereof in writing to the Secretary of ESB. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive office of ESB not less than 60 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Article 10.F of ESB's articles of incorporation. The presiding officer of an annual meeting shall determine and declare to the meeting whether the business was properly brought before the meeting in accordance with the provisions of the ESB articles of incorporation, and any such business not properly brought before the annual meeting shall not be transacted.

     WSB's articles of incorporation also provide for notice and information requirements for stockholder proposals and nominations for the election of directors. Nominations for the election of directors and stockholder proposals may be made by the WSB board of directors or by any WSB stockholder entitled to vote generally in the election of directors. In order for an WSB stockholder to have any such proposal or nomination considered at an annual meeting, he or she must give written notice thereof, delivered or mailed and received at the principal office of WSB not less than 60 days prior to the anniversary date of the immediately preceding annual meeting. The stockholder's written notice must contain the information required by WSB's articles of incorporation.

Dividends

     Under Pennsylvania law, a corporation is prohibited from making a distribution to shareholders if, after giving effect thereto:

     . that corporation would be unable to pay its debts as they become due in the usual course of business; or

     . the total assets of that corporation would be less than the sum of its total liabilities plus the amount that would be needed, if that corporation were then dissolved, to satisfy the rights of shareholders having superior preferential rights upon dissolution to the shareholders receiving such distribution. For the purpose of valuing the assets of the corporation, the board of directors may base its determination on one or more of the following: the book value, or the current value, of the corporation's assets and liabilities, unrealized appreciation and depreciation of the corporation's assets and liabilities or any other method that is reasonable in the circumstances.

     ESB's and WSB's bylaws similarly provide that dividends may be declared by the board and paid by out of its unreserved and unrestricted earned surplus or out of the unrestricted capital surplus, subject to Pennsylvania law.

Removal of Directors

     Under ESB's articles of incorporation, any director may be removed from office without cause by an affirmative vote of not less than 75% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose and may be removed from office with cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders. In addition, under ESB's articles of incorporation, vacancies in ESB's board of directors, including vacancies created by newly created directorships resulting from an increase in the number of directors, may be filled by ESB's board, acting by a vote of a majority of the directors then in office, even if less than a quorum, and any director so chosen shall serve for the remainder of the term of the class of directors in which the vacancy occurred and until his successor is elected and qualified. WSB's articles of incorporation provided that a director may be removed from office only for cause by an affirmative vote of not less than a majority of the total votes eligible to be case by stockholders.

Indemnification and Limitations of Liability of Directors and Officers

     ESB's articles of incorporation and bylaws provide that a director of ESB will not be personally liable for monetary damages for actions taken, or any failure to take any action, as a director except to the extent that by law a director's liability for monetary damages may not be limited. This provision, which is permitted under the Pennsylvania Directors' Liability Act, does not limit the personal liability of the directors of ESB for monetary damages for breaches of the standard of care imposed on directors as fiduciaries which constitute self-dealing, willful misconduct or recklessness. In addition, this provision does not limit the liability of directors arising under any criminal statute or for the payment of any federal, state or local taxes. This provision applies to actions taken by a director only in that capacity; it does not apply to actions taken in any other capacity, including that of an officer. ESB's articles of incorporation and bylaws also provide that any amendment or repeal of this provision will not adversely affect any right of a director of ESB with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     ESB's articles of incorporation provide that ESB shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, employee or agent of ESB. Indemnification will be furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. In particular, indemnification will be made against judgments and settlements in derivative suits. Indemnification will be made unless a judgment or other final adjudication establishes that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The indemnification provisions also permit ESB to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by ESB's board of directors, provided that the indemnified person undertakes to repay ESB if it is ultimately determined that such person was not entitled to indemnification.

     The rights of indemnification provided in ESB's articles of incorporation are not exclusive of any other rights which may be available under ESB's bylaws, any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, ESB's articles of incorporation authorize ESB to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of ESB, whether or not ESB would have the power to provide indemnification to such person. By action of the ESB board, ESB may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers and directors, for securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in ESB's articles of incorporation and bylaws regarding indemnification.

     WSB's articles of incorporation and bylaws also contain similar director indemnification and liability provisions.

Provisions Affecting Business Combinations and Control Share Acquisitions

     Pennsylvania law contains four anti-takeover sections that apply to Pennsylvania corporations relating to (i) control share acquisitions, (ii) the disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested stockholders and (iv) the ability of stockholders to put their stock following a control transaction. Pennsylvania law allows Pennsylvania corporations to opt-out of these anti-takeover sections and ESB has elected to do so with respect to "control share acquisitions," while WSB has not opted out of any of the four "anti-takeover" sections.

     Under Pennsylvania law, unless a corporation has opted out of certain statutory provisions, shares of a corporation whose shares are registered under the Securities Exchange Act of 1934 acquired in a "control share acquisition" do not have voting rights unless restored by a resolution approved by a vote of the disinterested shareholders. Under Pennsylvania law a "control share acquisition" means an acquisition by any person of voting power of a corporation that would, when added to all other voting power of such person, entitle such person to cast for the first time, the amount of voting power in any of the following ranges:

     .    at least 20% but less than 33 1/3%;

     .    at least 33 1/3% but less than 50%; or

     .    more than 50%.

     WSB's articles of incorporation also require the approval of the holders of at least 80% of the outstanding shares of WSB voting stock to approve certain business combinations involving an interested shareholder except in cases where the proposed transaction has been approved in advance by two-thirds of those members of WSB's board of directors who are unaffiliated with the interested shareholder and were directors prior to the time when the interested shareholder became an interested shareholder. The term "interested shareholder" is defined to include any individual, corporation, partnership or other entity (other than WSB or its subsidiary) which owns beneficially or controls, directly or indirectly, 20% or more of the outstanding shares of WSB voting stock or an affiliate of such person or entity. This provision of WSB articles of incorporation applies to any "business combination," which is defined to include:

     . any merger or consolidation of WSB with or into any interested shareholder;

     . any sale, lease, exchange, mortgage, transfer, or other disposition of 10% or more of the assets of WSB or combined assets of WSB and its subsidiaries to an interested shareholder;

     . the issuance of shares of WSB or any subsidiary with a market value of 5% or more of the aggregate market value of all of WSB's outstanding shares;

     . the adoption of a plan of liquidation by WSB due to any agreement or understanding with an interested shareholder;

     . the reclassification of any securities of WSB or any of its subsidiaries or recapitalization of WSB or other transaction which increases the interested shareholder's proportionate ownership of WSB; or

     . any loan, guarantee, advance or other financial assistance by WSB to the interested shareholder.

Limitation on Voting Rights; Restrictions on Offers and Acquisitions

     ESB's articles of incorporation provide that until five years from the completion of ESB Bank's conversion from the mutual to stock form, which occurred on June 13, 1995, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the issued and outstanding shares of any class of ESB equity security. In the event a person acquires ESB shares in violation of this provision, all shares owned by such person in excess of 10% will be considered "excess shares" and will not be able to be voted. WSB articles contain a similar provision effective for five years from the completion of Workingmens Bank's conversion to the stock form in August 1997.

Preemptive Rights

     Neither ESB's nor WSB's articles of incorporation provides for preemptive rights for its stockholders.

                      DESCRIPTION OF CAPITAL STOCK OF ESB

General

     ESB is authorized to issue 10,000,000 shares of common stock having a par value of $0.01 per share, and 5,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of ESB common stock has the same relative rights as, and is identical in all aspects with, each other share of ESB common stock. Presented below is a description of all aspects of ESB's capital stock which are deemed material to an investment decision with respect to the merger proposal.

Common Stock


     Distributions. ESB can pay dividends if, as and when declared by its board, subject to compliance with limitations which are imposed by law. The holders of ESB common stock are entitled to receive and share equally in such dividends as may be declared by the board out of funds legally available therefor. If ESB issues preferred stock, the holders of the preferred stock may have a priority over the holders of ESB common stock with respect to dividends.

     Voting Rights. The holders of ESB common stock possess exclusive voting rights in ESB. They elect ESB's board and act on such other matters as are required to be presented to them under Pennsylvania law or ESB's articles of incorporation or as are otherwise presented to them by the board of directors. Each holder of ESB common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If ESB issues preferred stock, holders of the preferred stock may also possess voting rights.

     Liquidation. In the event of any liquidation, dissolution or winding up of ESB Bank, ESB, as holder of ESB Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of ESB Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to certain depositors of ESB Bank, all assets of ESB Bank available for distribution. In the event of liquidation, dissolution or winding up of ESB, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of ESB available for distribution. If preferred stock is issued, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of ESB common stock do not have preemptive rights with respect to any shares which may be issued. ESB common stock is not subject to redemption.


Preferred Stock

     None of the shares of ESB's authorized preferred stock has been issued. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of ESB common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                 LEGAL MATTERS

     The validity of the shares of ESB common stock which will be issued in the merger will be passed upon for ESB by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. In addition, Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., will opine upon the tax consequences of the merger.

                                    EXPERTS

     The consolidated financial statements of ESB Financial Corporation as of December 31, 2000, and for the year then ended, incorporated by reference in ESB Financial Corporation's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1999, and for each of the two years in the period ended December 31, 1999 by KPMG LLP, independent auditors, as set forth in their respective reports incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of WSB Holding Company as of June 30, 2000, and for the year then ended, incorporated by reference in WSB Holding Company's Annual Report on Form 10-KSB for the year ended June 30, 2000, have been audited by S. R. Snodgrass, A.C., independent auditors, and at June 30, 1999, and for the year then ended, by Stokes & Hinds LLC, independent auditors, as set forth in their respective reports incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

             STOCKHOLDER PROPOSALS FOR THE WSB 2001 ANNUAL MEETING

     Proposals of stockholders intended to be presented at WSB's annual meeting expected to be held in October 2001, which will be held only if the merger is not consummated before the time of such meeting, must have been received by WSB no later than May 24, 2001 to be considered for inclusion in the proxy materials and form of proxy relating to such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Under the articles of incorporation of WSB, in order to be considered for possible action by stockholders at the 2001 annual meeting of stockholders to be held if the merger is not consummated, stockholder nominations for director and stockholder proposals not included in WSB's proxy statement must be submitted to the secretary of WSB, no later than August 16, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

     ESB and WSB file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     ESB's and WSB's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

     ESB has filed the registration statement to register with the SEC the shares of ESB common stock to be issued to WSB stockholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of ESB and a proxy statement of WSB for the special meeting.

     ESB common stock is traded on the Nasdaq Stock Market under the symbol "ESBF," and WSB common stock is traded on the OTC Bulletin Board under the symbol "WSBH." Documents filed by ESB also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     As allowed by SEC rules, this document does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

     The SEC allows ESB and WSB to "incorporate by reference" information into this document, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document. This document incorporates by reference other documents which are listed below that ESB and WSB have previously filed with the SEC. The documents contain important information about ESB's and WSB's financial condition.

ESB's SEC Filings (File No. 0-19345):


 .    ESB's Annual Report on Form 10-K for the fiscal year ended December 31,
     2000;
 .    ESB's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001;
     and

 .    ESB's Current Reports on Form 8-K filed on April 19, May 17 and June 21,
     2001.


WSB's SEC Filings (File No. 0-22997):


 .    WSB's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000;
 .    WSB's Quarterly Reports on Form 10-QSB for the quarters ended September 30,
     2000, December 31, 2000 and March 31, 2001; and
 .    WSB's Current Reports on Form 8-K filed on March 5 and May 17, 2001.

     ESB and WSB also incorporates by reference additional documents that they might file with the SEC between the date of this proxy statement-prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K or Form 10-KSB, Quarterly Reports on Form 10-Q or Form 10-QSB and Current Reports on Form 8-K.

     ESB has supplied all information contained or incorporated by reference in this document relating to ESB. WSB has supplied all information contained or incorporated by reference in this document relating to WSB.

     Accompanying this proxy statement/prospectus are ESB's 2000 Annual Report to Stockholders and Quarterly Form 10-Q for the quarter ended March 31, 2001 and WSB's 2000 Annual Report to Stockholders and Quarterly Form 10-QSB for the quarter ended March 31, 2001

     Copies of any of the ESB documents incorporated by reference (excluding exhibits unless specifically incorporated therein) not otherwise accompanying this proxy statement/prospectus are available without charge upon written or oral request from Frank D. Martz, ESB Financial Corporation, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117 (telephone number: (724) 758-5584). Copies of any of the WSB documents incorporated by reference (excluding exhibits unless specifically incorporated therein) not otherwise accompanying this proxy statement/prospectus are available without charge upon written or oral request from Johanna C. Guehl, WSB Holding Company, 807 Middle Street, Pittsburgh, Pennsylvania 15212 (telephone number: (412) 231-7297). To ensure timely delivery of the documents, any request should be made by August 16, 2001.


     You should rely only on the information contained or incorporated by reference in this document and the accompanying documents to vote your shares at the special meeting. ESB and WSB have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement/prospectus is dated July 26, 2001. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of ESB's securities in the merger shall create any implication to the contrary.

                                                                      APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION


         AGREEMENT AND PLAN OF REORGANIZATION, dated as of May 16, 2001 ("Agreement"), between ESB Financial Corporation ("ESB"), a Pennsylvania corporation headquartered in Ellwood City, Pennsylvania, and WSB Holding Company ("WSB"), a Pennsylvania corporation headquartered in Pittsburgh, Pennsylvania.

                                  WITNESSETH:

         WHEREAS, the Boards of Directors of ESB and WSB have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein, including the merger of WSB with and into ESB subject to the terms and conditions set forth herein; and

         WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

         WHEREAS, as a condition and inducement to ESB's willingness to enter into this Agreement, (i) WSB is concurrently entering into a Stock Option Agreement with ESB (the "Stock Option Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which WSB is granting to ESB the option to purchase shares of WSB Common Stock (as defined herein) under certain circumstances and (ii) certain stockholders of WSB are concurrently entering into a Stockholder Agreement with ESB (the "Stockholder Agreement"), in substantially the form attached hereto as Exhibit B, pursuant to which, among other things, such stockholders agree to vote their shares of WSB Common Stock in favor of this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

         1.01. The Merger. Subject to the terms and conditions of this Agreement and the Agreement of Merger, dated as of the date hereof, between ESB and WSB, a copy of which is attached hereto as Exhibit C, at the Effective Time (as defined in Section 1.02 hereof), WSB shall be merged with and into ESB in accordance with Chapter 19, Subchapter C of the Pennsylvania Business Corporation Law ("PBCL") (the "Merger"), with ESB as the surviving corporation (hereinafter sometimes called the "Surviving Corporation"). Each share of common stock, par value $.10 per share, of WSB ("WSB Common Stock") outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law (the "WSB Dissenting Shares") and shares held other than in a fiduciary capacity by WSB (including treasury shares) or ESB or any of their respective wholly-owned subsidiaries) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive shares of common stock, par value $.01 per share, of ESB ("ESB Common Stock") or $17.10 in cash ("Merger Consideration"), as provided in Section 1.03 hereof and subject to the terms, conditions, limitations and procedures set forth in this Agreement and the Agreement of Merger.

         1.02. Effective Time. The Merger shall become effective on the date and at the time that Articles of Merger are filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to Section 1927 of the PBCL, unless a later date and time is specified as the effective time in such Articles of Merger ("Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in
Article V of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the offices of ESB, 600 Lawrence Avenue, Ellwood City, Pennsylvania, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to ESB and WSB the opinions, certificates and other documents required to be delivered under
Article V hereof.

         1.03 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of WSB Common
Stock:

         (a) Each share of ESB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

         (b) All shares of WSB Common Stock owned by WSB (including treasury shares) or ESB or any of their respective wholly-owned subsidiaries, in each case other than in a fiduciary capacity, shall be canceled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of ESB Common Stock, cash or other consideration.

         (c) (1) Subject to Sections 1.04, 1.05 and 1.08, each share of WSB Common Stock issued and outstanding at the Effective Time (other than shares to be canceled in accordance with Section 1.03(b)) shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

             (i) the number of shares of ESB Common Stock which is equal to the quotient (the "Exchange Ratio") determined by dividing (x) $17.10 by
         (y) the Average Share Price of the ESB Common Stock (the "Per Share Stock Consideration"), or

             (ii) a cash amount equal to $17.10 per share of WSB Common Stock (the "Per Share Cash Consideration").

             (2)  For purposes of this Agreement:

             (i) the "Aggregate Cash Consideration" shall amount to the product of the number of shares of WSB Common Stock (other than WSB Common Stock owned by WSB (including treasury shares) or ESB other than in a fiduciary capacity) outstanding at the Effective Time times .49 times $17.10; and

             (ii) the "Average Share Price" of the ESB Common Stock shall mean the average of the closing sales price of a share of ESB Common Stock, as reported on the Nasdaq Stock Market's National Market (as reported by an authoritative source), for the 20 trading-day period ending with the close of business on the business day which is five days preceding the Effective Time. The closing sales prices during the 20-day trading period shall be subject to appropriate adjustments in the event that, during such 20-day trading period, the outstanding shares of ESB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in ESB's capitalization.

         1.04     Election and Exchange Procedures

         (a) The parties shall designate an exchange agent to act as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange procedure as described in Sections 1.04 and 1.05. No later than seven business days following the Effective Time, ESB shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of WSB Common Stock (i) a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of WSB Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of WSB Common Stock in exchange for the consideration set forth in
Section 1.03(c) hereof deliverable in respect thereof pursuant to this Agreement and (ii) an election form in such form as ESB and WSB shall mutually agree ("Election Form"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive ESB Common Stock with respect to all of such holder's WSB Common Stock as hereinabove provided (the "Stock Election Shares"), (ii) to elect to receive cash with respect to all of such holder's WSB Common Stock as hereinabove provided (the "Cash Election Shares"), or (iii) to indicate that such holder makes no such election with respect to such holder's shares of WSB Common Stock (the "No-Election Shares"). Nominee record holders who hold WSB Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. Any shares of WSB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares. Any WSB Dissenting Shares shall be deemed to be Cash Election Shares, and with respect to such shares the holders thereof shall in no event be classified as Reallocated Stock Shares (as hereinafter defined).

         (b) The term "Election Deadline" shall mean 5:00 p.m., Eastern Time, on the 20th business day following but not including the date of mailing of the Election Form or such other date as ESB and WSB shall mutually agree upon.

         (c) Any election to receive ESB Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by certificates representing all shares of WSB Common Stock covered thereby, subject to the provisions of subsection (h) below of this Section 1.04. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. The certificate or certificates representing WSB Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

         (d) Within ten business days after the Election Deadline, the Exchange Agent shall effect the allocation among holders of WSB Common Stock of rights to receive ESB Common Stock or cash in the Merger in accordance with the Election Forms as follows:

             (i) If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

             (1) all Cash Election Shares (subject to Section 1.08 with respect to WSB Dissenting Shares) shall be converted into the right to receive cash,

             (2) No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares,

             (3) If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash, and

               (4) the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive ESB Common Stock.

         (ii) If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

               (1) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive ESB Common Stock,

               (2) the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Cash Election Shares (excluding any WSB Dissenting Shares)("Reallocated Stock Shares") such that the number of remaining Cash Election Shares (including WSB Dissenting Shares) times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive ESB Common Stock, and

               (3) the Cash Election Shares (subject to Section 1.08 with respect to WSB Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

         (iii) If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive ESB Common Stock.

     (e) In the event that the Exchange Agent is required pursuant to Section 1.04(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 1.04(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

     (f) At the Effective Time, ESB shall deliver to the Exchange Agent the number of shares of ESB Common Stock issuable and the amount of cash payable in the Merger (which shall be held by the Exchange Agent in trust for the holders of WSB Common Stock and invested only in deposit accounts of an FDIC-insured institution, direct obligations of the U.S. Government or obligations issued or guaranteed by an agency thereof which carry the full faith and credit of the United States). No later than ten (10) business days after the Election Deadline, the Exchange Agent shall distribute ESB Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of ESB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

     (g) After the completion of the foregoing allocation, each holder of an outstanding certificate or certificates which prior thereto represented shares of WSB Common Stock who surrenders such certificate or certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of ESB Common Stock and/or the amount of cash into which the aggregate number of shares of WSB Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of WSB Common Stock have been converted into ESB Common Stock, any other distribution theretofore paid with respect to ESB Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding certificate which prior to the Effective Time represented WSB Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of ESB Common Stock or the right to receive the amount of cash into which such WSB Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of WSB of certificates representing shares of WSB Common Stock and if such certificates are presented to WSB for transfer, they shall be cancelled against delivery of certificates for ESB Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of ESB Common Stock under this Section 1.04 until such person surrenders the certificate or certificates representing WSB Common Stock, at which time such dividends shall be remitted to such person, without interest.

     (h) ESB shall not be obligated to deliver cash and/or a certificate or certificates representing shares of ESB Common Stock to which a holder of WSB Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of WSB Common Stock for exchange as provided in this Section 1.04, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by ESB. If any certificates evidencing shares of ESB Common Stock are to be issued in a name other than that in which the certificate evidencing WSB Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of ESB Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (i) Any portion of the shares of ESB Common Stock and cash delivered to the Exchange Agent by ESB pursuant to Section 1.04(f) that remains unclaimed by the shareholders of WSB for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to ESB. Any shareholders of WSB who have not theretofore complied with Section 1.04(g) shall thereafter look only to ESB for the consideration deliverable in respect of each share of WSB Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of WSB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of ESB Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of ESB (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. ESB and the Exchange Agent shall be entitled to rely upon the stock transfer books of WSB to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, ESB and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     1.05 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of ESB Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of ESB Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     1.06 Stock Options and Restricted Stock Awards. Each option with respect to WSB Common Stock (a "WSB Stock Option") that has been issued pursuant to WSB's 1998 Stock Option Plan and is outstanding and exercisable at the Effective Time shall be canceled and converted into the right to receive from ESB, subject to required withholding taxes, if any, cash in an amount equal to the difference between the Per Share Cash Consideration and the per share exercise price of such WSB Stock Option for each share of WSB Common Stock subject to such WSB Stock Option. Plan Shares which have been awarded under the Workingmens Bank Restricted Stock Plan as of the date of this Agreement and which remain outstanding immediately prior to the Effective Time shall become fully earned as of the Effective Time, and the holders of such Plan Shares shall be entitled to receive the merger consideration specified in Section 1.03(c), subject to the election and exchange procedures specified in Sections 1.04 and 1.05 and subject to any applicable tax withholding.

     1.07 Withholding Rights. ESB (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of WSB Common Stock such amounts as ESB is required under the Internal Revenue Code of 1986, as amended ("Code") or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of WSB Common Stock in respect of which such deduction and withholding was made by ESB.

     1.08 Dissenting Shares. Each outstanding share of WSB Common Stock the holder of which has perfected his right to dissent under the PBCL and has not effectively withdrawn or lost such right as of the Effective Time shall not be converted into or represent a right to receive shares of ESB Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the PBCL. WSB shall give ESB prompt notice upon receipt by WSB of any such written demands for payment of the fair value of such shares of WSB Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the PBCL (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Any payments made in respect of WSB Dissenting Shares shall be made by ESB. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of WSB Common Stock shall be converted into a right to receive cash or ESB Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of WSB Common Stock of such holder shall be converted on a share by share basis into either the right to receive cash or ESB Common Stock as ESB or the Exchange Agent shall determine.

     1.09 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of WSB acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, WSB and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of WSB or otherwise to take any and all such action.

                                  ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF WSB

     References to "WSB Disclosure Schedules" shall mean all of the disclosure schedules required by this Article II, dated as of the date hereof and referenced to the specific sections and subsections of Article II of this Agreement, which have been delivered by WSB to ESB. WSB hereby represents and warrants to ESB as follows as of the date hereof:

     2.01.  Corporate Organization.

     (a) WSB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. WSB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of WSB and the WSB Subsidiaries (as defined below) taken as a whole. WSB is registered as a thrift holding company under the Home Owners' Loan Act, as amended ("HOLA"). WSB Disclosure Schedule 2.01(a) sets forth true and complete copies of the Articles of Incorporation or other governing instrument and Bylaws of WSB and the WSB Subsidiaries as in effect on the date hereof.

     (b) The only direct or indirect subsidiaries of WSB are Workingmens Bank and Workingmens Service Corporation (together the "WSB Subsidiaries"). Each of the WSB Subsidiaries (i) is duly organized and validly existing or in good standing under the laws of its respective jurisdiction of incorporation, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole. Each of WSB and Workingmens Bank has satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their appropriate thrift regulatory agencies. Other than the WSB Subsidiaries, WSB does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

     2.02. Capitalization. The authorized capital stock of WSB consists of 4,000,000 shares of WSB Common Stock, of which 302,684 are issued and outstanding (including Plan Shares under the Workingmens Bank Restricted Stock Plan, including 4,367 unallocated Plan Shares) and 27,916 shares are held in treasury as of the date hereof, and 1,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of WSB, and all issued and outstanding shares of capital stock of each of the WSB Subsidiaries, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the WSB Subsidiaries are owned by WSB free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, and, except for options granted to ESB pursuant to the Option Agreement and for options to purchase 21,820 shares of WSB Common Stock which have been granted pursuant to WSB's 1998 Stock Option Plan, and which are outstanding, none of WSB or any of the WSB Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of WSB or any of the WSB Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

     2.03.  Authority; No Violation.

     (a) Subject to the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the stockholders of WSB, WSB has full corporate power and authority to execute and deliver this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of WSB. Except for the approval of WSB's stockholders of this Agreement and the Agreement of Merger, no other corporate proceedings on the part of WSB are necessary to consummate the transactions so contemplated. This Agreement and the Agreement of Merger have been duly and validly executed and delivered by WSB and constitute valid and binding obligations of WSB, enforceable against it in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

     (b) None of the execution and delivery of this Agreement and the Agreement of Merger by WSB, nor the consummation by WSB of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by WSB with any of the terms or provisions hereof or thereof, will
(i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of WSB or any of the WSB Subsidiaries, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WSB or any of the WSB Subsidiaries or any of their respective properties or assets, or (iii) except as disclosed in WSB Disclosure Schedule

2.03(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of WSB or any of the WSB Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WSB or any of the WSB Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except as set forth in WSB Disclosure Schedule 2.03(b) and for consents and approvals of or filings or registrations with or notices to the Securities and Exchange Commission ("Commission"), the Secretary of State of the Commonwealth of Pennsylvania, the Office of Thrift Supervision ("OTS") and the stockholders of WSB, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency, or non-governmental third party are required on behalf of WSB in connection with (a) the execution and delivery of this Agreement and the Agreement of Merger by WSB and (b) the consummation by WSB of the Merger and the other transactions contemplated hereby and by the Agreement of Merger.

     2.04.  Financial Statements.

     (a) WSB has previously delivered to ESB copies of the consolidated balance sheets of WSB as of June 30, 2000, 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended June 30, 2000, 1999 and 1998, in each case accompanied by the audit reports of S.R. Snodgrass, A.C. or Stokes Kelly & Hinds LLC, independent public accountants, as applicable, as well as the unaudited consolidated balance sheet of WSB as of March 31, 2001 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three and nine months ended March 31, 2001 and 2000. The consolidated balance sheets of WSB referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of WSB to be delivered by WSB pursuant to Section 4.05 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of WSB as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated operations, changes in stockholders' equity and cash flows of WSB for the respective periods or as of the respective dates set forth therein (it being understood that WSB's interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of WSB, necessary for a fair presentation of such financial statements).

     (b) Each of the financial statements referred to in this Section 2.04 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of WSB and the WSB Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

     (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 2.04(a) or the notes thereto or liabilities incurred since March 31, 2001 in the ordinary course of business and consistent with past practice, none of WSB or any of the WSB Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole.

     2.05.  Absence of Certain Changes or Events.

     (a) Except as set forth in WSB Disclosure Schedule 2.05(a), there has not been any material adverse change in the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole since March 31, 2001, other than: (i) any such effect attributable to or resulting from any change in banking or similar laws, rules or regulations of general applicability to banks, thrift institutions or their holding companies or interpretations thereof by courts or governmental authorities; (ii) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries;
(iii) expenses incurred in connection with the transactions contemplated hereby;
(iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party; or (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates. To the best knowledge of WSB, no fact or condition exists which WSB believes will cause such a material adverse change in the future.

     (b) Neither WSB nor any of the WSB Subsidiaries has taken or permitted any of the actions set forth in Section 4.02 hereof between March 31, 2001 and the date hereof.

     2.06. Legal Proceedings. Neither WSB nor any of the WSB Subsidiaries is a party to any, and there are no pending or, to the best knowledge of WSB, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against WSB or any of the WSB Subsidiaries, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of WSB will not have a material adverse effect on the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole. Neither WSB nor any of the WSB Subsidiaries is a party to any order, judgment or decree which materially adversely affects the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole.

     2.07.  Taxes and Tax Returns.

     (a) Each of WSB and the WSB Subsidiaries, or the affiliated, combined or unitary group (within the meaning of applicable federal income tax law) of which any such corporation is or was a member, as the case may be (individually an "Affiliate" and collectively, "Affiliates"), has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to ESB) and (ii) have not finally been determined. WSB and its Affiliates have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed, accrued or applicable. Except as set forth in WSB Disclosure Schedule 2.07(a), (i) the federal income tax returns of WSB and its Affiliates have been examined by the Internal Revenue Service ("IRS") (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Pennsylvania income tax returns of WSB and its Affiliates have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon WSB or any of its Affiliates, nor has WSB or any of its Affiliates given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

     (b) Except as set forth in WSB Disclosure Schedule 2.07(b), none of WSB or any of its Affiliates (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by WSB or any Affiliate (nor does WSB have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

     (c) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon WSB or any of its Affiliates.

     2.08.  Employee Benefit Plans.

     (a) Each employee benefit plan or arrangement of WSB or any of the WSB Subsidiaries which is an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is listed in WSB Disclosure Schedule 2.08(a) ("WSB Plans"). WSB has previously furnished to ESB true and complete copies of each of the WSB Plans together with (i) the most recent actuarial and financial reports prepared with respect to any qualified WSB Plans, (ii) the most recent annual reports filed with any government agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified WSB Plans.

     (b) Each WSB Plan has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

     (c) Neither WSB nor any of the WSB Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

     (d) The present value of all accrued benefits under each of the WSB Plans subject to Title IV of ERISA did not, as of the latest valuation date of each such Plan, exceed the then current value of the assets of such plans allocable to such accrued benefits, based upon the actuarial and accounting assumptions currently utilized for such WSB Plans.

     (e) Neither WSB nor any of the WSB Subsidiaries, nor, to the best knowledge of WSB, any trustee, fiduciary or administrator of a WSB Plan or any trust created thereunder, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code, which could subject WSB or any of the WSB Subsidiaries, or, to the best knowledge of WSB, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said Section 4975.

     (f) No WSB Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any WSB Plan, as that term is defined in Section 4043(b) of ERISA.

     (g) No WSB Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA.

     (h) Each of the WSB Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and WSB is not aware of any fact or circumstance which would adversely affect the qualified status of any such Plan.

     2.09.  Securities Documents and Regulatory Reports.

     (a) WSB has previously delivered or made available to ESB a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the Securities Exchange Act of 1934, as amended ("1934 Act"), or mailed by WSB to its stockholders as a class since January 1, 1998, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

         (b) WSB and each of the WSB Subsidiaries has duly filed with the OTS and the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and WSB has delivered or made available to ESB accurate and complete copies of such reports. WSB Disclosure
Schedule 2.09(b) lists all examinations of WSB or of the WSB Subsidiaries conducted by the applicable thrift regulatory authorities since January 1, 1999 and the dates of any responses thereto submitted by WSB. In connection with the most recent examinations of WSB or the WSB Subsidiaries by the applicable thrift regulatory authorities, neither WSB nor any of the WSB Subsidiaries was required to correct or change any action, procedure or proceeding which WSB or such WSB Subsidiaries believes has not been now corrected or changed as required.

         2.10. WSB Information. None of the information relating to WSB and the WSB Subsidiaries to be provided by WSB or the WSB Subsidiaries for use in
(i) the Registration Statement on Form S-4 to be filed by ESB in connection with the issuance of shares of ESB Common Stock pursuant to the Merger, as amended or supplemented (or on any successor or other appropriate form) ("Form S-4"), will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the proxy statement/prospectus contained in the Form S-4, as amended or supplemented, and to be delivered to stockholders of WSB in connection with the solicitation of their approval of this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby ("Proxy Statement/Prospectus"), as of the date(s) such Proxy Statement/Prospectus is mailed to stockholders of WSB and up to and including the date(s) of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

         2.11.   Compliance with Applicable Law.

         (a) WSB and each of the WSB Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of WSB and the WSB Subsidiaries, no suspension or cancellation of any of the same is threatened.

         (b) Neither WSB nor any of the WSB Subsidiaries is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could have a material adverse effect on the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole; and neither WSB nor any of the WSB Subsidiaries has received any notice or communication from any federal, state or local governmental authority asserting that WSB or any WSB Subsidiary is in violation of any of the foregoing which could have a material adverse effect on the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole. Neither WSB nor any WSB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by governmental authorities), and none of them has received any written communication requesting that they enter into any of the foregoing.

         2.12.   Deposit Insurance and Other Regulatory Matters.

         (a) The deposit accounts of Workingmens Bank are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended ("FDIA"), and Workingmens Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

         (b) Workingmens Bank is a member in good standing of the Federal Home Loan Bank ("FHLB") of Pittsburgh and owns the requisite amount of stock in the FHLB of Pittsburgh.

         (c) Workingmens Bank is a "qualified thrift lender," as such term is defined in the HOLA and the regulations thereunder.

         (d) Workingmens Bank has at all times qualified as a "domestic building and loan association," as such term is defined in Section 7701(a)(19) of the Code, for purposes of Section 593 of the Code.

         2.13.   Certain Contracts.

         (a) Except as disclosed in WSB Disclosure Schedule 2.13(a), neither WSB nor any of the WSB Subsidiaries is a party to, is bound or affected by, receives, or is obligated to pay benefits under, (i) any agreement, arrangement or commitment, including without limitation, any agreement, indenture or other instrument relating to the borrowing of money by WSB or any of the WSB Subsidiaries or the guarantee by WSB or any of the WSB Subsidiaries of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of WSB or any of the WSB Subsidiaries,
(iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of WSB or any of the WSB Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events), (v) any agreement, arrangement or understanding to which WSB or any of the WSB Subsidiaries is a party or by which any of the same is bound which limits the freedom of WSB or any of the WSB Subsidiaries to compete in any line of business or with any person, (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC or any other regulatory agency, (vii) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to WSB's annual, quarterly or current reports under the 1934 Act and which has not been so filed, or (viii) any other agreement, arrangement or understanding to which WSB or any of the WSB Subsidiaries is a party and which is material to the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

         (b) Neither WSB nor any of the WSB Subsidiaries is in default or in non-compliance, which default or non-compliance would have a material adverse effect on the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole or the transactions contemplated hereby, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

         2.14.   Properties and Insurance.

         (a) All real and personal property owned by WSB or any of the WSB Subsidiaries or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of WSB and the WSB Subsidiaries in the ordinary course of business consistent with their past practices. WSB and the WSB Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in WSB's consolidated balance sheet as of March 31, 2001, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 2001), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. WSB and the WSB Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by WSB and the WSB Subsidiaries and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right. WSB Disclosure Schedule 2.14(a) sets forth an accurate listing of each lease pursuant to which WSB or any of the WSB Subsidiaries acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.

         (b) The business operations and all insurable properties and assets of WSB and the WSB Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of WSB, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of WSB adequate for the business engaged in by WSB and the WSB Subsidiaries. As of the date hereof, neither WSB nor any of the WSB Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

          2.15. Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

          "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
(S)9601, et seq; the Resource Conservation and Recovery Act, as amended, 42
         -- ---
U.S.C. (S)6901, et seq; the Clean Air Act, as amended, 42 U.S.C. (S)7401, et
                -- ---                                                    --
seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)1251, et
---                                                                          --
seq; the Toxic Substances Control Act, as amended, 15 U.S.C. (S)9601, et seq;
---                                                                   -- ---
the Emergency Planning and Community Right to Know Act, 42 U.S.C. (S)11001, et
                                                                            --
seq; the Safe Drinking Water Act, 42 U.S.C. (S)300f, et seq; and all comparable
---                                                  -- ---
state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include without limitation petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

         "Loan Portfolio Properties and Other Properties Owned" means those properties owned, leased or operated by WSB or any of the WSB Subsidiaries or those properties which serve as collateral for loans owned by WSB or any of the WSB Subsidiaries.

         (a) To the best knowledge of WSB and the WSB Subsidiaries, neither WSB nor any of the WSB Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole.

         (b) To the best knowledge of WSB and the WSB Subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by WSB or any of the WSB Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole.

         (c) To the best knowledge of WSB and the WSB Subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by WSB or any of the WSB Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole.

         2.16. Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on WSB's consolidated balance sheets included in the consolidated financial statements referred to in Section 2.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, in the opinion of WSB's management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section
2.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by generally accepted accounting principles.

         2.17. Minute Books. Since January 1, 1999, the minute books, including any attachments thereto, of WSB and the WSB Subsidiaries contain complete and accurate records of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders.

         2.18.   Affiliate Transactions.

         (a) Except as disclosed in WSB Disclosure Schedule 2.18(a) or in WSB's proxy statements, and except as specifically contemplated by this Agreement, since January 1, 1999, neither WSB nor any of the WSB Subsidiaries has engaged in or agreed to engage in (whether in writing or orally) any transaction with any "affiliated person" or "affiliate" of Workingmens Bank, as such terms are defined in 12 C.F.R. (S)561.5 and 12 C.F.R. (S)563.41, respectively.

         (b) WSB Disclosure Schedule 2.18(b) sets forth the name and number of shares of WSB Common Stock owned as of the date hereof beneficially or of record by any persons WSB considers to be affiliates of WSB ("WSB Affiliates") as that term is defined for purposes of Rule 145 under the 1933 Act.

         2.19. Broker Fees. Except as set forth in WSB Disclosure Schedule 2.19, none of WSB, the WSB Subsidiaries or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

         2.20. Disclosures. No representation or warranty contained in Article II of this Agreement, and no statement contained in the WSB Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ESB

         References to "ESB Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered by ESB to WSB. ESB hereby represents and warrants to WSB as follows as of the date hereof:

         3.01.   Corporate Organization.

         (a) ESB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. ESB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of ESB and the ESB Subsidiaries (as defined below) taken as a whole. ESB is registered as a thrift holding company under the HOLA. ESB Disclosure Schedule 3.01(a) sets forth true and complete copies of the Articles of Incorporation or other governing instrument and Bylaws of ESB and the ESB Subsidiaries as in effect on the date hereof.

         (b) The only direct or indirect subsidiaries of ESB are ESB Bank, FSB ("ESB Bank"), Amsco, Inc., ESB Financial Services, Inc., PennFirst Financial Services, Inc., PennFirst Capital Trust I, THF, Inc., ESB Bank Building Associates (a limited partnership), McCormick Place (a limited partnership), the Links at Deer Run Associates (a limited liability corporation) and Shady Park II Townhouse Associates (a limited partnership) (together the "ESB Subsidiaries"). Each of the ESB Subsidiaries (i) is duly organized and validly existing or in good standing under the laws of its respective jurisdiction of incorporation,
(ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole. Each of ESB and ESB Bank has satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their appropriate thrift regulatory agencies. Other than the ESB Subsidiaries, ESB does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

         3.02. Capitalization. The authorized capital stock of ESB consists of 10,000,000 shares of ESB Common Stock, of which 5,938,873 are issued and outstanding and 1,551,930 shares which are held in treasury as of the date hereof, and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding as of the date hereof (ESB has declared a six-for-five split of the ESB Common Stock payable May 30, 2001 to stockholders of record on May 18, 2001). All issued and outstanding shares of capital stock of ESB, and all issued and outstanding shares of capital stock of each of the ESB Subsidiaries, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the ESB Subsidiaries are owned by ESB free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, and, except for options to purchase 626,538 shares of

ESB Common Stock which have been granted pursuant to ESB's 2001 Stock Option Plan, 1997 Stock Option Plan, 1992 Stock Incentive Plan or Ellwood Federal Savings Bank's 1990 Stock Option Plan (or options granted by ESB pursuant thereto after the date hereof) or options to purchase ESB Common Stock assumed under the Troy Hill Bancorp, Inc. 1994 Stock Option Plan or the SHS Bancorp, Inc. 1998 Stock Option Plan, none of ESB or any of the ESB Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of ESB or any of the ESB Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

         3.03.   Authority; No Violation.

         (a) ESB has full corporate power and authority to execute and deliver this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of ESB and no other corporate proceedings on the part of ESB are necessary to consummate the transactions so contemplated. This Agreement and the Agreement of Merger have been duly and validly executed and delivered by ESB and constitute valid and binding obligations of ESB, enforceable against it in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

         (b) None of the execution and delivery of this Agreement and the Agreement of Merger by ESB, nor the consummation by ESB of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by ESB with any of the terms or provisions hereof or thereof, will
(i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of ESB or any of the ESB Subsidiaries, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ESB or any of the ESB Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of ESB or any of the ESB Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ESB or any of the ESB Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Commission, the Secretary of State of the Commonwealth of Pennsylvania and the OTS, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of ESB in connection with (a) the execution and delivery of this Agreement and the Agreement of Merger by ESB and (b) the consummation by ESB of the transactions contemplated hereby and by the Agreement of Merger.

         3.04.   Financial Statements.

         (a) ESB has previously delivered to WSB copies of the consolidated statements of financial condition of ESB as of December 31, 2000, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998 in each case accompanied by the audit reports of Ernst & Young LLP or KPMG LLP, independent public accountants, as applicable, as well as the unaudited consolidated statement of financial condition of ESB as of March 31, 2001 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three months ended March 31, 2001 and 2000. The consolidated statements of financial condition of ESB referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of ESB to be delivered by ESB pursuant to Section 4.04 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of ESB as of the respective dates set forth therein, and the related consolidated statements of operations, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated operations, changes in stockholders' equity and cash flows of ESB for the respective periods or as of the respective dates set forth therein (it being understood that ESB's interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of ESB, necessary for a fair presentation of such financial statements).

         (b) Each of the financial statements referred to in this Section 3.04 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of ESB and the ESB Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

         (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of
Section 3.04(a) or the notes thereto or liabilities incurred since March 31, 2001 in the ordinary course of business and consistent with past practice, none of ESB or any of the ESB Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole.

         3.05.   Absence of Certain Changes or Events.

         (a) There has not been any material adverse change in the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole since March 31, 2001, other than: (i) any such effect attributable to or resulting from any change in banking or similar laws, rules or regulations of general applicability to banks, thrift institutions or their holding companies or interpretations thereof by courts or governmental authorities; (ii) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated hereby; (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or
(v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates. To the best knowledge of ESB, no fact or condition exists which ESB believes will cause such a material adverse change in the future.

         (b)   ESB has not taken or permitted any of the actions set forth in
Section 4.04 hereof between March 31, 2001 and the date hereof.

         3.06. Legal Proceedings. None of ESB or any of the ESB Subsidiaries is a party to any, and there are no pending or, to the best knowledge of ESB, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against ESB or any of the ESB Subsidiaries, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of ESB will not have a material adverse effect on the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole. None of ESB or any of the ESB Subsidiaries is a party to any order, judgment or decree which materially adversely affects the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole.

         3.07.   Taxes and Tax Returns.

         (a) Each of ESB and the ESB Subsidiaries, or the affiliated, combined or unitary group (within the meaning of applicable federal income tax law) of which any such corporation is or was a member, as the case may be (individually an "Affiliate" and collectively, "Affiliates"), has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes, and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to WSB and (ii) have not finally been determined. ESB and its Affiliates have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed, accrued or applicable. Except as set forth in ESB Disclosure Schedule 3.07(a), (i) the federal income tax returns of ESB and its Affiliates have been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Pennsylvania income tax returns of ESB and its Affiliates have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon ESB or any of its Affiliates, nor has ESB or any of its Affiliates given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

         (b) Except as set forth in ESB Disclosure Schedule 3.07(b), none of ESB or any of its Affiliates (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by ESB or any Affiliate (nor does ESB have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

         3.08.   Employee Benefit Plans.

         (a) Each employee benefit plan or arrangement of ESB or any of the ESB Subsidiaries which is an "employee benefit plan" within the meaning of
Section 3(3) of the ERISA, is listed in ESB Disclosure Schedule 3.08(a) ("ESB Plans"). ESB has previously furnished or made available to WSB true and complete copies of each of the ESB Plans together with (i) the most recent actuarial and financial reports prepared with respect to any qualified ESB Plans, (ii) the most recent annual reports filed with any government agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified ESB Plans.

         (b) Each ESB Plan has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

         (c) Neither ESB nor any of the ESB Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         (d) The present value of all accrued benefits under each of the ESB Plans subject to Title IV of ERISA did not, as of the latest valuation date of each such Plan, exceed the then current value of the assets of such plans allocable to such accrued benefits, based upon the actuarial and accounting assumptions currently utilized for such ESB Plans.

         (e) Neither ESB nor any of the ESB Subsidiaries, nor, to the best knowledge of ESB, any trustee, fiduciary or administrator of an ESB Plan or any trust created thereunder, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code, which could subject ESB or any of the ESB Subsidiaries, or, to the best knowledge of ESB, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said Section 4975.

         (f) No ESB Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any ESB Plan, as that term is defined in Section 4043(b) of ERISA.

         (g) No ESB Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA.

         (h) Each of the ESB Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and ESB is not aware of any fact or circumstance which would adversely affect the qualified status of any such Plan.

         3.09.   Securities Documents and Regulatory Reports.

         (a) ESB has previously delivered or made available to WSB a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the 1933 Act or the 1934 Act or mailed by ESB to its stockholders as a class since January 1, 1998, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

          (b) ESB and each of the ESB Subsidiaries has duly filed with the OTS and the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and ESB has delivered or made available to WSB accurate and complete copies of such reports. ESB Disclosure Schedule 3.09(b) lists all examinations of ESB or of the ESB Subsidiaries conducted by the applicable thrift regulatory authorities since January 1, 1999 and the dates of any responses thereto submitted by ESB. In connection with the most recent examinations of ESB or the ESB Subsidiaries by the applicable thrift regulatory authorities, neither ESB nor any ESB Subsidiary was required to correct or change any action, procedure or proceeding which ESB or such ESB Subsidiary believes has not been now corrected or changed as required.

         3.10. ESB Information. None of the information relating to ESB and the ESB Subsidiaries to be contained in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus, as of the date(s) such Proxy Statement/Prospectus is mailed to stockholders of WSB and up to and including the date(s) of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

         3.11.   Compliance with Applicable Law.

         (a) ESB and each of the ESB Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of ESB and the ESB Subsidiaries, no suspension or cancellation of any of the same is threatened.

         (b) Neither ESB nor any of the ESB Subsidiaries is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could have a material adverse effect on the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole; and neither ESB nor any of the ESB Subsidiaries has received any notice or communication from any federal, state or local governmental authority asserting that ESB or any ESB Subsidiary is in violation of any of the foregoing which could have a material adverse effect on the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole. Neither ESB nor any ESB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by governmental authorities), and none of them has received any written communication requesting that they enter into any of the foregoing.

         3.12.   Deposit Insurance and Other Regulatory Matters.

         (a) The deposit accounts of ESB Bank are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the FDIA, and ESB Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

         (b) ESB Bank is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock in the FHLB of Pittsburgh.

         (c) ESB Bank is a "qualified thrift lender," as such term is defined in the HOLA and the regulations thereunder.

         (d) ESB Bank has at all times qualified as a "domestic building and loan association," as such term is defined in Section 7701(a)(19) of the Code, for purposes of Section 593 of the Code.

         3.13.   Properties and Insurance.

         (a) All real and personal property owned by ESB or any of the ESB Subsidiaries or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of ESB and the ESB Subsidiaries in the ordinary course of business consistent with their past practices. ESB and the ESB Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in ESB's consolidated statement of financial condition as of March 31, 2001, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 2001), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated statement of financial condition or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated statement of financial condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. ESB and the ESB

Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by ESB and the ESB Subsidiaries and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right.

     (b) The business operations and all insurable properties and assets of ESB and the ESB Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of ESB, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of ESB adequate for the business engaged in by ESB and the ESB Subsidiaries. As of the date hereof, neither ESB nor either of the ESB Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     3.14.     Environmental Matters.

     (a) To the best knowledge of ESB and the ESB Subsidiaries, neither ESB nor any of the ESB Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of ESB and ESB Subsidiaries taken as a whole.

     (b) To the best knowledge of ESB and the ESB Subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by ESB or any of the ESB Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole.

     (c) To the best knowledge of ESB and the ESB Subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by ESB or any of the ESB Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole.

     3.15. Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on ESB's consolidated statements of financial condition included in the consolidated financial statements referred to in
Section 3.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, in the opinion of ESB's management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated statements of financial condition included in the consolidated financial statements referred to in Section 3.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by generally accepted accounting principles.

     3.16. Minute Books. Since January 1, 1999, the minute books, including any attachments thereto, of ESB and the ESB Subsidiaries contain complete and accurate records of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders.

     3.17. Broker Fees. Except as set forth in ESB Disclosure Schedule 3.17, neither ESB nor any of its directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

     3.18. Disclosures. No representation or warranty contained in Article III of this Agreement, and no statement contained in the ESB Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

                           COVENANTS OF THE PARTIES

     4.01. Conduct of the Business of WSB. During the period from the date hereof to the Effective Time, WSB shall, and shall cause Workingmens Bank to, conduct its businesses and engage in transactions permitted hereunder or only in the ordinary course and consistent with past practice, except with the prior written consent of ESB, which consent shall not be unreasonably withheld. WSB shall use its best efforts to (i) preserve its business organization and that of Workingmens Bank intact, (ii) keep available to itself and ESB the present services of the employees of WSB and Workingmens Bank, and (iii) preserve for itself and ESB the goodwill of the customers of itself and Workingmens Bank and others with whom business relationships exist.

     4.02. Negative Covenants of WSB. WSB agrees that from the date hereof to the Effective Time, except as otherwise approved by ESB in writing or as permitted or required by this Agreement, WSB will not, nor will WSB permit Workingmens Bank to:

     (i) change any provision of the Articles of Incorporation or other governing instrument or Bylaws of WSB or Workingmens Bank;

     (ii) except for the issuance of WSB Common Stock pursuant to the present terms of stock options which are outstanding as of the date hereof (and identified on WSB Disclosure Schedule 4.02) and compliance with the terms of the Option Agreement of even date herewith, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of WSB or Workingmens Bank, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

     (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of WSB or Workingmens Bank;

     (iv) grant any severance or termination pay (other than pursuant to binding contracts of WSB in effect on the date hereof and disclosed to ESB on WSB Disclosure Schedule 2.13(a)), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees; or award any increase in compensation or benefits to its directors, officers or employees, except, in the case of employees, such as may be granted in the ordinary course of business and consistent with past practices and policies not to exceed 4% of the current salary of each respective employee;

     (v) enter into or modify any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the employee stock ownership plan of WSB ("WSB ESOP") or any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice, except that nothing herein shall prohibit payments under the WSB bonus pool to employees of WSB and Workingmens Bank for amounts currently accrued up to $12,500;

     (vi) sell or dispose of any significant assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

     (vii) make any capital expenditures in excess of $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair and other than as set forth in WSB Disclosure Schedule 4.02(vii);

     (viii) file any applications or make any contract with respect to branching or site location or relocation;

     (ix) make any material change in its accounting methods or practices, other than changes required by generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

     (x) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law;

     (xi) engage in any transaction with an "affiliated person" or "affiliate," in each case as defined in Section 2.18(a) hereof;

     (xii) enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

     (xiii) take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct in any material respect at the Effective Time; or

     (xiv)  agree to do any of the foregoing.

     4.03. No Solicitation. Neither WSB nor Workingmens Bank shall, nor shall WSB or Workingmens Bank authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of WSB or Workingmens Bank to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than ESB) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving WSB or Workingmens Bank (an "Acquisition Transaction"); provided, however, that WSB may provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of WSB, after receiving written advice of counsel, determines that the failure to do so would constitute a breach of its fiduciary duties under applicable law. WSB will promptly communicate to ESB the terms of any proposal which it may receive in respect of any such Acquisition Transaction and shall provide ESB with copies of (i) the written legal advice provided to the Board of Directors of WSB, (ii) all such written inquiries or proposals and (iii) an accurate and complete written synopsis of all such oral inquiries or proposals.

     4.04. Negative Covenants of ESB. ESB agrees that from the date hereof to the Effective Time, except as otherwise approved by WSB in writing or as permitted or required by this Agreement, ESB will not:

     (i) take any action which can reasonably be expected to adversely affect or delay the ability of ESB or WSB to perform its covenants and agreements on a reasonably timely basis under this Agreement or to consummate the transactions contemplated under this Agreement;

     (ii) declare or pay any special cash distributions in respect of any of its capital stock in excess of $1.00 per share, provided, however, that ESB shall be permitted to continue to declare and pay its regular quarterly dividends; or

     (iii) agree to do any of the foregoing.

     4.05. Current Information. During the period from the date hereof to the Effective Time, each party will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter (other than the last quarter of the party's fiscal year) ending after the date of this Agreement, each party will deliver to the other party its quarterly report on Form 10-Q (or Form 10-QSB) under the 1934 Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, each party will deliver to the other party its Annual Report on Form 10-K (or Form 10-KSB). Within 25 days after the end of each month, each party shall provide the other party with a copy of the Thrift Financial Report filed with the OTS.

     4.06.     Access to Properties and Records; Confidentiality.

     (a) WSB shall permit ESB and its representatives reasonable access to its properties and those of Workingmens Bank, and shall disclose and make available to ESB all books, papers and records relating to the assets, properties, operations, obligations and liabilities of WSB and Workingmens Bank, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (except as necessary to preserve attorney-client privilege), plans affecting employees, and any other business activities or prospects in which ESB may have a reasonable interest. Neither WSB nor Workingmens Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. WSB will use its best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. WSB and Workingmens Bank shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with ESB and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations. Similar access shall be provided by ESB to WSB and its representatives to the extent necessary to enable WSB to satisfy its due diligence obligations with respect to ESB.

     (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best efforts to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligation to keep such information confidential shall continue for three years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or
(ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

     (c) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, WSB shall invite two persons (to be designated by ESB) to attend all meetings of the Board of Directors of WSB and Workingmens Bank.

     4.07.     Regulatory Matters.

     (a) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation (including without limitation the Form S-4 and the Proxy Statement/Prospectus), to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review and approve in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

     (b) Each of the parties will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them, or any of their respective subsidiaries to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

     (c) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

     4.08. Approval of Stockholders. WSB will (a) take all steps (including, without limitation, assisting ESB in the preparation of the Form S-4 and Proxy Statement/Prospectus in accordance with all applicable requirements) necessary to duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable, but in no event later than September 28, 2001, for the purposes of securing the approval of such stockholders of this Agreement and the Agreement of Merger, (b) recommend to its stockholders the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, and use its best efforts to obtain, as promptly as practicable, such approval, provided however, that the Board of Directors of WSB may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the written advice of outside counsel experienced in such matters, has determined that the making of such recommendation or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law, and (c) cooperate and consult with ESB with respect to the foregoing matters.

     4.09. Further Assurances. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Agreement of Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

     (b) If requested by ESB in writing, WSB shall cause Workingmens Bank to terminate its supplemental executive benefit agreements with its directors and executive officers within 30 days following receipt of such request. Upon such termination, the aggregate amount of the balances in the participant's Pre-Retirement Contribution Accounts shall be distributed among the participants as determined by such participants. The termination of the supplemental executive benefit agreements shall be done at no additional expense to WSB, the WSB Subsidiaries, ESB or the ESB Subsidiaries beyond the amounts already accrued by Workingmens Bank as of the date of this Agreement.

     (c) Upon the request of ESB, ESB and WSB shall use their reasonable best efforts to cause, including the entering into of a merger agreement, their respective banking subsidiaries, ESB Bank and Workingmens Bank, to merge (the "Bank Merger") immediately after consummation of the Merger, with ESB Bank being the surviving bank (the "Surviving Bank") thereof pursuant to the provisions of applicable law. At the effective time of the Bank Merger, the Charter and Bylaws of the Surviving Bank shall be the Charter and Bylaws of ESB Bank in effect immediately prior to the effective time of the Bank Merger. At the effective time of the Bank Merger, the directors and officers of the Surviving Bank shall be the directors and officers of ESB Bank immediately prior to the effective time of the Bank Merger.

     4.10. Disclosure Supplements. From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article V or the compliance by WSB with the covenants set forth in Section 4.01 hereof.


     4.11. Public Announcements. The parties hereto shall approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

     4.12. Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to January 31, 2002 and that it will not waive that condition, it will promptly notify the other party. ESB and WSB will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

     4.13.     Certain Post-Merger Agreements.

     The parties hereto agree to the following arrangements following the Effective Time:

     (a) Operations of Workingmens Bank. Following the Merger, ESB may, in its sole discretion, determine to merge or consolidate Workingmens Bank with ESB Bank.

     (b) Advisory Board of Directors. At the Effective Time, the four non-employee directors of WSB will be appointed to a newly created Workingmens Bank Advisory Board for ESB Bank and/or ESB for a period of not less than three years. Each advisory board member shall be compensated for their services in an amount of not less than an annual retainer of $12,000 to be paid quarterly in consideration for attendance at quarterly meetings. Mr. Charles Delman (or such other person selected by ESB Bank and/or ESB) will chair the Advisory Board. The provisions of this Section 4.13(b) are intended to be for the benefit of, and shall be enforceable by, members of the Board of Directors of WSB.

     (c) Employment Agreements. ESB shall honor all existing employment agreements of Workingmens Bank, in effect as of the date of this Agreement, each of which is disclosed on WSB Disclosure Schedule 4.13(c), which schedule describes and quantifies in reasonable detail the maximum amount of payments and benefits which could become due and payable to each such person (assuming the Merger is consummated on or before December 31, 2001) under the agreements or plans as a result of a termination of employment and/or a change in control of WSB or Workingmens Bank. The total cash severance and other parachute amounts (including any parachute amounts associated with the accelerated vesting of stock options and restricted stock awards) to be paid to the three officers with employment agreements at the Effective Time shall equal the respective officer's
Section 280G limit under the Code.

     (d)  Employee Benefit Plans.

     (1) Subject to the provisions of this Section 4.13, all employees of WSB or Workingmens Bank immediately prior to the Effective Time who are employed by ESB, ESB Bank or Workingmens Bank (the "Employers") immediately following the Effective Time ("Transferred Employees") will be covered by the respective Employer's employee benefit plans on substantially the same basis as any employee of the Employers in a comparable position. Notwithstanding the foregoing, ESB may determine to continue any of the WSB benefit plans for Transferred Employees in lieu of offering participation in the Employers' benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of WSB's benefit plans, or to merge any such benefit plans with the Employers' benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the Employers' employees generally. Except as specifically provided in this Section 4.13 and as otherwise prohibited by law, Transferred Employees' service with WSB or Workingmens Bank shall be recognized as service with the Employers for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the Employers' benefit plans, subject to applicable break-in-service rules. ESB agrees that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by WSB or Workingmens Bank on the Effective Time and who then change coverage to the Employers' medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll. Notwithstanding anything herein to the contrary, after the Effective Time, (x) any amendment to, or grant of additional benefits under, any WSB or Workingmens Bank benefit plan, including stock based plans, which continues to exist subsequent to the Effective Time, shall require the prior consent of ESB, and
(y) ESB may cause any of the WSB or Workingmens Bank benefit plans which continue to exist, including stock based plans, to be amended in order to provide that employees of ESB or ESB Bank may be participants in such plans.

     (2) WSB shall take all necessary action to cause the WSB ESOP to be terminated as of the Effective Time. The Merger Consideration received by the WSB ESOP trustee in connection with the Merger with respect to the unallocated shares of WSB Common Stock shall be first applied by the WSB ESOP trustee to the full repayment of the WSB ESOP loan. The balance of the Merger Consideration (if any) received by the WSB ESOP trustee with respect to the unallocated shares of WSB Common Stock shall be allocated as earnings to the accounts of all participants in the WSB ESOP who have accounts remaining under the WSB ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries as of the first day of the WSB ESOP plan year in which the Effective Time occurs, to the maximum extent permitted under the Code and applicable law. The accounts of all participants and beneficiaries in the WSB ESOP immediately prior to the Effective Time shall become fully vested as of the Effective Time. As soon as practicable after the date hereof, with the assistance of WSB, ESB shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the WSB ESOP as of the Effective Time. As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS, the account balances in the WSB ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account as a participant or beneficiary may direct. Prior to the Effective Time, no prepayments shall be made on the WSB

ESOP loan and contributions to the WSB ESOP and payments on the WSB ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.

     (e) Employee Severance. Any person who is currently serving as an employee of either WSB or Workingmens Bank and continues as such immediately prior to the Effective Time (other than those employees covered by a written employment agreement set forth in WSB Disclosure Schedule 4.13(c)) whose employment is discontinued by ESB or any of the ESB Subsidiaries within six months after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from ESB Bank in an amount equal to their current salary of one month for every year of service at WSB or Workingmens Bank, up to a maximum severance of nine months for current officers and six months for current non-officer employees, together with any accrued but unused vacation leave with respect to the 2001 calendar year. For purposes of this Section 4.13(e), "Cause" shall mean termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses).

     (f) Consulting Agreements. Effective as of the Effective Time, ESB agrees that either it and/or ESB Bank will enter into three-year consulting agreements with each of Robert D. Neudorfer, Ronald W. Moreschi and Kathleen M. Neudorfer providing for (i) annual consulting fees of $28,000 for Mr. Neudorfer, $14,000 for Mr. Moreschi and $12,000 for Mrs. Neudorfer, payable in equal monthly installments, and (ii) medical and dental benefits at no cost to the aforementioned individuals and their eligible dependents for the term of their consulting agreements, provided that such person is still employed by WSB or Workingmens Bank immediately prior to the Effective Time.

     (g) Indemnification. ESB shall indemnify and hold harmless each present and former director, officer and employee of WSB and Workingmens Bank determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, "Claims"), to the fullest extent to which such Indemnified Parties were entitled under Pennsylvania law, the Articles of Incorporation and Bylaws of WSB or Workingmens Bank as in effect on the date hereof.

         Any Indemnified Party wishing to claim indemnification under this
Section 4.13(g), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify ESB, but the failure to so notify shall not relieve ESB of any liability it may have to such Indemnified Party if such failure does not materially prejudice ESB. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) ESB shall have the right to assume the defense thereof and ESB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if ESB elects not to assume such defense or if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between ESB and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to ESB, and ESB shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) ESB shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

     In the event that ESB or any of its respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 4.13(g), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

     (h) Insurance. ESB and ESB Bank shall maintain a directors' and officers' liability insurance policy covering the Indemnified Parties Costs in connection with any Claims for a period of six (6) years after the Effective Time.


                                   ARTICLE V

                              CLOSING CONDITIONS

     5.01. Conditions to the Parties' Obligations Under This Agreement. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the OTS required to consummate the transactions contemplated hereby) shall have been obtained without any non-standard term or condition which would materially impair the value of WSB and Workingmens Bank to ESB; all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all waiting periods in respect thereof shall have expired.

     (b) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and by the Agreement of Merger shall have been duly and validly taken by ESB and WSB, including approval by the requisite vote of the stockholders of WSB of this Agreement and the Agreement of Merger.

     (c) No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which ESB or WSB determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

     (d) The Form S-4 shall have become effective under the 1933 Act, and ESB shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the ESB Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

     (e) The parties shall have received, in form and substance reasonably satisfactory to them, an opinion of Elias, Matz, Tiernan & Herrick L.L.P. to the effect that, for federal income tax purposes, (i) the Merger will qualify as a "reorganization" under Section 368(a) of the Code; (ii) no taxable gain will be recognized by ESB or WSB (y) upon the transfer of WSB's assets to ESB in exchange for ESB Common Stock, cash and the assumption of WSB's liabilities or
(z) upon the distribution of such ESB Common Stock and cash to WSB stockholders;
(iii) no gain or loss will be recognized by the shareholders of WSB who receive ESB Common Stock in exchange for their WSB Common Stock in the Merger; (iv) the tax basis of a holder of ESB Common Stock received in the Merger in exchange for his or her WSB Common Stock will be the same as the tax basis of the WSB Common Stock surrendered in exchange therefor; and (v) the holding period of the shares of ESB Common Stock received in the Merger will include the holding period of the shares of WSB Common Stock surrendered therefor, provided that such WSB Common Stock was held as a capital asset by such shareholder, provided, however, that in the event such counsel believes that the Merger will not qualify as a reorganization under Section 368(a) of the Code, ESB shall have the right but not the obligation to increase the aggregate stock consideration as necessary to cause the transaction to qualify for such tax treatment.

         5.02. Conditions to the Obligations of ESB Under This Agreement. The obligations of ESB under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by ESB to the extent permitted by law:

         (a) Each of the obligations of WSB required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of WSB contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of WSB and the WSB Subsidiaries taken as a whole, other than: (i) any such effect attributable to or resulting from any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by courts or governmental authorities; (ii) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries;
(iii) expenses incurred in connection with the transactions contemplated hereby;
(iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party after the date hereof; or (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, and ESB shall have received a certificate to that effect signed by the President and Chief Executive Officer of WSB.

         (b) All permits, consents, waivers, clearances, approvals and authorizations of all regulatory or governmental authorities or third parties which are necessary in connection with the consummation of the Merger shall have been obtained, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any non-standard term or condition which would materially impair the value of WSB and Workingmens Bank to ESB.

         (c) Holders of WSB Common Stock who dissent from the Merger pursuant to Chapter 15, Subchapter D of the PBCL by meeting the requirements set forth in the PBCL shall not hold more than 15% of the WSB Common Stock immediately prior to the Effective Time.

         (d) Each stockholder of WSB who is a WSB Affiliate shall have executed and delivered a commitment and undertaking to the effect that (i) such stockholder will dispose of the shares of ESB Common Stock received by him in connection with the Merger only in accordance with the provisions of paragraph
(d) of Rule 145 under the 1933 Act; (ii) such stockholder will not dispose of any of such shares until ESB has received an opinion of counsel acceptable to it that such proposed disposition is in compliance with the provisions of paragraph
(d) of Rule 145 under the 1933 Act, which opinion shall be rendered promptly following counsel's receipt of such stockholder's written notice of its intention to sell shares of ESB Common Stock; and (iii) the certificates representing said shares may bear a legend referring to the foregoing restrictions.

         (e) WSB shall have furnished ESB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as ESB may reasonably request.

         5.03. Conditions to the Obligations of WSB Under this Agreement. The obligations of WSB under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by WSB to the extent permitted by law:

         (a) Each of the obligations of ESB required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of ESB contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole, other than: (i) any such effect attributable to or resulting from any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by courts or governmental authorities; (ii) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated hereby; (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party after the date hereof; or (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, and WSB shall have received a certificate to that effect signed by the President and Chief Executive Officer of ESB.

         (b) ESB shall have furnished WSB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.03 as WSB may reasonably request.

                                   ARTICLE VI

                     TERMINATION, AMENDMENT AND WAIVER, ETC.

         6.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Agreement of Merger by the stockholders of WSB:

         (a) by mutual written consent of the parties hereto;

         (b) by ESB or WSB (i) if the Effective Time shall not have occurred on or prior to January 31, 2002 or (ii) if a vote of the stockholders of WSB is taken and such stockholders fail to approve this Agreement and the Agreement of Merger at the meeting of stockholders (or any adjournment thereof) of WSB contemplated by Section 4.08 hereof; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

         (c) by ESB or WSB upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied;

         (d) by ESB in writing if WSB has, or by WSB in writing if ESB has, breached (i) any covenant or undertaking contained herein or in the Agreement of Merger, or (ii) any representation or warranty contained herein, which breach would have a material adverse effect on the business, operations, assets or financial condition of WSB and Workingmens Bank or ESB and the ESB Subsidiaries, as applicable, taken as a whole, or upon the consummation of the transactions contemplated hereby, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time; provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty contained herein, notwithstanding any qualification therein relating to the knowledge of the other party; or

         (e) by ESB or WSB in writing if any of the applications for prior approval referred to in Section 4.07 hereof are denied or by ESB in writing if any of such applications are approved contingent upon the satisfaction of any non-standard condition or requirement which, in the reasonable opinion of the Board of Directors of ESB, would materially impair the value of WSB and the WSB Subsidiaries to ESB, and in each case the time period for appeals and requests for reconsideration has run.

         6.02. Effect of Termination. In the event of termination of this Agreement by either ESB or WSB as provided above, this Agreement shall forthwith become void (other than Sections 4.06(b) and 7.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 4.06(b) and 7.01 hereof and except for liability for any breach of this Agreement.

         6.03. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of WSB, the parties may (a) amend this Agreement and the Agreement of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of WSB, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Agreement of Merger which modifies either the amount or the form of the Merger Consideration to be delivered to stockholders of WSB. This Agreement and the Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.01. Expenses.

         (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided that ESB shall bear all costs of printing, mailing and filing the Form S-4 and Proxy Statement/Prospectus and all other registration and filing fees relating to the Merger.

         (b) Notwithstanding any provision in this Agreement to the contrary, in the event of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the non-breaching party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the breaching party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-breaching party in connection herewith or in the enforcement of its rights hereunder.

         7.02. Survival. The respective representations, warranties and covenants of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, except for the provisions of
Section 4.13 hereof.

         7.03. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

         (a) If to ESB, to:

             ESB Financial Corporation
             600 Lawrence Avenue
             Ellwood City, Pennsylvania 16117
             Attn: Charlotte A. Zuschlag

             Copy to:

             Elias, Matz, Tiernan and Herrick L.L.P.
             734 15th Street, N.W.
             Washington, D.C. 20005
             Attn: Raymond A. Tiernan, Esq.
                      Gerald F. Heupel, Jr., Esq.

         (b) If to WSB, to:

             WSB Holding Company
             807 Middle Street
             Pittsburgh, Pennsylvania 15212
             Attn: Robert D. Neudorfer

             Copy  to:

             Brabender & Guehl
             1910 Cochran Road, Suite 110
             Manor Oak Two
             Pittsburgh, Pennsylvania 15220
             Attn: Johanna C. Guehl

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         7.04. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as otherwise expressly provided herein, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         7.05. Complete Agreement. This Agreement and the Agreement of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.

         7.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         7.07. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws thereof.

         7.08. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, ESB and WSB have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                      ESB  FINANCIAL CORPORATION


Attest:

/s/ Frank D. Martz                    By:  /s/ Charlotte Zuschlag
---------------------------------          -----------------------------------
Frank D. Martz                             Charlotte A. Zuschlag
Group Senior Vice President                President and Chief Executive Officer
  of Operations and Secretary



                                      WSB HOLDING COMPANY


Attest:

/s/ Johanna C. Guehl                  By:  /s/ Robert D. Neudorfer
---------------------------------          -----------------------------------
Johanna C. Guehl                           Robert D. Neudorfer
Secretary                                  President and Chief Executive Officer

                                                                       EXHIBIT C

                               AGREEMENT OF MERGER

         This Agreement of Merger is dated as of May 16, 2001, by and between ESB Financial Corporation ("ESB"), a Pennsylvania corporation, and WSB Holding Company ("WSB"), a Pennsylvania corporation.

                              W I T N E S S E T H:

         WHEREAS, ESB and WSB have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Reorganization Agreement"); and

         WHEREAS, pursuant to the Reorganization Agreement and this Agreement of Merger, and subject to the terms and conditions set forth therein and herein, WSB shall be merged with and into ESB, with ESB the surviving corporation of such merger;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Reorganization Agreement, the parties hereto do mutually agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         1.1 "Effective Time" shall mean the date and time at which the Merger contemplated by this Agreement of Merger becomes effective as provided in
Section 2.2 of this Agreement of Merger.

         1.2 "WSB Common Stock" shall mean the common stock, par value $.10 per share, of WSB.

         1.3 "Merger" shall refer to the merger of WSB with and into ESB as provided in Section 2.1 of this Agreement of Merger.

         1.4 "Merging Corporations" shall collectively refer to ESB and WSB.

         1.5 "ESB Common Stock" shall mean the common stock, par value $.01 per share, of ESB.

         1.6 "Stockholder Meeting" shall mean the meeting of the stockholders of WSB held pursuant to Section 4.07 of the Reorganization Agreement.

         1.7 "Surviving Corporation" shall mean ESB as the surviving corporation of the Merger.

                                   ARTICLE II

                               TERMS OF THE MERGER

         2.1 The Merger. Subject to the terms and conditions set forth in the Reorganization Agreement, at the Effective Time, WSB shall be merged with and into ESB pursuant to Chapter 19, Subchapter C of the Pennsylvania Business Corporation Law ("PBCL"). ESB shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the Commonwealth of Pennsylvania. At the Effective Time, the separate existence and corporate organization of WSB shall cease, and ESB shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature of each of WSB and ESB; and be subject to all the restrictions, disabilities and duties of each of WSB and ESB; and all and singular, the rights, privileges, powers and franchises of each of WSB and ESB, and all property, real, personal and mixed, and all debts due to either WSB or ESB on whatever account, as well for stock subscriptions and all other things in action or belonging to each of WSB and ESB shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of, respectively, WSB and ESB, and the title to any real estate vested by deed or otherwise, under the laws of the Commonwealth of Pennsylvania or elsewhere in either WSB or ESB shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of either of WSB or ESB shall be preserved unimpaired, and all debts, liabilities and duties of WSB and ESB shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

         2.2 Effective Time. The Merger shall become effective on the date and at the time that Articles of Merger are executed and filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to Section 1927 of the PBCL, unless a later date and time is specified as the Effective Time in such Articles of Merger.

         2.3 Name of the Surviving Corporation. The name of the Surviving Corporation shall be "ESB Financial Corporation."

         2.4 Articles of Incorporation. On and after the Effective Time, the Articles of Incorporation of ESB shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

         2.5 Bylaws. On and after the Effective Time, the Bylaws of ESB shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

                                   ARTICLE III

                              CONVERSION OF SHARES

         3.1 Conversion of WSB Common Stock and Options to Purchase WSB Common Stock.

         (a) Subject to Section 3.2 hereof, each share of WSB Common Stock outstanding immediately prior to the Effective Time, other than (i) shares held by WSB (including treasury shares) or ESB or any of their respective wholly owned subsidiaries in other than a fiduciary capacity and (ii) WSB Dissenting Shares (as hereinafter defined), shall be converted into the number of shares of ESB Common Stock equal to the Exchange Ratio (as defined in the Reorganization Agreement) or $17.10 in cash in accordance with the terms of Section 1.03 of the Reorganization Agreement.

         (b) Notwithstanding any other provision hereof, no fractional shares of ESB Common Stock shall be issued to holders of WSB Common Stock. In lieu thereof, each holder of shares of WSB Common Stock entitled to a fraction of a share of ESB Common Stock shall, at the time of surrender of the certificate or certificates representing such holder's shares, receive an amount of cash in accordance with the terms of Section 1.05 of the Reorganization Agreement. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         (c) At the Effective Time, each option to purchase WSB Common Stock issued pursuant to WSB's 1998 Stock Option Plan shall be cancelled, and each holder of any such option, whether or not then vested or exercisable, shall be entitled to receive from ESB a cash amount determined in accordance with Section
1.06 of the Reorganization Agreement. The payment of the consideration referred to in this Section 3.1(c) to holders of options to purchase WSB Common Stock shall be subject to the execution by any such holder of such instruments of cancellation as ESB may reasonably deem appropriate.

         3.2 Exchange of Certificates for Stock and/or Cash.

         After the Effective Time, each holder of a certificate for theretofore outstanding shares of WSB Common Stock, shall be surrendered and exchanged for cash or stock consideration in the manner provided in Section 1.04 of the Reorganization Agreement.

         3.3 Dissenting Shares. Notwithstanding anything in this Agreement of Merger to the contrary, shares of WSB Common Stock which are outstanding immediately prior to the Effective Time and which are held by stockholders (other than ESB or any wholly-owned subsidiary thereof) who shall not have voted such shares in favor of the Agreement and this Agreement of Merger and who shall have satisfied all of the applicable requirements of Chapter 15, Subchapter D of the PBCL ("WSB Dissenting Shares"), shall not be converted into the right to receive, or be exchangeable for, shares of ESB Common Stock or cash as set forth in Section 3.1 hereof, but the holders thereof shall be entitled to payment of the fair value of such shares in accordance with said section of the PBCL, subject to the procedures and the conditions specified in such provision of the PBCL, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal and payment under such law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of WSB Common Stock held by such holder shall thereupon be deemed to have been converted into the right to receive, or be exchangeable at the Effective Time for, cash as provided in
1.08 of the Reorganization Agreement. ESB hereby agrees to make, or cause to be made, payment in cash for any Dissenting Shares.

         3.4 ESB Common Stock. Each share of ESB Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as an identical share of ESB Common Stock.

                                   ARTICLE IV

                                  MISCELLANEOUS

         4.1 Conditions Precedent. The respective obligations of each party under this Agreement of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article V of the Reorganization Agreement.

         4.2 Termination. This Agreement of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Reorganization Agreement in accordance with
Section 6.01 thereof.

         4.3 Amendments. To the extent permitted by the PBCL, this Agreement of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Article III of this Agreement of Merger relating to the consideration to be paid for the shares of WSB Common Stock shall not be amended after the meeting of stockholders of WSB so as to modify either the amount or the form of such consideration or to otherwise materially adversely affect the shareholders of WSB without the approval of the stockholders of WSB.

         4.4 Successors. This Agreement of Merger shall be binding on the successors of ESB and WSB.

         IN WITNESS WHEREOF, ESB and WSB have caused this Agreement of Merger to be executed by their duly authorized officers as of the day and year first above written.


                                    ESB FINANCIAL CORPORATION

Attest:

/s/ Frank D. Martz                  By: /s/ Charlotte A. Zuschlag
--------------------------------        ---------------------------------------
Frank D. Martz                          Charlotte A. Zuschlag
Group Senior Vice President             President and Chief Executive Officer
  of Operations and Secretary


                                    WSB  HOLDING COMPANY
Attest:


/s/ Johanna C. Guehl                By: /s/ Robert D. Neudorfer
--------------------------------        ---------------------------------------
Johanna C. Guehl                        Robert D. Neudorfer
Secretary                               President and Chief Executive Officer

                                                                      APPENDIX B

                            STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT, dated as of May 16, 2001, by and between ESB Financial Corporation ("ESB"), a Pennsylvania corporation, and WSB Holding Company ("WSB"), a Pennsylvania corporation (the "Agreement").


                                   WITNESSETH

         WHEREAS, ESB and WSB have entered into an Agreement and Plan of Reorganization and related Agreement of Merger, each dated as of May 16, 2001 (collectively, the "Reorganization Agreement"); and

         WHEREAS, ESB has requested the execution of this Agreement by WSB in order to increase the likelihood that the transactions contemplated by the Reorganization Agreement will be consummated in accordance with its terms and as a condition to ESB's obligation to complete the transactions contemplated by the Reorganization Agreement and, in consideration for such execution, WSB has agreed to issue to ESB an option entitling ESB to purchase shares of its common stock upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the execution of the Reorganization Agreement and the premises therein and herein contained, the parties agree as follows:

         1. Grant of Option. Subject to the terms and conditions hereof, WSB irrevocably grants to ESB as of May 16, 2001 the option ("Option") to purchase at one time or from time to time an aggregate of 60,535 shares of common stock, par value $.10 per share, of WSB ("Common Stock") at a price per share equal to $11.90 (the price per share is referred to below as the "Purchase Price" and the price when used with respect to a number of shares is referred to below as the "Aggregate Purchase Price" for such shares). As used in this Agreement, the term "Shares" means the shares of Common Stock subject to the Option.

         2.    Exercise of Option.

         (a) Subject to the terms and conditions hereof, ESB may exercise the Option, in whole at any time or in part from time to time, to the extent not previously exercised, if a Purchase Event (as defined below) shall have occurred and be continuing, provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further effect, except as to notices of exercise given prior thereto, on the Termination Date, which shall be the date on which occurs the earliest of (i) immediately prior to the Effective Time, as defined in Section 1.02 of the Reorganization Agreement, (ii) twelve
(12) months after the first occurrence of a Purchase Event, (iii) twelve (12) months following a termination of the Reorganization Agreement by ESB pursuant to Section 6.01(d) thereof prior to the occurrence of a Purchase Event; and (iv) a termination of the Reorganization Agreement in accordance with its terms (other than by ESB pursuant to Section 6.01(d) thereof) prior to the occurrence of a Purchase Event, provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable laws and regulations.

         (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) WSB or any of its subsidiaries shall have entered into an agreement with any person (other than ESB or any subsidiary thereof)
         (A) to merge, consolidate or enter into any similar transaction with such person, (B) for the disposition, by sale, lease, exchange or otherwise, of all or substantially all of the consolidated assets or deposits of WSB or any of its subsidiaries or (C) for the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or an option or right to acquire such securities) representing 15% or more of the voting power of WSB or any of its subsidiaries;

               (ii) any person (other than ESB or any subsidiary thereof) shall have acquired beneficial ownership of, or any group of persons shall have been formed which beneficially owns, 15% or more of the then outstanding Common Stock (any of the foregoing in Section 2(b)(i) or (ii) is hereinafter referred to as an "Acquisition Transaction");

               (iii) any person (other than ESB or any subsidiary thereof) shall have (A) commenced a tender offer or filed a registration statement under the Securities Act of 1933, as amended ("Securities Act"), with respect to an exchange offer to purchase or otherwise acquire control of 15% or more of the then outstanding shares of Common Stock (such offers being referred to herein as a "Tender Offer" and an "Exchange Offer," respectively); or

               (iv) the holders of the outstanding Common Stock shall not have approved the Reorganization Agreement (including the related Agreement of Merger) at the meeting of such holders called for such purpose pursuant to the Reorganization Agreement, such meeting shall not have been held or shall have been canceled prior to the termination of the Reorganization Agreement in accordance with its terms, or WSB's Board of Directors shall have withdrawn or modified in a manner which is adverse to ESB the recommendation of WSB's Board of Directors with respect to the Reorganization Agreement and the Agreement of Merger, in each case after it shall have been publicly announced that any person (other than ESB or any subsidiary thereof) shall have (A) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, (B) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (C) filed an application (or given notice), whether in draft or final form, under the Bank Holding Company Act of 1956, the Home Owners' Loan Act, the Bank Merger Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction or (D) any person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act"), in opposition to approval of the Reorganization Agreement by WSB's stockholders.

         (c) As used in this Agreement, (i) "beneficial ownership," "person" and "group of persons" shall have the meanings conferred thereon by Section 13(d) of the Exchange Act and the regulations promulgated thereunder and (ii) "commenced" shall have the meaning conferred thereon by Rule 14d-2 under the Exchange Act.

         (d) WSB shall promptly give written notice to ESB of the occurrence of a Purchase Event known to WSB. However, the giving of such notice by WSB shall not be a condition to the right of ESB to exercise the Option. If more than one transaction or event giving rise to a Purchase Event is undertaken or effected, then all such transactions shall give rise to only one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions or events are abandoned.

         (e) Notwithstanding the foregoing, WSB shall not be obligated to issue Shares upon exercise of the Option (i) in the absence of any required governmental, regulatory or stockholder approval or consent necessary for WSB to issue the Shares or for ESB to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Shares. If the Option is otherwise exercisable but cannot be exercised prior to termination as specified in Section 2(a) hereof solely because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall continue and will expire on the twentieth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

         3.    Notice of Exercise; Payment and Delivery of Shares.

         (a) In the event that ESB desires to exercise the Option, ESB shall send a written notice (the date of which being herein referred to as the "Notice Date") to WSB specifying the total number of Shares it will purchase and a place and date for the closing of such purchase, which date shall be not later than 60 calendar days nor earlier than three business days from the date such notice is given, unless additional time is needed to give notification to or to obtain approval from any governmental or regulatory authority and, if so required, three business days from the date on which the required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period with respect thereto shall have passed.

         (b) At any closing hereunder, (a)(i) ESB shall make payment to WSB of the aggregate Purchase Price for the Shares to be purchased by delivery to WSB of a certified, cashier's or bank check payable to the order of WSB in such amount or, if mutually agreed, by wire transfer of funds in such amount to an account designated in writing by WSB, or (ii) if requested by ESB, in lieu of the payment set forth in (a)(i) above, WSB shall issue to ESB a number of whole Shares determined by (A) multiplying the excess, if any, of the closing price of the Common Stock on the Notice Date over the Purchase Price by the number of Shares with respect to which the Option is being exercised, and (B) dividing such product by the Purchase Price; and (b) WSB shall deliver to ESB a certificate or certificates representing the Shares so purchased, registered in the name of ESB or its designee. WSB shall pay any and all federal, state and local taxes, or other charges that may be imposed upon ESB in connection with the preparation, issuance and delivery of stock certificates hereunder.

         4. Representations and Warranties of WSB. WSB hereby represents and warrants to ESB as follows:

         (a) This Agreement has been duly authorized, executed and delivered by WSB and constitutes a valid and binding agreement of WSB, enforceable against WSB in accordance with its terms, except to the extent that the obligations of WSB set forth in Sections 8(a) and (d) hereof may be unenforceable under applicable federal and state securities laws.

         (b) WSB has taken all necessary corporate and other action (excluding any required governmental or stockholder approvals) to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Shares upon the exercise of the Option terminates, will have reserved for issuance, upon any exercise of the Option, the number of Shares subject to the Option (less the number of Shares previously issued upon any partial exercise of the Option or as to which the Option may no longer be exercised). All of the Shares to be issued pursuant to the Option are duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all claims, liens, charges, encumbrances and security interests, and will not have been issued in violation of, and will not be subject to, any preemptive rights of any stockholders of WSB.

         (c) The execution, delivery and performance by WSB of this Agreement and the consummation of the transactions contemplated hereby (excluding any required governmental approvals) do not contravene, or constitute a default under, (i) the Articles of Incorporation or Bylaws of WSB or (ii) any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation binding upon WSB or any of its subsidiaries.

         5. Representations and Warranties of ESB. ESB hereby represents and warrants to WSB as follows:

         (a) This Agreement has been duly authorized, executed and delivered by ESB and constitutes a valid and binding agreement of ESB, enforceable against ESB in accordance with its terms, except to the extent that the obligations of ESB set forth in Sections 8(b) and (d) hereof may be unenforceable under applicable federal and state securities laws.

         (b) ESB is acquiring the Option for the purpose set forth in the second Whereas clause of this Agreement and hereby acknowledges that (i) the Option has not been, and the Shares may not be, registered under the Securities Act or any other applicable securities registration requirements and (ii) the Option and the Shares may not be transferred except in compliance with applicable registration requirements or an available exemption therefrom.

         6. Adjustment Upon Change in Capitalization, Etc. In the event of any change in the Common Stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of WSB which would have the effect of diluting or changing ESB's rights hereunder, the number and kind of shares or securities subject to the Option and the Purchase Price (but not the aggregate Purchase Price of the Shares) shall be appropriately and equitably adjusted so that ESB shall receive upon exercise of the Option the number and class of shares or other securities or property that ESB would have received in respect of the Shares that could have been purchased upon exercise of the Option if the Option could have been and had been exercised immediately prior to such event or the record date therefor, as applicable. In the event that after the date hereof WSB issues any additional shares of Common Stock other than pursuant to any event described in the preceding sentence or pursuant to the exercise of the Option, the number of shares of Common Stock which can be purchased pursuant to the Option shall be increased by an amount so that after such issuance the number of shares of Common Stock subject to the Option, less any shares previously acquired upon exercise of the Option, shall equal (a) 20.0% of the number of shares of Common Stock then issued and outstanding minus (b) one share, without giving effect to any shares which may be issued pursuant to the Option. WSB shall take such steps in connection with any consolidation, merger, liquidation or other such action as may be necessary to ensure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option. Nothing contained in this
Section 6 shall be deemed to authorize WSB to effect any of the changes contemplated by this Section 6 in breach of the provisions of the Reorganization Agreement.

         7.    Registration of the Shares.

         (a) If ESB requests WSB in writing to register under the Securities Act or any other applicable securities registration requirements Shares which have been purchased by ESB hereunder, WSB will use its best efforts to cause the Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by ESB of such Shares (and to keep such registration in effect for a period of at least 180 days) and in connection therewith shall prepare and file as promptly as reasonably possible (but in no event later than 45 days from receipt of ESB's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Shares by ESB in the manner specified by ESB in its request. In connection with such registration, WSB shall use its best efforts to cause to be delivered to ESB (and any other holder whose Shares are the subject of such registration) such certificates, opinions, accountants' letters and other documents as ESB (or any such other holder) shall reasonably request and are customarily rendered in connection with the registration of securities under the Securities Act. ESB shall provide all information reasonably requested by WSB for inclusion in any documents to be prepared hereunder. All expenses incurred by WSB in complying with the provisions of this
Section 7, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for WSB and blue sky fees and expenses shall be paid by WSB. Underwriting discounts and commissions to brokers and dealers relating to the Shares, fees and disbursements of counsel to ESB and any other expenses incurred by ESB in connection with such registration shall be borne by ESB. WSB shall not be obligated to make effective more than two registration statements pursuant to this Section 7(a).

         (b) WSB shall notify ESB in writing not less than ten business days prior to filing a registration statement under the Securities Act with respect to any Common Stock (other than a filing on Form S-4 or Form S-8) of WSB's intention so to file. If ESB wishes to have any portion of its Shares purchased hereunder included in such registration statement, it shall advise WSB in writing to that effect within five business days following receipt of such notice from WSB pursuant to the preceding sentence, and WSB will thereupon include the number of shares indicated by ESB under such registration statement, provided, however, that if the managing underwriter determines and advises WSB and ESB in writing that the inclusion in the registration statement of the number of shares indicated by ESB would interfere with the successful marketing of the Common Stock proposed to be registered and sold by WSB, then the number of shares indicated by ESB to be included in the underwriting shall be reduced or eliminated pro rata among all holders of shares of Common Stock requesting such registration, and further provided, however, that nothing herein shall prevent WSB from, at any time, abandoning or delaying any registration.

         (c) The rights provided under this Section 7 shall expire upon the third annual anniversary of the first acquisition of Shares by ESB hereunder.

         8.    Indemnification.

         (a)   In connection with any registration under the provisions of
Section 7 hereof, WSB shall indemnify and hold harmless ESB and any underwriter (as defined in the Securities Act) for ESB and each person who controls ESB or such underwriter within the meaning of the Securities Act, from and against any and all loss, damage, liability, cost and expense to which ESB or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by or arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any preliminary or final offering prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that WSB will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission so made in conformity with information furnished by ESB, such underwriter or such controlling persons in writing specifically for use in the preparation thereof.

         (b) ESB will indemnify and hold harmless WSB, any underwriter for WSB and each person who controls WSB or such underwriter within the meaning of the Securities Act, from and against any and all loss, damage, liability, cost and expense to which WSB or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by or arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any preliminary or final offering prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent that such untrue statement or omission was so made in conformity with information furnished by ESB in writing specifically for use in the preparation thereof.

         (c) Promptly after receipt by an indemnified party pursuant to the provisions of Section 8(a) or (b) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party pursuant to the provisions of Section 8(a) or (b), promptly notify the indemnifying party of the commencement thereof; except to the extent of any actual prejudice to the indemnifying party, the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of Section 8(a) or (b) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

         (d) If recovery is not available under the foregoing indemnification provisions, for any reason other than as expressly specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative fault, knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and/or prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

         9. Quotation. If the Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq Stock Market or any securities exchange, WSB, upon the request of ESB after the occurrence of a Purchase Event, will promptly file an application, if required, to authorize for quotation or trading or listing the Shares of Common Stock (or other securities to be acquired upon exercise of the Option pursuant to the terms of Section 6 hereof) on the Nasdaq Stock Market or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

         10. Further Assurances. WSB agrees to execute and deliver such documents and instruments and take such further actions as may be necessary or appropriate or as ESB may reasonably request in order to ensure that ESB receives the full benefits of this Agreement (including, without limitation, the prompt filing of any required notice or application for approval with any applicable federal or state regulatory agency and the expeditious processing of the same). Prior to the Termination Date, WSB will refrain from taking any action which would have the effect of preventing or interfering with the delivery by WSB of the Shares (or other securities deliverable pursuant to Section 6 hereof) to ESB upon any exercise of the Option or from otherwise performing its obligations under this Agreement.

         11.   Total Profits

         (a) Notwithstanding any other provision of this Agreement, in no event shall ESB's Total Profit (as hereinafter defined) exceed $250,000 and, if it otherwise would exceed such amount, ESB, at its sole election, shall either
(i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to WSB for cancellation Shares previously purchased by ESB, (iii) pay cash to WSB or (iv) any combination thereof, so that ESB's actually realized Total Profit shall not exceed $250,000 after taking into account the foregoing actions. As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by ESB pursuant to WSB's repurchase of the Option (or any portion thereof), (ii) (x) the amount received by ESB pursuant to WSB's repurchase of Shares, less (y) ESB's purchase price for such Shares, (iii) (x) the net cash amounts received by ESB pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) ESB's purchase price of such Shares and (iv) any amounts received by ESB on the transfer of the Option (or any portion thereof) to any unaffiliated party.

         (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as hereinafter defined) of more than $250,000, provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date. As used herein, the term "Notional Total Profit" with respect to any number of shares as to which ESB may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Shares held by ESB and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         12. Remedies. The parties agree that ESB would be irreparably damaged if for any reason WSB failed to issue any of the Shares (or other securities deliverable pursuant to Section 6 hereof) upon exercise of the Option or to perform any of its other obligations under this Agreement, and that ESB would not have an adequate remedy at law in such event. Accordingly, ESB shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by WSB. This provision is without prejudice to any other rights that ESB may have against WSB for any failure to perform its obligations under this Agreement.

         13.   Miscellaneous.

         (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telecopy or telex addressed as follows:

                  (i)      If to ESB, to:

                           ESB Financial Corporation
                           600 Lawrence Avenue
                           Ellwood City, Pennsylvania  16117
                           Attn:  Charlotte A. Zuschlag

                           Copy to:

                           Elias, Matz, Tiernan and Herrick L.L.P.
                           734 15th Street, N.W.
                           Washington, D.C.  20005
                           Attn:  Raymond A. Tiernan, Esq.
                                  Gerald F. Heupel, Jr. Esq.

                  (ii)     If to WSB, to:

                           WSB Holding Company
                           807 Middle Street
                           Pittsburgh, Pennsylvania  15212
                           Attn:  Robert D. Neudorfer

                           Copy to:

                           Brabender & Guehl
                           1910 Cochran Road, Suite 110
                           Manor Oak Two
                           Pittsburgh, Pennsylvania 15220
                           Attn:  Johanna C. Guehl, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         (c) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         If for any reason any court or regulatory agency determines that the Option will not permit the holder to acquire the full number of Shares, it is the express intention of WSB to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

         (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of laws thereof.

         (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         (f) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

         (g) Assignment. ESB may assign this Agreement to any wholly owned subsidiary of ESB. ESB may not, without the prior written consent of WSB, assign this Agreement to any other person in whole or in part, provided that upon the occurrence of and following a Purchase Event, ESB may sell, transfer, assign or otherwise dispose of its rights and obligations hereunder in whole or in part without such consent. In the case of any permitted sale, transfer, assignment or disposition in part of this Option, WSB shall do all things necessary to facilitate the same and the person to whom this Option is sold, transferred assigned or disposed of shall agree in writing to the terms and conditions hereof. This Agreement shall not be assignable by WSB except by operation of law. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (h) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person (other than an assignee or transferee of ESB pursuant to Section 13(g) hereof) any rights or remedies of any nature whatsoever under or by any reason of this Agreement.

         14. Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

         IN WITNESS WHEREOF, ESB and WSB have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                           ESB  FINANCIAL CORPORATION


Attest:

/s/ Frank D. Martz                    By:  /s/ Charlotte A. Zuschlag
----------------------------------         -------------------------------------
Frank D. Martz                             Charlotte A. Zuschlag
Group Senior Vice President                President and Chief Executive Officer
  of Operations and Secretary


                                           WSB  HOLDING  COMPANY

Attest:

/s/ Johanna C. Guehl                  By:  /s/ Robert D. Neudorfer
----------------------------------         -------------------------------------
Johanna C. Guehl                           Robert D. Neudorfer
Secretary                                  President and Chief Executive Officer

                                                                      APPENDIX C


July 26, 2001



Board of Directors
WSB Holding Company
Workingmens Bank
807 Middle Street
Pittsburgh, PA 15212

Members of the Board of Directors:

You have requested our written opinion, as an independent financial advisor to WSB Holding Company ("WSB") and its wholly owned subsidiary Workingmens Bank (the "Bank"), Pittsburgh, Pennsylvania, as to the fairness, from a financial point of view to the common shareholders of WSB, of the consideration proposed in the Agreement and Plan of Merger dated May 16, 2001 (the "Agreement"), pursuant to which WSB will be acquired by ESB Financial Corporation ("ESB"). FinPro previously provided the WSB Board of Directors with an oral opinion on May 16, 2001, that the consideration offered was fair, from a financial point of view, to the common shareholders of WSB, as of that date.

Pursuant to the Agreement and discussions with management, 100% of the issued and outstanding shares of WSB common stock will be acquired for 49% cash and 51% stock by ESB. The consideration will be $17.10 per share of WSB common stock.

The merger will be accounted for under the purchase method of accounting. The cash portion of the consideration may be taxable to WSB common shareholders.

FinPro, Inc. ("FinPro") provides investment-banking services to the bank and thrift industry, including appraisals and valuations of bank and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the Pennsylvania bank and thrift market and financial institutions operating in that market. The WSB Board of Directors chose FinPro because of its expertise, experience and familiarity with the bank and thrift industry.

In connection with its opinion, FinPro reviewed and considered, among other things:

(i)    the Agreement and the exhibits thereto;
(ii)   changes in the market for bank and thrift stocks;
(iii)  the performance of ESB and WSB common stock;
(iv)   trends and changes in the financial condition of ESB and WSB;
(v) the level of nonperforming loans and corresponding level of the loan loss allowance of ESB and WSB;
(vi) the most recent annual report to shareholders and annual report on Form 10-K or 10-KSB of ESB and WSB;
(vii)  quarterly reports on Form 10-Q or 10-QSB of ESB and WSB;
(viii) the budgets of ESB and WSB;
(ix)   recent regulatory exam reports of WSB, the Bank, ESB and ESB Bank;
(x)    the minutes of meetings the of Board of Directors of ESB and WSB; and
(xi)   other market data, studies and analyses that were considered appropriate.

Board of Directors
WSB Holding Company
July 26, 2001

Page 2


In rendering its opinion, FinPro did not independently verify the financial data provided by or on behalf of ESB and WSB, but instead relied upon and assumed the accuracy and completeness of the data provided.

We have also had discussions with the management of ESB and WSB regarding their respective financial results and have analyzed the most current financial data available on ESB and WSB.

We have considered certain financial data of WSB and have compared that data with similar data for other thrift institutions and their holding companies which have recently merged or been acquired. Furthermore, we have considered the financial terms of these business combinations involving said thrift institutions and their holding companies.

In reaching our opinion, we took into consideration the financial benefits of the proposed transaction to WSB common shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by ESB and WSB, it is our opinion as of this date, that the proposed consideration is fair and equitable to WSB common shareholders from a financial point of view.

WSB retained FinPro to act as independent financial advisor, to render general advisory services and also to specifically advise WSB in connection with its merger and acquisition activities. Pursuant to its engagement, FinPro has been paid a fee for rendering its oral opinion relating to the merger at the May 16, 2001 meeting of the WSB Board. WSB will pay FinPro a fee equal to $80,000 plus expenses for rendering its professional services and for issuing its opinion.

Prior to being retained as WSB's financial advisor, FinPro provided professional services to WSB. The revenues derived from these services are insignificant when compared to FinPro's total gross revenues.


                                          Respectfully Submitted,

                                          /s/ FinPro, Inc.


                                          FinPro, Inc.
                                          Liberty Corner, New Jersey

                                                                      APPENDIX D

          Pennsylvania Business Corporation Law of 1988, as Amended,
                    Provisions For Dissenting Shareholders

Subchapter D.--Dissenters Rights.

(S) 1571. Application and effect of subchapter.

          (a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

          Section 1906(c) (relating to dissenters rights upon special treatment).

          Section 1930 (relating to dissenters rights).

          Section 1931(d) (relating to dissenters rights in share exchanges).

          Section 1932(c) (relating to dissenters rights in asset transfers).

          Section 1952(d) (relating to dissenters rights in division).

          Section 1962(c) (relating to dissenters rights in conversion).

          Section 2104(b) (relating to procedure).

          Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

          Section 2325(b) (relating to minimum vote requirement).

          Section 2704(c) (relating to dissenters rights upon election).

          Section 2705(d) (relating to dissenters rights upon renewal of election).

          Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

          Section 7104(b)(3) (relating to procedure).

          (b) Exceptions.--(1)    Except as otherwise provided in paragraph (2),
the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

                           (i)  listed on a national securities exchange; or

                           (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

                 (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                         (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                         (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

                         (iii) Shares entitled to dissenters rights under
               section 1906(c) (relating to dissenters rights upon special treatment).

               (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

          (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

          (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

               (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

               (2)       a copy of this subchapter.

          (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

          (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

          (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

(S) 1572. Definitions.

          The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

(S) 1573. Record and beneficial holders and owners.

          (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

          (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

(S) 1574. Notice of intention to dissent.

          If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

(S) 1575. Notice to demand payment.

          (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

               (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

               (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

               (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

               (4)  Be accompanied by a copy of this subchapter.

          (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

(S) 1576. Failure to comply with notice to demand payment, etc.

          (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

          (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

          (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(S) 1577. Release of restrictions or payment for shares.

          (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

          (b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

          (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporation action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

               (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

               (2) A statement of the corporation's estimate of the fair value of the shares.

               (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

          (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

(S) 1578. Estimate by dissenter of fair value of shares.

          (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

          (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(S) 1579. Valuation proceedings generally.

          (a) General rule.--Within 60 days after the latest of:

                 (1)     Effectuation of the proposed corporate action;

                 (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

                 (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

          (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

          (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

          (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

          (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

(S) 1580. Costs and expenses of valuation proceedings.

          (a)    General rule.-- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

          (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

          (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

(S) 1930. Dissenters rights.

          (a) General rule.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

          (b) Plans adopted by directors only.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

          (c) Cross references.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     In accordance with the Pennsylvania General Corporation Law, Article 9 of the Registrant's articles of incorporation and Article VIII of the Registrant's bylaws provide as follows:

Article 9 of Articles of Incorporation

     A. Personal Liability of Directors. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that by law a director's liability for monetary damages may not be limited.

     B. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action , suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust of other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Pennsylvania law.

     C. Advancement of Expenses. Reasonable expenses incurred by a director, officer or employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Article 9.B may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that person is not entitled to be indemnified by the Corporation.

     D. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 9 shall not be deemed exclusive or any other rights to which those seeking indemnification of advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     E. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have te power to indemnify him against such liability under the provisions of this Article 9.

     F. Security Fund; Indemnity Agreements. By such action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 9.

     G. Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 9 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 9, and no amendment or termination of any trust or other fund created pursuant to Article 9.F hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

         H. Proceeding. Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 9, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

Article VIII of Bylaws

         A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director to the extent set forth in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same effect as if they were set forth herein.

Item 21. Exhibits and Financial Statements Schedules

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)  List of Exhibits (filed herewith unless otherwise noted)

2.1 Agreement and Plan of Reorganization, dated as of May 16, 2001, between ESB Financial Corporation and WSB Holding Company is included as Appendix A to the Proxy Statement/Prospectus
2.2 Stock Option Agreement, dated as of May 16, 2001, between ESB Financial Corporation and WSB Holding Company is included as Appendix B to the Proxy Statement/Prospectus
2.3 Stockholders Agreement, dated May 16, 2001, by and among ESB Financial Corporation and the directors and executive officers of WSB Holding Company (1)
3.1      Amended and Restated Articles of Incorporation of ESB Financial
         Corporation(2)
3.2      Bylaws of ESB Financial Corporation(2)
4.1      Specimen Stock Certificate of ESB Financial Corporation(3)

5.1      Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality*
8.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: federal tax matters

10.1     Stock Option Plan (3)(7)
10.2     Employee Stock Ownership Plan (3)(7)
10.3     Management Development and Recognition Plan and Trust Agreement (3)
         (7)
10.4     Employment Agreement with Charlotte A. Zuschlag (3)(7)
10.5     1992 Stock Incentive Plan (4)(7)
10.6     1997 Stock Option Plan (5)(7)
10.7     2001 Stock Option Plan (6)(7)
10.8 Change of Control Agreement among ESB Financial Corporation, ESB Bank, F.S.B. and Charles P. Evanoski (Representative of similar agreements entered into with Frank D. Martz, Todd F. Palkovich, Robert C. Hilliard and Thomas Angotti)(5)(7)
23.1     Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibits
         5.1 and 8.1, respectively)

23.2 Consent of Ernst & Young LLP (independent auditors for ESB Financial Corporation)*
23.3     Consent of KPMG LLP (independent auditors for ESB Financial
         Corporation)
23.4 Consent of S. R. Snodgrass, A.C. (independent auditors for WSB Holding Company)*
23.5     Consent of Stokes & Hinds LLC (independent auditors for WSB Holding
         Company)*
23.6     Consent of FinPro, Inc.*
24.1 Power of Attorney (included in signature page of the original filing of this Registration Statement)*
99.1     Form of proxy for the WSB special meeting*
99.2     Other WSB solicitation matters*


___________

*        Previously filed.

(1) Incorporated by reference from the Current Report on Form 8-K filed by ESB Financial Corporation with the SEC on May 17, 2001.

(2) Incorporated by reference from the Current Report on Form 8-K filed by ESB Financial Corporation with the SEC on March 27, 1991.

(3) Incorporated by reference from the Registration Statement on Form S-4 (Registration No. 33-39219) filed by ESB Financial Corporation with the SEC on March 1, 1991.

(4) Incorporated by reference from the Annual Report on From 10-K filed by ESB Financial Corporation with the SEC on March, 29, 1993.

(5) Incorporated by reference from the Annual Report on From 10-K filed by ESB Financial Corporation with the SEC on March 30, 1998.

(6) Incorporated by reference from the definitive proxy statement filed by ESB Financial Corporation with the SEC on March 16, 2001.

(7)       Management contract or compensatory plan or arrangement.

     (b)  Financial Statement Schedules

          All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

     (c)  Reports, Opinions, or Appraisals of Outside Parties

          The opinion of FinPro, Inc. is included as Appendix C to the Proxy Statement/Prospectus.

Item 22.  Undertakings.


     The undersigned Registrant hereby undertakes:

       (A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona
                                                                           ----
fide offering thereof.
----

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

      (B) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (C) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10 (b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


      (D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (F)      That every prospectus: (i) that is filed pursuant to paragraph
(E) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
            ---- ----

      (G) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Pennsylvania on July 20, 2001.

                         ESB FINANCIAL CORPORATION


                         By: /s/ Charlotte A. Zuschlag
                             -------------------------------------
                             Charlotte A. Zuschlag
                             President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Name                                 Title                               Date
------------------------------     ---------------------------------------     -------------
/s/ Charlotte A. Zuschlag          President, Chief Executive Officer and      July 20, 2001
------------------------------     Director (principal executive officer)
Charlotte A. Zuschlag

/s/ Charles P. Evanoski            Group Senior Vice President and Chief       July 20, 2001
------------------------------     Financial Officer (principal financial
Charles P. Evanoski                and accounting officer)


/s/ William B. Salsgiver*          Chairman of the Board                       July 20, 2001
------------------------------
William B. Salsgiver

/s/ Herbert S. Skuba*              Vice Chairman of the Board                  July 20, 2001
------------------------------
Herbert S. Skuba

/s/ George William Blank, Jr*      Director                                    July 20, 2001
------------------------------
George William Blank, Jr.

/s/ Charles Delman*                Director                                    July 20, 2001
------------------------------
Charles Delman

/s/ Lloyd L. Kildoo*               Director                                    July 20, 2001
------------------------------
Lloyd L. Kildoo

/s/ Mario J. Manna                 Director                                    July 20, 2001
------------------------------
Mario J. Manna

/s/ Edmund C. Smith*               Director                                    July 20, 2001
------------------------------
Edmund C. Smith

/s/ Edwin A. Thaner*               Director                                    July 20, 2001
------------------------------
Edwin A. Thaner

________________________________
*By Charlotte A. Zuschlag, Attorney-in-fact.